Executed Version - Exhibit 4.1

THE NOTES ISSUED PURSUANT TO THIS NOTE PURCHASE AGREEMENT HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN SECTION 1273(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND U.S. TREASURY REGULATION SECTION 1.1273-1 PROMULGATED THEREUNDER). THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY OF THE NOTES MAY BE OBTAINED BY WRITING TO THE ISSUER (AS DEFINED HEREIN) AT ITS ADDRESS AS SPECIFIED HEREIN.

Riley Exploration – Permian, LLC

SENIOR UNSECURED NOTES DUE 2028

$200,000,000 Note Purchase Agreement
DATED AS OF April 3, 2023

Exhibit 4.1
TABLE OF CONTENTS
i

Exhibit 4.1

Exhibit 4.1

Exhibit 4.1

Exhibit 4.1
v

Exhibit 4.1

Section 11.28 Replacement of Notes	117
Section 11.29 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	117
Section 11.30 Independence of Covenants	117

Exhibit 4.1

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1.02(a)	Guarantors
	4.04	Litigation
	4.11	Insurance
	4.14	Subsidiaries
	4.18	Gas Imbalances
	4.19	Marketing of Production
	4.20	Hedging Transactions
	7.01	Indebtedness
	7.02	Liens
	7.04	Investments
	11.17	Compliance Personnel

EXHIBITS:	A	Form of Note Purchase Notice
	B	Form of Note
	C	Form of Closing Date Certificate
	D	Form of Compliance Certificate
	E	Form of Solvency Certificate
	F	Form of Assignment Agreement
	G-1	Form of U.S. Tax Compliance Certificate
	G-2	Form of U.S. Tax Compliance Certificate
	G-3	Form of U.S. Tax Compliance Certificate
	G-4	Form of U.S. Tax Compliance Certificate
	H	Form of Reserve Report Certificate

Exhibit 4.1
RILEY EXPLORATION – PERMIAN, LLC
This NOTE PURCHASE AGREEMENT, dated as of April 3, 2023 (together with any amendments, restatements, supplements or other modifications hereto, this “Agreement”), is entered into by and among RILEY EXPLORATION – PERMIAN, LLC, a Delaware limited liability company (the “Issuer”); RILEY EXPLORATION PERMIAN, INC., a Delaware corporation (the “Parent”); each of the Subsidiaries of the Issuer party hereto as Guarantors; the banks, financial institutions, lending institutions and other investors from time to time party hereto as Holders; and U.S. Bank Trust Company, National Association, as agent for the Holders (in such capacity, the “Agent”).
W I T N E S S E T H:
In consideration of the mutual covenants and agreements contained herein and the Notes to be purchased by the Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.0aTerms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
Section 1.0bDefinitions. The following terms used herein, including in the preamble, recitals, appendices, exhibits and schedules hereto, shall have the following meanings:
“Accepting Holders” as defined in Section 2.09(g).
“Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” means the power, directly or indirectly, either to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise; provided that, without limiting the generality of the foregoing, any Person that owns directly or indirectly more than ten percent (10%) of Capital Stock having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “Control” such other Person. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.
“Agent” as defined in the preamble hereto.
“Agent Fee Letter” means that certain Fee Letter dated as of the Closing Date between the Issuer and the Agent.
“Agent’s Account” means an account designated by the Agent from time to time (by written notice to the Issuer) as the account into which the Note Parties shall make all payments to the Agent for the benefit of the Agent and the Holders under this Agreement and the other Note Documents.
“Agent’s Office” means the “Agent’s Office” as set forth on Appendix B or such other office as the Agent may from time to time designate in writing to the Issuer and each Holder.

Exhibit 4.1
“Aggregate Amounts Due” as defined in Section 2.11.
“Aggregate Elected Commitment Amount” has the meaning given to such term in the RBL Credit Agreement.
“Aggregate Elected Commitment Cap” means, as of any date of determination, an amount equal to (a) seventy percent (70%) of the Total PDP PV-10 as of such date minus (b) the aggregate Exposure of all of the Holders as of such date.
“Agreement” as defined in the preamble hereto.
“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, or any SOFR or ABR floor greater than one percent (1.00%), in each case, incurred or payable by the debtor generally to all the lenders of such Indebtedness; provided that (a) original issue discount and upfront fees shall be equated to interest rate assuming a four (4) year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness), and (b) “All-In Yield” shall not include (i) increases in the Applicable Margin (as defined in the RBL Credit Agreement) that result solely from increases in the amount of RBL Credit Exposures that result in an increase to the Borrowing Base Utilization Percentage (as defined in the RBL Credit Agreement), (ii) the application of any default rate, (iii) any customary amendment fees, engagement fees, arrangement fees, structuring fees, commitment fees, underwriting fees, administrative agency fees, or similar fees (not generally paid to all lenders), (iv) any customary consent or upfront fees for reserve based loan facilities (including customary borrowing base and elected commitment increase fees for reserve based loan facilities) paid to consenting or increasing lenders, (v) any customary letter of credit fees in connection with the issuance, maintenance and administration thereof, and administrative agent, letter of credit issuer and swingline issuer fees paid to such parties in their respective capacities, or (vi) any ticking or commitment fees on undrawn commitments.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010 (as amended) and all other laws, rules and regulations of any jurisdiction applicable to the Parent and its Subsidiaries concerning or relating to bribery or corruption.
“Applicable Consolidated Total Debt” means, at any date, Consolidated Total Debt as of such date less the amount of Unrestricted Cash held in accounts of any Note Party as of such date up to twenty million Dollars ($20,000,000).
“Applicable Office” means the office through which a Holder’s investment in any Note is made.
“Applicable Rate” means, with respect to any Note, a rate per annum equal to ten and one-half percent (10.50%).
“Approved Counterparty” means (a) any Person who, at the time of entering into a Hedging Transaction, is an RBL Lender or an Affiliate of an RBL Lender, (b) any other Person who (or whose credit support provider), at the time of entering into a Hedging Transaction, has a long term senior unsecured debt rating no worse than A-/A3 by S&P or Moody’s (or their equivalent), respectively, (c) BP Energy Company, Cargill Incorporated or, in either case, one of its affiliate similarly capable in providing hedging services or (d) any other Person that is approved in writing by the Requisite Holders.
“Approved Electronic Platform” means IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other similar electronic platform chosen by the Agent (in consultation with the Issuer) to be its electronic transmission system.
“Approved Fund” means any Person (other than a natural person or any holding company, investment vehicle, or trust owned and operated for the primary benefit of a natural person) (a) that is engaged in making, purchasing, holding or investing in loans, private placements and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Holder, (ii) an Affiliate of a Holder or (iii) an entity or an Affiliate of an entity that administers or manages a Holder or (b) that is on a written list provided by EOC to the Issuer prior to the Closing Date.

Exhibit 4.1
“Approved Petroleum Engineers” means (a) Netherland Sewell & Associates, Inc. and (b) any other independent petroleum engineers reasonably acceptable to the Requisite Holders.
“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) Total PDP PV-10 as of such date to (b) Applicable Consolidated Total Debt as of such date.
“Asset Sale” as defined in Section 7.06. It is understood and agreed that “Asset Sale” shall not be deemed to include any issuance of Capital Stock by the Parent or any of its Subsidiaries.
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit F or such other form reasonably acceptable to the Requisite Holders.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Obligations” means, collectively, all obligations and other liabilities of any Note Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” has the meaning assigned to such term in the RBL Credit Agreement.
“Bank Products” means any of the following services provided to any Note Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services. For the avoidance of doubt, Bank Products shall not include or be considered to include any investment banking services.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Blocked Prepayment Amount” as defined in Section 2.09(h).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors or other applicable governing body of the general partner of the partnership; (c) with respect to a limited liability company, the manager, managers, managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

Exhibit 4.1
“Borrowing Base” means, at any particular time, the Dollar amount determined to be the “Borrowing Base” in accordance with the terms of the RBL Credit Agreement, including any redetermination or adjustment thereof in accordance with the terms of the RBL Credit Agreement.
“Borrowing Base Deficiency” means, at the time in question, the amount by which the total RBL Credit Exposures at such time exceeds the Borrowing Base then in effect.
“Business Day” means any day excluding Saturday, Sunday and any other day on which commercial banks in New York, New York or, with respect to any payment hereunder, the place of payment are authorized or required by law to close.
“Called Principal” means, with respect to any Note, the amount of principal of such Note that is to be prepaid pursuant to Section 2.08, Section 2.09(c), Section 2.09(d) or Section 2.09(e) or has become or is declared to be immediately due and payable pursuant to Section 8.01, as the context requires.
“Capital Lease Obligations” means, in respect of any Person, all obligations of such Person to pay rent or other amounts under Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital (or finance) leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder. It is understood that this definition is subject to the terms and conditions set forth in Section 1.03.
“Capital Stock” means all shares, options, warrants, general or limited partnership interests, membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Note Parties.
“Change in Control” means the occurrence of one or more of the following events:
(1)the failure of the Parent to (i) directly own one hundred percent (100%) of the Capital Stock of the Issuer or (ii) directly possess the power to direct or cause the direction of the management and policies of the Issuer;
(2)(i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Parent or the Issuer to any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Investors, of fifty percent (50%) or more of the outstanding shares of the voting equity interests of the Parent, or (iii) during any period of twenty four (24) consecutive months, a majority of the members of the Board of Directors of the Parent cease to be composed of individuals who are Continuing Directors; or
(3)any “change in control” or similar event occurs (as set forth in the agreements relating to the Parent or the Issuer’s Capital Stock or the RBL Loan Documents) (i) in respect of agreements relating to the Parent or the Issuer’s Capital Stock, that causes the Parent or the Issuer or any of their respective Subsidiaries to repurchase or redeem, or pursuant to such event be required to repurchase or redeem, all or any part of the Capital Stock of the Parent or the Issuer for cash or (ii) under the RBL Loan Documents.

Exhibit 4.1
“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.01 have been (a) satisfied or (b) waived by the Holders.
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit C.
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute.
“Co-Invest Funds” means Yorktown Energy Partners IV, L.P., a Delaware limited partnership, Yorktown Energy Partners V, L.P., a Delaware limited partnership, Yorktown Energy Partners VI, L.P., a Delaware limited partnership, Yorktown Energy Partners VII, L.P., a Delaware limited partnership, Yorktown Energy Partners VIII, L.P., a Delaware limited partnership, Yorktown Energy Partners IX, L.P., a Delaware limited partnership, Yorktown Energy Partners X, L.P., a Delaware limited partnership, Yorktown Energy Partners XI, L.P., a Delaware limited partnership, and any other co-investment vehicle formed by any Yorktown Fund to directly invest in the Issuer or the Parent.
“Combined Reserve Report” means a Reserve Report evaluating the Proved Reserves attributable to the Oil and Gas Properties of the Note Parties after giving effect to the Transactions with an ‘as of date’ of, on or about January 1, 2023 prepared by the Approved Petroleum Engineers.
“Commitment” means, as to any Holder, the commitment of such Holder to purchase a Note on the Closing Date in the manner set forth in Section 2.01. “Commitments” means such commitments of all of the Holders in the aggregate. The amount of each Holder’s Commitment is set forth on Appendix A.
“Commodity Account” has the meaning assigned to such term in the UCC.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.
“Communications” as defined in Section 9.08(a).
“Competitor” means any Person, the primary portion of whose operating business consists of an operating business similar to or in competition with the business of the Note Parties.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit D or such other form reasonably acceptable to the Requisite Holders.
“Confidential Information” as defined in Section 11.17.
“Conforming Borrowing Base” means a conforming borrowing base determined based on customary oil and gas lending criteria as they exist at the particular time for banks that are in the business of valuing and redetermining the value of oil and gas properties in connection with reserve-based oil and gas loan transactions in the United States, including by employing customary mechanisms for periodic redeterminations thereof.
“Consolidated EBITDAX” means, for the Parent and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, and without duplication, (i) Consolidated Interest Expense for such period, (ii) income tax expense determined on a consolidated basis in accordance with GAAP for such period, (iii) depreciation, depletion, accretion and amortization determined on a consolidated basis in accordance with GAAP for such period, (iv) exploration expenses determined on a consolidated basis in accordance with GAAP for such period, (v) non-cash charges resulting from the requirements of ASC 410, 718 and 815 in respect of any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, (vi) fees, costs and expenses incurred in such period in connection with the Transactions and paid in cash up to an aggregate amount not to exceed fifteen million

Exhibit 4.1
Dollars ($15,000,000), (vii) transaction costs, expenses and charges with respect to the acquisition or disposition of Oil and Gas Properties or the incurrence, issuance, repayment, refinancing, amendment, restructuring or other modification of Indebtedness or issuance of Capital Stock, in each case including any transaction undertaken but not completed, incurred in such period up to an aggregate amount not to exceed five million Dollars ($5,000,000) in any Fiscal Year, and (viii) all other non-cash charges acceptable to the Requisite Holders determined on a consolidated basis, minus (c) to the extent included in determining Consolidated Net Income for such period, all noncash income added to Consolidated Net Income for such period (without duplication in respect of items considered in the definition of Consolidated Net Income hereunder); provided that, to the extent that during such period any Note Party shall have consummated an acquisition permitted under this Agreement or any sale, transfer or other disposition of any Person, business, property or assets permitted under this Agreement, Consolidated EBITDAX shall be calculated on a Pro Forma Basis with respect to such Person, business, property or assets so acquired or disposed of. For the avoidance of doubt, no amounts of the Unrestricted Subsidiaries of the Parent and its Subsidiaries shall be taken into account in calculating Consolidated EBITDAX, except to the extent provided in the last sentence of the definition of “Consolidated Net Income”. The calculation of “Consolidated EBITDAX” for (a) the Fiscal Quarters ending December 31, 2022, March 31, 2023, and June 30, 2023, shall be calculated as follows: (x) for the Fiscal Quarter ending December 31, 2022, the sum (without duplication) of (1) “Consolidated EBITDAX” and (2) “Specified Acquired Assets Net Income”, in each case, for such Fiscal Quarter multiplied by four (4); (y) for the Fiscal Quarter ending March 31, 2023, the sum (without duplication) of (1) “Consolidated EBITDAX” and (2) “Specified Acquired Assets Net Income”, in each case, for such Fiscal Quarter and the immediately preceding Fiscal Quarter multiplied by two (2); and (z) for the Fiscal Quarter ending June 30, 2023, the sum (without duplication) of (1) “Consolidated EBITDAX” and (2) “Specified Acquired Assets Net Income”, in each case, for such Fiscal Quarter and the two immediately preceding Fiscal Quarters multiplied by four-thirds (4/3), and (b) the Fiscal Quarters ending September 30, 2023, December 31, 2023 and March 31, 2024 shall be calculated as follows: (x) for the Fiscal Quarter ending September 30, 2023, “Consolidated EBITDAX” for such Fiscal Quarter multiplied by four (4); (y) for the Fiscal Quarter ending December 31, 2023, “Consolidated EBITDAX” for such Fiscal Quarter and the immediately preceding Fiscal Quarter multiplied by two (2); and (z) for the Fiscal Quarter ending March 31, 2024, “Consolidated EBITDAX” for such Fiscal Quarter and the two immediately preceding Fiscal Quarters multiplied by four-thirds (4/3).
“Consolidated Interest Expense” means, for the Parent and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, total interest expense, including, without limitation, the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period). For the avoidance of doubt, no amounts of the Unrestricted Subsidiaries of the Parent and its Subsidiaries shall be taken into account in calculating Consolidated Interest Expense.
“Consolidated Net Income” means, for the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any write-ups of assets or write-downs of assets (other than the sale of inventory in the ordinary course of business), (c) any equity interest of the Parent or any Subsidiary of the Parent in the unremitted earnings of any Person that is not a Subsidiary except to the extent of cash dividends actually received from income it generates, (d) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any Subsidiary or the date that such Person’s assets are acquired by the Parent or any Subsidiary, (e) the cumulative effect of any change in GAAP and (f) any net after tax effect on income (or loss) attributable to the early extinguishment, cancellation, termination or unwinding of Indebtedness, swap agreements or other derivative instruments. For the avoidance of doubt, no amounts of the Unrestricted Subsidiaries of the Parent and its Subsidiaries shall be taken into account in calculating Consolidated Net Income, except to the extent of the amount of dividends or distributions actually paid in cash during such period by any Unrestricted Subsidiary from income it generates to the Parent or to a Subsidiary, as the case may be.
“Consolidated Total Debt” means, at any date, all Indebtedness of the Parent and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in clause (l) of the definition thereof. For the avoidance of doubt, no amounts of the

Exhibit 4.1
Unrestricted Subsidiaries of the Parent and its Subsidiaries shall be taken into account in calculating Consolidated Total Debt.
“Continuing Director” means, with respect to any period, any individuals (a) who were members of the Board of Directors of the Parent on the first day of such period, (b) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of that Board of Directors, or (c) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that Board of Directors.
“Contractual Obligation” of any Person means any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control Agreement” means a control agreement entered into with the RBL Agent and the bank, securities intermediary, commodity intermediary, or other entity at which any Deposit Account, Securities Account or Commodity Account is maintained by any Note Party in accordance with the RBL Credit Agreement or any other RBL Loan Document.
“Cure Amount” as defined in Section 7A.01(b).
“Cure Certificate” as defined in Section 7A.01(b).
“Cure Period” as defined in Section 7A.01(b).
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declining Holder” as defined in Section 2.09(g).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means the interest rate payable pursuant to Section 2.06(c).
“Defensible Title” means, as to any proved Oil and Gas Property, defensible title to such proved Oil and Gas Property and such title held by a Note Party (a) entitles such Note Party to receive not less than the “Net Revenue Interest” set forth in the most recent Reserve Report with respect to such proved Oil and Gas Property, except as otherwise disclosed in such Reserve Report; (b) does not obligate such Note Party to bear costs and expenses relating to operations on and the maintenance and development of such proved Oil and Gas Property in an amount in excess of the “Working Interest” set forth in the most recent Reserve Report with respect to such proved Oil and Gas Property (except to the extent that such Note Party is obligated under an operating agreement to assume a portion of a defaulting or non-consenting party’s share of costs), except as disclosed in such Reserve Report; and (c) is free and clear of Liens prohibited by this Agreement under Section 7.02; provided that clauses (a) and (b) are subject to any Asset Sales in compliance with Section 7.06 since delivery of such applicable Reserve Report.
“Deposit Account” has the meaning assigned to such term in the UCC.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as

Exhibit 4.1
that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Disqualified Capital Stock” as defined in Section 7.01.
“Disqualified Holders” means (a) those Persons identified by the Issuer to the Agent and the Holders in writing on or prior to the Closing Date (as such list may be updated from time to time after the Closing Date with the consent of the Requisite Holders), (b) any Competitor of the Parent or any of its Subsidiaries separately identified by the Issuer to the Agent and the Holders in writing from time to time, (c)(i) any reasonably known Affiliates of the Persons referred to in clause (a) and clause (b) of this definition, readily identifiable by their names, and (ii) any other Affiliates of such Persons designated in writing by the Issuer to the Agent and the Holders from time to time, and (d) such other Persons as may be agreed to by the Requisite Holders and identified by the Issuer to the Agent and the Holders in writing from time to time.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“DrillCo” means any arrangement commonly referred to as a “drilling company” or “drillco joint venture”, including any working interest, other asset-level or preferred or other joint venture, farm-out, or similar structure and/or partnership agreement or arrangement whereby one or more Persons ‘carries’ a material portion of the financing costs of the development of Oil and Gas Properties for one or more other Persons.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Environmental Claim” means any notice, notice of noncompliance, violation or potential responsibility, legally-binding directive, claim, action, suit, arbitration, complaint, proceeding, demand, abatement order or other order by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health or safety (to the extent relating to exposure to Hazardous Materials), natural resources or the environment.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including, without limitation, the Oil Pollution Act of 1990 (“OPA”), the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Safe Drinking Water Act, the Toxic Substances Control Act, the Superfund Amendments and Reauthorization Act of 1986, and the Hazardous Materials Transportation Act. For the purposes of this definition, Section 4.04 and Section 6.14, the term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) shall have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or

Exhibit 4.1
“disposed”) shall have the meanings specified in RCRA and the term “oil and gas waste” means wastes associated with the exploration, development, or production of crude oil or natural gas.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Parent or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“EOC” means EOC Partners Advisors L.P.
“Equity Cure” as defined in Section 7A.01(b).
“Equity Cure Deadline” as defined in Section 7A.01(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be (a) a “single employer” or otherwise aggregated under Section 414(b), (c), (m) or (o) of the Code with or (b) under common control, within the meaning of Section 4001(a)(14) of ERISA, with, in each case, any Note Party or any Subsidiary.
“ERISA Event” means (i) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043 the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 303 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (iii) any incurrence by any Note Party, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by any Note Party, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or a determination that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (vi) any receipt by any Note Party, any Subsidiary or any ERISA Affiliate of any notice, or any receipt by any Multiemployer Plan from any Note Party, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (vii) any Note Party or any Subsidiary engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under

Exhibit 4.1
Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or the termination of any Plan under Section 4041(c) of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” as defined in Section 8.01.
“Excepted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, other than any Lien imposed by ERISA; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens, in each case, arising by operation of law in the ordinary course of business incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent for a period of more than thirty (30) days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Note Party to provide collateral to the depository institution; (e) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of any Note Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas or oil, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Note Party or materially impair the value of such Property subject thereto; (f) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business for all such foregoing cases in an aggregate principal amount not to exceed five million Dollars ($5,000,000) at any time outstanding and customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business; (g) [reserved]; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally adjudicated or terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; and (i) Liens arising under operating agreements, unitization and pooling agreements and orders, and gas balancing agreements, in each case that are customary in the oil and gas production business and that are entered into by any Note Party in the ordinary course of business; provided that (i)  such Liens secure amounts that are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (ii) such Liens are limited to the assets that are the subject of such agreements and (iii) such Liens do not materially impair the use of the Property covered thereby for the purposes for which such Property is held by any Note Party or materially impair the value of such Property subject thereto; provided, further that, (x) Liens described in clauses (a) through (d) shall remain “Excepted Liens” under such clauses only for so long as no conclusive judgment to enforce such Lien has been determined by a court of competent jurisdiction, and (y) notwithstanding anything to the contrary herein, in no event shall a Lien securing Indebtedness for borrowed money, funded debt, obligations evidenced by bonds, debenture, notes or other similar instruments, Capital Lease Obligations or purchase money Indebtedness be an Excepted Lien.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exhibit 4.1
“Excluded Taxes” as defined in Section 2.13(b).
“Exposure” means, with respect to any Holder, as of any date of determination, the outstanding principal amount of the Notes held by such Holder.
“Facility Amount” means two hundred million Dollars ($200,000,000).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FDIC” means the Federal Deposit Insurance Corporation.
“Fee Letter” means that certain Fee Letter dated as of the Signing Date among the Parent, the Issuer and EOC, as supplemented and otherwise modified by that certain Supplement to Fee Letter dated as of the Closing Date among the Parent, the Issuer and EOC.
“Financial Covenants” as defined in Section 7A.01(a).
“Financial Statements” means (a) the Initial Financial Statements described in clause (ii) of the definition thereof and (b) any other financial statements delivered pursuant to Section 6.01(a) or Section 6.01(b), as applicable.
“First Offer” as defined in Section 2.09(g).
“Fiscal Quarter” means any fiscal quarter of the Parent or the Issuer, as the context may require.
“Fiscal Year” means any fiscal year of the Parent or the Issuer, as the context may require.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, subject to the terms and conditions set forth in Section 1.03.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Requirement” means, for any Person, any law, statute, code, ordinance, order, treaty, rule or regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term

Exhibit 4.1
“Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guaranteed Obligations” as defined in Section 10.01(a).
“Guarantors” means (a) the Parent, (b) each Subsidiary of the Issuer listed on Schedule 1.02(a) that issues a Guaranty on the Closing Date (except to the extent released therefrom in accordance with the terms hereof), and (c) each other Subsidiary of the Issuer that issues a Guaranty after the Closing Date pursuant to Section 6.10 and Section 10.01 or otherwise (except to the extent released therefrom in accordance with the terms hereof), including at the option of the Issuer; provided that each RBL Guarantor shall be a Guarantor hereunder.
“Guaranty” means the guaranty of the Obligations by the Guarantors pursuant to this Agreement.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including Hydrocarbons, petroleum or petroleum distillates, natural gas, oil, oil and gas waste, crude oil, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hazardous Materials Activity” means any past or current activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedge Termination Value” means, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include an Approved Counterparty).
“Hedging Obligations” means, in respect of any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” means, in respect of any Person, (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the

Exhibit 4.1
International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Holder which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
“Holder-Related Party” as defined in Section 11.03(b)(i).
“Holders” means (a) each Person listed on the signature pages hereto as a Holder and (b) any other Person that becomes a party hereto as a Holder pursuant to an Assignment Agreement, other than, in each case, any such Person that ceases to be a party hereto as a Holder pursuant to an Assignment Agreement.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” means Hydrocarbon Interests of the Note Parties, as the context requires.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of business), in each case, that are one hundred twenty (120) days or more past the invoice date unless they are being contested in good faith by appropriate measures and for which adequate reserves are being maintained in accordance with GAAP; (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) the principal component of all Capital Lease Obligations of such Person; (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit; (g) all Guarantees of such Person of the type of Indebtedness described in the other clauses of this definition; (h) all Indebtedness (as defined in the other clauses of this definition) of a third party to the extent such Indebtedness is secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person; (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person on or prior to the date that is one (1) year after the Stated Maturity Date; (j) any Off-Balance Sheet Liabilities; (k) any obligations of such Person owing in connection with any volumetric or production prepayments or take-or-pay arrangements; and (l) all net Hedging Obligations, which for the purposes hereof, the amount thereof on any date shall be deemed to be the Hedge Termination Value thereof as of such date. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venture, but only to the extent to which there is recourse to such Person for the payment of such Indebtedness, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Liabilities” means, collectively, any and all losses, claims (including intraparty claims), demands, damages, penalties, actions, judgments, suits, liabilities or other costs, expenses or disbursements of any kind to which an Indemnitee may become subject (which in the case of legal fees and expenses, shall be limited to the reasonable and documented out-of-pocket fees and expenses of one counsel for all Indemnitee Agent Parties constituting Indemnitees seeking indemnification, taken as a whole, a separate counsel for all other parties seeking indemnification taken as a whole and, if necessary,

Exhibit 4.1
a single local counsel for all such parties taken as a whole in each relevant jurisdiction and, in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel, of another counsel for such affected Indemnitee and, if necessary, another local counsel for such affected Indemnitee in each relevant jurisdiction) which arise out of or relate to or result from any transaction, action or proceeding related to or arising from the Transactions, the facility established by this Agreement, the use of proceeds thereof, any information or projections provided pursuant to the Transactions or the role of the Agent, EOC or its Affiliates or any Holder in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of Section 11.03(a)). Notwithstanding the foregoing, Indemnified Liabilities shall not include Taxes other than any Taxes that represent losses, claims, or damages arising from any non-Tax claims.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Note Party under any Note Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” as defined in Section 11.03(a).
“Indemnitee Agent Party” means the Agent, its Affiliates and the officers, partners, directors, trustees, employees, representatives and agents of the Agent.
“Initial Financial Statements” as defined in Section 3.01(o).
“Initial Reserve Report” as defined in Section 3.01(p).
“Interest” as defined in Section 2.06(a).
“Interest Payment Date” means (a) each Quarterly Date, commencing June 30, 2023, and (b) the Maturity Date.
“Interim Redetermination” means an Interim Redetermination (as defined in the RBL Credit Agreement).
“Investment” as defined in Section 7.04; provided that, for purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” as defined in Section 2.13(e).
“Issuer” as defined in the preamble hereto.
“Lender-Related Hedge Provider” means any Person that, at the time it enters into a Hedging Transaction with any Note Party, (a) is an RBL Lender or an Affiliate of an RBL Lender and (b) has otherwise satisfied the administrative criteria (if any) set forth in the definition of “Lender-Related Hedge Provider” in the RBL Credit Agreement.
“Leverage Ratio” means, as of any date of determination, the ratio of (a) Applicable Consolidated Total Debt as of the last day of the most recently ended Rolling Period (unless otherwise expressly set forth in this Agreement with respect to a test of the Leverage Ratio) to (b) Consolidated EBITDAX for the most recently ended Rolling Period (unless otherwise expressly set forth in this Agreement with respect to a test of the Leverage Ratio).
“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing, or any preference, priority or other security agreement or preferential

Exhibit 4.1
arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease having the same economic effect as any of the foregoing).
“Make-Whole Amount” means, with respect to the Called Principal of any Note, an amount equal to the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, provided that the Make-Whole Amount shall in no event be less than zero.
“Make-Whole Expiry Date” as defined in Section 2.10(g).
“Material Adverse Effect” means any material adverse change in, or a material adverse effect on, (a) the business, Property, results of operations or financial condition of the Parent and its Subsidiaries, taken as a whole, (b) the ability of each of the Parent and the Issuer to perform its obligations under the Note Documents, (c) the ability of the Note Parties (other than the Parent and the Issuer), as a whole, to perform their obligations under the Note Documents, (d) the rights and remedies of the Agent or the Holders under any of the Note Documents or (e) the legality, validity or enforceability against any Note Party of any of the Note Documents to which it is a party.
“Material Agreements” means (a) (i) all agreements, indentures or notes governing the terms of any Material Indebtedness and (ii) all employment and non-compete agreements with management of the Note Parties, (b) the Stakeholder Agreement and (c) all other agreements, documents, contracts, indentures and instruments pursuant to which (i) any Note Party is obligated to make payments in any twelve month period of twenty million Dollars ($20,000,000) or more, (ii) any Note Party expects to receive revenue in any twelve month period of twenty million Dollars ($20,000,000) or more and (iii) a default, breach or termination thereof could reasonably be expected to result in a Material Adverse Effect. Notwithstanding anything herein to the contrary, the Note Documents and the RBL Loan Documents shall not constitute “Material Agreements”.
“Material Environmental Incident” means (a) any incident or accident relating to the Note Parties or their respective Properties which is reported or is reportable to any applicable Governmental Authority by any Note Party, (b) any incident or accident formally elevated to the Board of Directors of the Parent or the Issuer or (c) an accident relating to the Note Parties, or their respective properties resulting in death or serious or multiple injury, in each of the foregoing cases, which has or would reasonably be expected to have (in the good faith determination of the Issuer) a material and adverse impact on the environment (including, in each case, as the result of the Release of any Hazardous Material).
“Material Indebtedness” means (a) any Indebtedness (other than the Notes, the Obligations, or Indebtedness described in clause (b) of the definition of Bank Products) of the Parent or any of its Subsidiaries individually or in an aggregate with an outstanding principal amount exceeding twenty million Dollars ($20,000,000) and (b) the RBL Loan Obligations. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Hedge Termination Value of such Hedging Obligations.
“Maturity Date” means the earlier of (a) the Stated Maturity Date and (b) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.
“Minimum Volume Contract” means any contract or arrangement (including a “take-or-pay” or “ship-or-pay” contract) that (a) contains a commitment by a Note Party or its Subsidiaries to a minimum capacity in a gathering system, pipeline, processing, compression, treatment, disposal or other midstream, downstream, transportation or similar facility or otherwise Guarantees a fixed fee or minimum thru-put volume, minimum revenue or minimum return in respect of a marketing or purchase and sale arrangement or a gathering system, pipeline, processing, compression treatment, disposal or other midstream, downstream, transportation or similar facility or arrangement or the capital utilized to construct or acquire any of the foregoing, (b) includes an agreement by such Person to pay for such commitment regardless of whether it is actually utilized or otherwise pay for such fixed fee or Guaranteed amount irrespective of its utilization and (c) is not cancellable or terminable on less than six (6) months’ notice.

Exhibit 4.1
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Note Party, any Subsidiary or any ERISA Affiliate (a) currently makes or is obligated to make contributions, (b) during the preceding five (5) plan years has made or been obligated to make contributions, or (c) has any liability (including on account of any ERISA Affiliate).
“Net Asset Sale Proceeds” means, with respect to any Asset Sale of assets of the Parent, the Issuer or any of their Subsidiaries, an amount equal to: (a) the sum of cash payments and cash equivalents received by the Parent, the Issuer or any of its Subsidiaries from such Asset Sale (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any bona fide costs and expenses (including, without limitation, legal, accounting and investment banking fees, and sales commissions) incurred in connection with such Asset Sale, including income or gains taxes paid or payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax-sharing arrangements) or reserves taken in respect of taxes, minus (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Issuer or any other Note Party in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, minus (d) payments required to be applied, and actually applied, towards Indebtedness (other than RBL Loan Obligations) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, minus (e) payments applied towards amounts outstanding under the RBL Loan Documents within five (5) Business Days of the receipt thereof (or such longer period as the Requisite Holders may agree) by the Parent, the Issuer or any of its Subsidiaries to (i) eliminate any Borrowing Base Deficiency, in an amount equal to such Borrowing Base Deficiency (and, for avoidance of doubt, the Aggregate Elected Commitment Amount shall be reduced to equal the new Borrowing Base pursuant to Section 7.14(b)) or (ii) pay other amounts due under the RBL Loan Documents in respect of the RBL Secured Obligations, in each case, as a result of such Asset Sale, so long as: (A) for purposes of this clause (e)(ii), prior to or substantially concurrently with such payment, the Issuer shall reduce the Aggregate Elected Commitment Amount under the RBL Credit Agreement by an amount at least equal to the amount of such payment (net of interest being paid in connection with principal repayments of RBL Loans with such payment) (it being understood and agreed that such reduction shall be without duplication of the amount of any reduction in the Aggregate Elected Commitment Amount occurring in connection with the Asset Sale giving rise to such prepayment requirement) and (B) for purposes of this clause (e), prior to or substantially concurrently with such payment, the Issuer shall provide to the Agent (for delivery to the Holders) and EOC a certificate from a Responsible Officer of the Parent certifying the amount of such prepayments and that the requirements of the foregoing clause (A) (to the extent applicable) have been or will substantially concurrently with the delivery thereof be satisfied.
“Net Casualty Event Proceeds” means, with respect to any Casualty Event, an amount equal to: (a) the sum of cash payments and cash equivalents received by the Parent, the Issuer or any of its Subsidiaries from such Casualty Event minus (b)(i) any bona fide costs and expenses (including legal expenses) incurred in connection with the adjustment or settlement of any claims of the Parent, the Issuer or any of its Subsidiaries in respect thereof, (ii) payments required to be applied, and actually applied, towards Indebtedness (other than RBL Loan Obligations) secured by a Lien expressly permitted hereunder on any asset that is the subject of such Casualty Event, and (iii) payments applied towards amounts outstanding under the RBL Loan Documents within five (5) Business Days of the receipt thereof (or such longer period as the Requisite Holders may agree) by the Parent, the Issuer or any of its Subsidiaries to (A) eliminate any Borrowing Base Deficiency, in an amount equal to such Borrowing Base Deficiency (and, for avoidance of doubt, the Aggregate Elected Commitment Amount shall be reduced to equal the new Borrowing Base pursuant to Section 7.14(b)) or (B) pay other amounts due under the RBL Loan Documents in respect of the RBL Secured Obligations, in each case, as a result of such Casualty Event, so long as: (1) for purposes of this clause (iii)(B), prior to or substantially concurrently with such payment, the Issuer shall reduce the Aggregate Elected Commitment Amount under the RBL Credit Agreement by an amount at least equal to the amount of such payment (net of interest being paid in connection with principal repayments of RBL Loans with such payment) (it being

Exhibit 4.1
understood and agreed that such reduction shall be without duplication of the amount of any reduction in the Aggregate Elected Commitment Amount occurring in connection with the Casualty Event giving rise to such prepayment requirement) and (2) for purposes of this clause (iii), prior to or substantially concurrently with such payment, the Issuer shall provide to the Agent (for delivery to the Holders) and EOC a certificate from a Responsible Officer of the Parent certifying the amount of such prepayments and that the requirements of the foregoing clause (1) (to the extent applicable) have been or will substantially concurrently with the delivery thereof be satisfied.
“Net Hedge Unwind Proceeds” means, with respect to any unwind, cancellation, termination or other monetization of any Qualifying Hedges of the Note Parties, an amount equal to: (a) the sum of cash payments received by the Parent, the Issuer or any of its Subsidiaries from such unwind, cancellation, termination or other monetization (for the avoidance of doubt, calculated on a net basis after giving effect to any cash payments made by the Parent, the Issuer or any of its Subsidiaries to the counterparty to such Qualifying Hedge in connection with such unwind, cancellation, termination or other monetization), minus (b) any bona fide costs and expenses (including, without limitation, legal fees) incurred in connection with such unwind, cancellation, termination or other monetization, minus (c) payments applied towards amounts outstanding under the RBL Loan Documents to (i) eliminate any Borrowing Base Deficiency, in an amount equal to such Borrowing Base Deficiency (and, for avoidance of doubt, the Aggregate Elected Commitment Amount shall be reduced to equal the new Borrowing Base pursuant to Section 7.14(b)) or (ii) pay other amounts due under the RBL Loan Documents in respect of the RBL Secured Obligations, in each case, as a result of such unwind, cancellation, termination or other monetization, so long as: (A) for purposes of this clause (c)(ii), prior to or substantially concurrently with such payment, the Issuer shall reduce the Aggregate Elected Commitment Amount under the RBL Credit Agreement by an amount at least equal to the amount of such payment (net of interest being paid in connection with principal repayments of RBL Loans with such payment) (it being understood and agreed that such reduction shall be without duplication of the amount of any reduction in the Aggregate Elected Commitment Amount occurring in connection with the unwind, cancellation, termination or other monetization giving rise to such prepayment requirement) and (B) for purposes of this clause (c), prior to or substantially concurrently with such payment, the Issuer shall provide to the Agent (for delivery to the Holders) and EOC a certificate from a Responsible Officer of the Parent certifying the amount of such prepayments and that the requirements of the foregoing clause (A) (to the extent applicable) have been or will substantially concurrently with the delivery thereof be satisfied.
“Net Indebtedness Proceeds” means, with respect to any incurrence of Indebtedness (other than Indebtedness permitted hereunder) by the Note Parties or any of their Subsidiaries, an amount equal to: (a) the sum of gross proceeds received by the Parent, the Issuer or any of its Subsidiaries from such Indebtedness, minus (b) any bona fide costs and expenses (including, without limitation, legal fees) incurred in connection with such incurrence, minus (c) payments applied towards amounts outstanding under the RBL Loan Documents to (i) eliminate any Borrowing Base Deficiency, in an amount equal to such Borrowing Base Deficiency (and, for avoidance of doubt, the Aggregate Elected Commitment Amount shall be reduced to equal the new Borrowing Base pursuant to Section 7.14(b)) or (ii) pay other amounts due under the RBL Loan Documents in respect of the RBL Secured Obligations, in each case, as a result of such incurrence, so long as: (A) for purposes of this clause (c)(ii), prior to or substantially concurrently with such payment, the Issuer shall reduce the Aggregate Elected Commitment Amount under the RBL Credit Agreement by an amount at least equal to the amount of such payment (net of interest being paid in connection with principal repayments of RBL Loans with such payment) (it being understood and agreed that such reduction shall be without duplication of the amount of any reduction in the Aggregate Elected Commitment Amount occurring in connection with the incurrence giving rise to such prepayment requirement) and (B) for purposes of this clause (c), prior to or substantially concurrently with such payment, the Issuer shall provide to the Agent (for delivery to the Holders) and EOC a certificate from a Responsible Officer of the Parent certifying the amount of such prepayments and that the requirements of the foregoing clause (A) (to the extent applicable) have been or will substantially concurrently with the delivery thereof be satisfied.
“Non-U.S. Holder” as defined in Section 2.13(e).

Exhibit 4.1
“Note” means any Note purchased by a Holder pursuant to Section 2.01, as may be evidenced by a promissory note substantially in the form of Exhibit B (and such term shall also include any such notes in substitution therefore pursuant to Section 11.28).
“Note Document” means any of this Agreement, the Notes (if any), the Fee Letter, the Agent Fee Letter and all other certificates, documents, instruments or agreements executed and delivered by a Note Party for the benefit of the Agent or any Holder in connection herewith or pursuant to any of the foregoing. Any reference in this Agreement or any other Note Document to a Note Document shall include all appendices, exhibits and schedules thereto.
“Note Parties” means, collectively, the Issuer and each Guarantor, and “Note Party” means any one of the foregoing.
“Note Purchase” means a purchase by the Holders of Notes pursuant to Section 2.01.
“Note Purchase Notice” means a written notice by the Issuer that it intends to issue Notes hereunder, which Note Purchase Notice (a) sets forth the principal amount of Notes to be issued, (b) contains the information required by Section 2.03 and (c) is substantially in the form of Exhibit A or such other form reasonably satisfactory to the Requisite Holders.
“NYMEX Pricing” means, as of any date of determination with respect to any month, (a) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for such month, (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, and (c) for natural gas liquids, the closing settlement price for each natural gas liquid component’s Mont Belvieu (OPIS) futures contract for such month, in each case as published by CME Group / NYMEX on its website currently located at www.cmegroup.com, or any successor thereto (as such price may be corrected or revised from time to time by CME Group / NYMEX in accordance with its rules and regulations).
“Obligations” means all liabilities and obligations of every nature of each Note Party from time to time owed to the Agent (including any former Agent), the Holders, any Indemnitee or any of them, in each case, under any Note Document, in each case, to which it is a party, whether for principal, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses, penalties, premiums, reimbursements, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and all renewals, extensions and/or rearrangements of any of the above.
“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements,

Exhibit 4.1
hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” means Oil and Gas Properties with respect to which a Note Party, as the context requires, has any right, title or interest.
“Other Taxes” means any and all present or future stamp, recording, filing, court or documentary, intangible, or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Note Document, except any such Taxes described in clause (b) of the definition of Tax on the Overall Net Income imposed with respect to any assignment (other than an assignment pursuant to a request by the Issuer).
“Parent” as defined in the preamble hereto.
“Participant” as defined in Section 11.06(g).
“Participant Register” as defined in Section 11.06(g).
“Payment” as defined in Section 9.04(c).
“Payment in Full” means (a) the payment in full in cash of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding), premium and Make-Whole Amount, if any, on all Notes outstanding under this Agreement, (b) the payment in full in cash in respect of all other Obligations or amounts that are outstanding under this Agreement and the other Note Documents (other than indemnity and other contingent obligations, in each case for which notice of potential claim has not been given), and (c) the termination of all Commitments under this Agreement.
“Payment Notice” as defined in Section 9.04(d).
“Payment or Bankruptcy Event of Default” means an Event of Default arising under Section 8.01(a), Section 8.01(b), Section 8.01(g), or Section 8.01(h).
“PBGC” means the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permitted Investments” means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six (6) months from the date of acquisition thereof; (c) certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or Guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than five hundred million Dollars ($500,000,000); (d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and (e) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (a) through (d) above.

Exhibit 4.1
“Permitted Investors” means REG, Yorktown Funds, and Bluescape Riley Exploration Holdings LLC, a Delaware limited liability company.
“Permitted Recipients” as defined in Section 11.17.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by any Note Party, any Subsidiary or any ERISA Affiliate or to which any Note Party, any Subsidiary or any ERISA Affiliate has or may have an obligation to contribute, and each such plan that is subject to Title IV of ERISA for the five (5) year period immediately following the latest date on which any Note Party, any Subsidiary or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan
“Prepayment Fee” as defined in Section 2.10(g).
“Pro Forma Basis” means, (a) with respect to any Person, business, property or asset acquired in an acquisition permitted hereunder, the inclusion as “Consolidated EBITDAX” of the EBITDAX (i.e., net income before interest, taxes, depreciation and amortization) for such Person, business, property or asset as if such acquisition had been consummated on the first day of the applicable period, based on historical results accounted for in accordance with GAAP, and (b) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from “Consolidated EBITDAX” of the EBITDAX (i.e., net income before interest, taxes, depreciation and amortization) for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period, in accordance with GAAP.
“Pro Rata Share” means, as to any Holder, with respect to:
(1)Section 2.01, the percentage obtained by dividing (i) the Commitment of such Holder, by (ii) the aggregate Commitments of all Holders;
(2)all payments, computations and other matters relating to the Notes of any Holder (other than the issuance of the Notes contemplated by Section 2.01), the percentage obtained by dividing (i) the Exposure of such Holder by (ii) the aggregate Exposure of all Holders; and
(3)after Payment in Full, then the percentage obtained by dividing (i) the Exposure of such Holder by (ii) the aggregate Exposure of all Holders, in each case, shall be calculated on the last day prior to the Payment in Full that any Holder had an Exposure.
“Production Volume Certificate” as defined in Section 6.15(c).
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
“Proved Developed Non-Producing Reserves” means “proved developed non-producing oil and gas reserves” as such term is defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Proved Developed Producing Reserves” means “proved developed producing oil and gas reserves” as such term is defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

Exhibit 4.1
“Proved Reserves” means Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves.
“Proved Undeveloped Reserves” means “proved undeveloped oil and gas reserves” as such term is defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Public Company” as defined in Section 11.17.
“Public Company Information” as defined in Section 11.17.
“Qualified Institutional Buyer” as defined in Section 5.11.
“Qualifying Hedge” means a commodity Hedging Transaction entered into by a Note Party with an Approved Counterparty to satisfy the requirements of Section 3.01(s) or Section 6.15 hedging notional volumes in respect of crude oil or natural gas (a) in the form of (i) a fixed price swap entered into at then market prices or (ii) a put or a two-way costless collar, in each case, with a minimum put price no less than fifteen percent (15%) of the Strip Price, as determined at the time of entry into the applicable put or two-way costless collar, or (b) in a form and on terms satisfactory to the Requisite Holders.
“Quarterly Date” means March 31, June 30, September 30 and December 31 of each Fiscal Year and if such day is not a Business Day, then the immediately preceding Business Day.
“RBL Agent” as defined in Section 7.01(k) and, on the date hereof, Truist Bank.
“RBL Availability” means, at any time of determination, an amount (if positive) equal to (a) the lesser of (i) the effective Borrowing Base at such time and (ii) the Aggregate Elected Commitment Amount at such time minus (b) the total RBL Credit Exposures at such time.
“RBL Closing Date Amendment” means that certain Fourteenth Amendment to Credit Agreement dated as of the date hereof among the Parent, the Issuer, the RBL Lenders party thereto and the RBL Agent, pursuant to which the among other things, the Borrowing Base is increased to an amount no less than two-hundred fifty million Dollars ($250,000,000) and the Aggregate Elected Commitment Amount is increased to an amount no less than two-hundred fifty million Dollars ($250,000,000).
“RBL Collateral Documents” means the “Collateral Documents” as defined in the RBL Credit Agreement.
“RBL Credit Agreement” means that certain Credit Agreement dated as of September 28, 2017, among the Parent, the Issuer, each of the RBL Lenders from time to time party thereto and the RBL Agent, as administrative agent for the RBL Lenders, as previously amended prior to the date hereof and as further amended by the RBL Closing Date Amendment and as such agreement may be further amended, extended, supplemented, waived or otherwise modified from time to time or refinanced or replaced from time to time (in whole but not in part, whether with the original administrative agent and lenders or another RBL Agent and other lenders, and whether provided under the original RBL Credit Agreement or another single conforming bank revolving borrowing base loan credit agreement, but not another type of facility) in each case to the extent permitted hereunder (it being understood, for purposes of Section 7.01, Section 7.01(k) is the only clause under which the Indebtedness incurred under the RBL Loan Documents is permitted).
“RBL Credit Exposure” means, at any time of determination, the aggregate Credit Exposures (as defined in the RBL Credit Agreement) of all RBL Lenders at such time, or any functionally equivalent concept in the RBL Credit Agreement measuring at such time the aggregate principal amount outstanding under the RBL Credit Agreement.
“RBL Excluded Swap Obligation” means “Excluded Swap Obligation” as defined in the RBL Credit Agreement.

Exhibit 4.1
“RBL Facility” means the credit facility evidenced by the RBL Loan Documents.
“RBL Guarantor” means any “Guarantor” as defined in the RBL Credit Agreement.
“RBL LC Exposure” means the “LC Exposure” as defined in the RBL Credit Agreement or, in the event the RBL Credit Agreement is refinanced and/or replaced, the functionally equivalent term.
“RBL Lenders” means the “Lenders” as defined in the RBL Credit Agreement.
“RBL Loan Documents” means the “Loan Documents” as defined in the RBL Credit Agreement or, in the event the RBL Credit Agreement is refinanced and/or replaced, the functionally equivalent term.
“RBL Loan Obligations” means all amounts owing by the Loan Parties (as defined in the RBL Credit Agreement) to the RBL Agent, any Issuing Bank (as defined in the RBL Credit Agreement), any RBL Lender or the Sole Lead Arranger (as defined in the RBL Credit Agreement) pursuant to the RBL Credit Agreement, any other RBL Loan Document or any RBL Loan or Letter of Credit (as defined in the RBL Credit Agreement) under the terms thereof, including to the extent provided therein, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party (as defined in the RBL Credit Agreement), whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, obligations pursuant to the RBL Agent’s Erroneous Payment Subrogation Rights (as defined in the RBL Credit Agreement), fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the RBL Agent, any Issuing Bank (as defined in the RBL Credit Agreement) and, if applicable, any RBL Lender, in each case due and owing by the Parent and/or the Issuer as provided under the terms of the RBL Credit Agreement or any other RBL Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising thereunder.
“RBL Loans” has the meaning given to the term “Loans” in the RBL Credit Agreement.
“RBL Secured Obligations” means (a) the RBL Loan Obligations, (b) all Hedging Obligations owed by any Loan Party (as defined in the RBL Credit Agreement) to any Lender-Related Hedge Provider or any Secured Third Party Hedge Provider, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, however, that (i) with respect to any RBL Guarantor, the RBL Secured Obligations shall not include any RBL Excluded Swap Obligations and (ii)(A) if any Lender-Related Hedge Provider assigns or otherwise transfers any interest held by it under any Hedging Transaction to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute obligations only if such assignee or transferee is also then an RBL Lender, an Affiliate of an RBL Lender or a Secured Third Party Hedge Provider and (B) if a Lender-Related Hedge Provider ceases to be an RBL Lender or an Affiliate of an RBL Lender, obligations owing to such Lender-Related Hedge Provider shall be included as obligations only to the extent such obligations arise from transactions under such individual Hedging Transactions entered into at the time such Lender-Related Hedge Provider was an RBL Lender or an Affiliate of an RBL Lender, without giving effect to any extension, increases, or modifications thereof which are made after such Lender-Related Hedge Provider ceases to be an RBL Lender or an Affiliate of an RBL Lender.
“Recipient” as defined in Section 11.17.
“Redemption” means, with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” and “Redeemed” have the correlative meaning thereto.
“REG” means Riley Exploration Group, LLC, a Delaware limited liability company.
“Register” as defined in Section 2.05(b).

Exhibit 4.1
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 50 basis points (one-half of one percent) over the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York, New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”)) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (A) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Life and (B) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Life. The Reinvestment Yield shall be rounded to two decimal places.
“Related Fund” means, with respect to any Holder that is an investment fund, any other investment fund that is engaged in making, purchasing, holding or otherwise investing in bank loans, commercial loans, private placements and similar extensions of credit in the ordinary course and that is managed, advised or sub-advised by such Holder, an Affiliate of such Holder, or an entity that administers, advises, sub-advises or manages such Holder. Related Fund shall, with respect to any Holder, also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations of such Holder or any other vehicle through which such Holder’s investment advisors may leverage its investments from time to time.
“Release” as defined in CERCLA or under any other Environmental Law.
“Remaining Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the Make-Whole Expiry Date.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Notes, all payments of Interest in respect of such Called Principal that would be due on or after the Settlement Date through the Make-Whole Expiry Date with respect to such Called Principal if no payment of such Called Principal (or other payment of principal on the Notes) were made, including Interest accruing at the Default Rate to the extent applicable at the time the relevant notice of payment is delivered or, if no such notice is given, to the extent an Event of Default has occurred and is continuing.
“Requisite Holders” means Holders holding aggregate Exposure representing more than fifty percent (50%) of the aggregate Exposure of all Holders.
“Reserve Report” means (a) the Initial Reserve Report and (b) any other subsequent report, in form and substance reasonably satisfactory to the Requisite Holders, setting forth, as of each January 1st or July 1st (or such other date as may be acceptable to the Requisite Holders, or such other date as is applicable under the RBL Credit Agreement in the event of an Interim Redetermination or is required to

Exhibit 4.1
comply with the requirements thereof), the Proved Reserves attributable to the Oil and Gas Properties of the Note Parties, together with a projection of the rate of production and future net income, Taxes, operating expenses (including production taxes and ad valorem expenses) and capital expenditures with respect thereto as of such date, based upon the pricing assumptions consistent with SEC reporting requirements at the time and reflecting Hedging Transactions in place with respect to such production (it being understood, for avoidance of doubt, that the pricing assumptions used in determining Total PDP PV-10 for any Oil and Gas Properties shall be based upon the Strip Price, in accordance with Section 1.05(a)(iii)).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means (a) with respect to certifying compliance with the financial covenants set forth in Section 7A.01, the chief financial officer or the treasurer of the Parent and (b) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of a Note Party, or such other representative of such Note Party as may be designated in writing by any one of the foregoing with the consent of the Agent (acting at the direction of the Requisite Holders).
“Restore” means, with respect to any Property affected by a Casualty Event, to rebuild, repair, restore or replace such Property. The term “Restoration” shall have a correlative meaning.
“Restricted Payment” means, for any Person, (a) any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, or any shares or securities representing any Indebtedness subordinated to the RBL Secured Obligations or any Guarantee thereof (except in each case as permitted by Section 7.01 hereof), or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, (b) payments in respect of earn-out obligations or similar post-closing purchase price obligations, (c) any payment of fees (including monitoring, advisory or similar fees) by the Parent or its Subsidiaries to its Affiliates or (d) any payment made in respect of a settlement, order or judgment contemplated by Section 8.01(k)(ii); provided, however, a Restricted Payment shall not include any payment-in-kind or similar non-cash distribution of Capital Stock pursuant to the terms of any preference Capital Stock of the Parent.
“Rolling Period” means, as of any date of determination, (a) for the Fiscal Quarters ending December 31, 2022, March 31, 2023 and June 30, 2023, the period commencing on October 1, 2022 and ending on the last day of such applicable Fiscal Quarter for which Financial Statements have been delivered or were required to be delivered, (b) for the Fiscal Quarters ending September 30, 2023, December 31, 2023 and March 31, 2024, the period commencing on July 1, 2023 and ending on the last day of such applicable Fiscal Quarter for which Financial Statements have been delivered or were required to be delivered and (c) for the Fiscal Quarter ending June 30, 2024 and thereafter, the most recently ended period of four (4) consecutive Fiscal Quarters for which Financial Statements have been delivered or were required to be delivered.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country or territory subject to a comprehensive sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/ default.aspx, or as otherwise published from time to time.
“Sanctioned Person” means, at any time, (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization owned or controlled by a Sanctioned Country, or (iii) a person located, organized or resident in a Sanctioned Country.

Exhibit 4.1
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.
“Second Offer” as defined in Section 2.09(g).
“Secured Third Party Hedge Provider” means (a) BP Energy Company or one of its Affiliates and (b) any other Approved Counterparty satisfactory to the RBL Agent in its sole discretion; provided that any such Person shall have entered into and remain subject to the Swap Intercreditor Agreement.
“Securities Account” has the meaning assigned to such term in the UCC.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 2.08 or Section 2.09 as the context requires.
“Signing Date” means February 22, 2023.
“Solvency Certificate” means a Solvency Certificate of a financial officer (or other Responsible Officer) of the Parent substantially in the form of Exhibit E.
“Solvent” means, with respect to any Person(s) as of any date, that (a) the fair value of the assets of such Person(s) exceeds, on the date of determination, such Person(s)’s debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person(s) is, on the date of determination, greater than the amount that will be required to pay the probable liability of such Person(s)’s debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) as of such date, such Person(s) is able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, and (d) as of such date, such Person(s) does not have unreasonably small capital for any business in which they are engaged and are not about to engage in a business for which they have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. For the avoidance of doubt, as used herein, all references to liabilities shall be interpreted broadly and include liabilities that are, inter alia, subordinated, contingent or unliquidated.
“Specified Acquired Assets” means the Assets (as defined in the Specified Purchase Agreement).
“Specified Acquired Assets Net Income” means, for (a) the Fiscal Quarters ending December 31, 2022 and March 31, 2023, an amount equal to (i) the revenues attributable to the Specified Acquired Assets for such Fiscal Quarter minus (ii) the expenses attributable to the Specified Acquired Assets for such Fiscal Quarter and (b) the Fiscal Quarter ending June 30, 2023, an amount equal to (i) the revenues attributable to the Specified Acquired Assets for such Fiscal Quarter prior to April 3, 2023 minus (ii) the expenses attributable to the Specified Acquired Assets for such Fiscal Quarter prior to April 3, 2023, in the case of the foregoing clauses (a) and (b), calculated (x) based on lease operating statements or other financial information, in each case, for the Specified Acquired Assets for such Fiscal Quarter and (y) in a manner reasonably acceptable to the Requisite Holders.
“Specified Acquisition” means the acquisition of the Specified Acquired Assets by the Issuer pursuant to the Specified Purchase Agreement.

Exhibit 4.1
“Specified Acquisition Representations” means the representations and warranties made by, or with respect to, the Seller (as defined in the Specified Purchase Agreement), its Affiliates and the Specified Acquired Assets in the Specified Purchase Agreement as are material to the interests of the Holders, but only to the extent that the Issuer (or one of the Issuer’s Affiliates) has the right to terminate its obligations under the Specified Purchase Agreement or decline to consummate the Specified Acquisition as a result of a breach of such representations and warranties.
“Specified Equity Contribution” means, with respect to any fiscal quarter for which the Parent and the Issuer exercise their Equity Cure in respect of a Financial Covenant in accordance with Section 7A.01(b), the amount of cash equity contributions or cash proceeds from the issuance of the Parent’s common equity, in each case, received by the Parent during the applicable Cure Period for the purpose of exercising an Equity Cure for such fiscal quarter. For the avoidance of doubt, any amount used for the purpose of making Investments pursuant to Section 7.04(k) shall not constitute a Specified Equity Contribution.
“Specified Purchase Agreement” means that certain Purchase and Sale Agreement by and between Pecos Oil & Gas, LLC, as seller, and the Issuer, as purchaser, dated as of the Signing Date (together with all exhibits, schedules, annexes and disclosure schedules thereto, collectively, as amended, modified or supplemented).
“Specified Representations” means the representations and warranties in Section 4.01 (other than Section 4.01(c)), Section 4.02, Section 4.06(a), Section 4.08, Section 4.10(a), Section 4.10(b)(i), Section 4.10(c)(i), Section 4.12(a) (solely with respect to the last sentence thereof), Section 4.15, Section 4.16 and Section 4.17.
“Specified Reserves Updates” as defined in Section 1.05(b).
“Stakeholder Agreement” means that certain Second Amended and Restated Gas Gathering, Treating and Processing Agreement dated effective as of August 1, 2022, by and between Stakeholder Gas Services, LLC and the Issuer.
“Stated Maturity Date” means April 3, 2028.
“Strip Price” means, as of any date of determination, (a) for each remaining month of the current calendar year, the monthly NYMEX Pricing for the remaining contracts in the current calendar year, (b) for each of the succeeding five (5) complete calendar years, the monthly NYMEX Pricing, in each case, for each of the twelve (12) months in each such calendar year, and (c) for the succeeding sixth complete calendar year, and for each calendar year thereafter, the annual monthly average of the NYMEX Pricing of the preceding fifth (5th) calendar year; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for sixty (60) month periods, the longest period of quotes of less than sixty (60) months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve (12) months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Requisite Holders shall collectively use its good faith judgment to designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein which in the Requisite Holders’ commercially reasonable opinion is the most comparable exchange to the NYMEX at such time in respect of the relevant commodities being measured.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Capital Stock representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (irrespective of whether or not at the time Capital Stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent; provided, however, that such term shall not include any Unrestricted

Exhibit 4.1
Subsidiary. Unless otherwise indicated, all references to “Subsidiary” hereunder mean a Subsidiary of the Parent (including, for the avoidance of doubt, the Issuer and each Subsidiary of the Issuer).
“Swap Intercreditor Agreement” has the meaning assigned to such term in the RBL Credit Agreement.
“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” means, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax on the Overall Net Income” of a Person means (a) Taxes imposed on or measured by net income (however denominated), franchise Tax and branch profits Tax, in each case, imposed on a Person by the jurisdiction (or any political subdivision thereof) in which a Person is organized or in which that Person’s principal office (and/or, in the case of a Holder, its Applicable Office) is located or in which that Person (and/or, in the case of a Holder, its Applicable Office) is deemed to be doing business, and (b) any Tax imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).
“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts realized (whether or not distributed) by the Agent, a Holder or any Tax Related Person of any of the foregoing.
“Termination Date” means the earlier of (a) 5:00 pm, New York City time, on May 10, 2023 and (b) the consummation of the Specified Acquisition without the issuance of any Notes hereunder.
“Total PDP PV-10” means, as of any date of determination, the net present value, discounted at ten percent (10%) per annum, of the future net cash flow expected to accrue to the Note Parties’ collective interest in their Oil and Gas Properties constituting Proved Developed Producing Reserves during the remaining expected economic lives of such Oil and Gas Properties, with such calculation to be made in accordance with Section 1.05.
“Transaction Expenses” means any fees, costs or expenses incurred or paid by the Parent, the Issuer or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Note Documents and the transactions contemplated hereby and thereby.
“Transactions” means the transactions contemplated by the Note Documents to occur on or prior to the Closing Date, including (a) the execution, delivery and performance by the Note Parties of the Note Documents to which they are a party, (b) the issuance of the Notes hereunder, (c) the payment of the Transaction Expenses, (d) the consummation of the Specified Acquisition and (e) the consummation of the RBL Closing Date Amendment.
“Transferred Guarantor” as defined in Section 10.09(a).

Exhibit 4.1
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Pension Liability” of any Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“United States Person” has the meaning in Section 7701(a)(30) of the Code.
“Unrestricted Cash” means cash or Permitted Investments of the Parent or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Parent or any of its Subsidiaries; provided that cash or Permitted Investments that would appear as “restricted” on a consolidated balance sheet of the Parent or any of its Subsidiaries solely because such cash or Permitted Investments are subject to a Lien or Control Agreement in favor of the RBL Agent shall constitute Unrestricted Cash hereunder.
“Unrestricted Subsidiaries” means RPC Power Holdco LLC and its subsidiaries so long as any such Person (a) is not a “restricted subsidiary” for purposes of any indenture, credit agreement or similar agreement under which any Note Party is an obligor that contains the concept of “restricted” and “unrestricted” subsidiaries or (b) does not otherwise provide a Guarantee of the obligations thereunder.
“USA PATRIOT Act” means the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.
“U.S. Tax Compliance Certificate” as defined in Section 2.13(e)(ii)(C).
“Viking Assets” means the Note Parties’ interests (existing on the Signing Date) in the “Viking Project,” which consists of approximately three thousand five hundred (3,500) net mineral acres of operated Eagle Ford and Austin Chalk producing assets substantially all of which are operated by the Note Parties that are held by production and undeveloped acreage in the Southern Bay and Giddings Austin Chalk fields, located in Lee and Fayette Counties, Texas.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means each of the Note Parties or the Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right

Exhibit 4.1
had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yorktown Funds” means, collectively, (a) REG and the Co-Invest Funds, (b) Yorktown Energy Partners IV, L.P., a Delaware limited partnership, Yorktown Energy Partners V, L.P., a Delaware limited partnership, Yorktown Energy Partners VI, L.P., a Delaware limited partnership, Yorktown Energy Partners VII, L.P., a Delaware limited partnership, Yorktown Energy Partners VIII, L.P., a Delaware limited partnership, Yorktown Energy Partners IX, L.P., a Delaware limited partnership, Yorktown Energy Partners X, L.P., a Delaware limited partnership, and Yorktown Energy Partners XI, L.P., a Delaware limited partnership, and (c) any other “fund” (other than the Co-Invest Funds) with the same general partner as any Person listed in clause (b).
Section 1.0cAccounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Holders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Initial Financial Statements except for changes in which the Issuer’s independent certified public accountants concur and which are disclosed to the Agent on the next date on which financial statements are required to be delivered to the Agent pursuant to Section 6.01(a); provided that, unless the Requisite Holders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants set forth herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything to the contrary contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Note Party or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (b) for purposes of covenant compliance, all leases by the Parent and its Subsidiaries shall continue to be accounted for as operating leases or capital leases in accordance with generally accepted accounting principles as in effect on January 1, 2018 without regard to the effectiveness of ASC Topic 842 (it being understood, for the avoidance of doubt, that no obligation in respect of an operating lease shall constitute a Capital Lease Obligation or otherwise constitute Indebtedness). In the event that any Accounting Change shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Issuer and the Holders agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Issuer’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Issuer, the Agent (at the direction of the Requisite Holders) and the Requisite Holders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.
Section 1.0dInterpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References to a “Person” herein shall include any successors and permitted assigns of such Person. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The use of the words “repay” and “prepay” and the words “repayment” and “prepayment” herein shall each have identical meanings hereunder. Unless otherwise indicated, any definition of or reference

Exhibit 4.1
to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein (it is understood that the phrase “any functionally equivalent term”, when used with respect to another term, means a term with substantially the same meaning as such other term)); provided that, subject to the restrictions on amendments of the RBL Credit Agreement set forth herein, with respect to terms used herein that have the meanings ascribed to them in the RBL Credit Agreement or any functionally equivalent term, such terms shall have the meaning ascribed to them on the date hereof if any such amendment, supplement or modification to the meaning of such terms in the RBL Credit Agreement would be adverse to the interests of the Agent or the Holders. If, at any time, the RBL Credit Agreement is no longer in existence, (a) any determination by the RBL Agent or any RBL Lender provided for, referenced or otherwise utilized herein shall be made by the Requisite Holders and (b) at the request of the Issuer or the Requisite Holders, the Issuer and the Requisite Holders shall negotiate an amendment to this Agreement and the other Note Documents in good faith as necessary to ensure the agreements set forth in the Note Documents continue to function in a manner consistent with the manner in which they functioned immediately prior to the RBL Credit Agreement no longer being in existence, subject to the principal set forth in clause (a). The use herein of the phrase “to the knowledge of” with respect to a Note Party shall be a reference to the knowledge of the Responsible Officers of the applicable Note Party. Unless otherwise specified, whenever any obligation required hereunder shall be stated to be due or performed on a day that is not a Business Day, such obligation shall be required on the immediately succeeding Business Day and such extension of time shall be included in the satisfaction of the obligation required hereunder. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights. No provision of this Agreement or any other Note Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. The words “borrowed money” shall include Indebtedness of the type described in clause (a) of the definition thereof. The words “execution,” “signed,” “signature,” and words of like import in any Note Document or any amendment or other modification thereof shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to reasonable procedures approved by the Agent. The Note Parties agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Agent, including without limitation the risk of the Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any reference in the Note Documents to the Agent exercising discretion or an option shall refer to the Agent exercising such discretion or option at the direction of the Requisite Holders. The Agent shall not have any obligation to act in the absence of such direction or determination. Whenever used in relation to a Hedging Transaction, the word “monetize” shall be deemed to include transfers (by assignment or novation) of such Hedging Transaction.
Section 1.0eCalculations of Total PDP PV-10. Each calculation of Total PDP PV-10 shall be made in accordance with SEC and SPE guidelines; provided that notwithstanding anything to the contrary contained herein:
(i)for all calculations of Total PDP PV-10 hereunder:
(1)appropriate deductions shall be made for severance and ad valorem taxes, obligations and anticipated payments in respect of minimum volume commitments, capital expenditures and for operating, gathering, transportation and marketing costs required for the development, operation, production and sale of the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves (including, for avoidance of doubt, any contractually specified cost increases or escalators), and plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas Properties

Exhibit 4.1
(including expenses incurred after the end of the expected economic lives of such Oil and Gas Properties or contractually required increases in or escalators for expenses) in respect of such Oil and Gas Properties,
(2)without prejudice to Section 6.12(c)(ii), appropriate deductions shall be made for the benefits associated with Proved Developed Producing Reserves constituting Oil and Gas Properties of the Note Parties for which reasonably satisfactory title information as determined by the Requisite Holders has not been provided to the Requisite Holders on at least eighty-five percent (85%) of the cash flows attributable to such Proved Developed Producing Reserves;
(3)the pricing assumptions used in determining Total PDP PV-10 for any Oil and Gas Properties shall be based upon the Strip Price, to reflect the Note Parties’ commodity swap, collar, put and basis agreements with Approved Counterparties then in effect so that the expected cash flows with respect to such agreements are included in the determination of Total PDP PV-10 without duplication with the cash flows from the production subject to such agreements (it being understood that (i) deferred premiums in respect of such agreements shall be deducted from such expected cash flows and (ii) the adjustments for such agreements will be separately identified and reported on in form and detail reasonably satisfactory to the Holders), and
(4)the cash flows derived from the pricing assumptions set forth in Section 1.05(a)(iii) shall be further adjusted for basis, quality and gravity differentials based on historical differentials and go-forward expectations.
(ii)any such calculation, other than any calculation made as of June 30 or December 31 of any year, shall be calculated giving pro forma effect to (i) the roll-off of production since the date of the most recently delivered Reserve Report, (ii) any change in the category of any Oil and Gas Property to another category of Oil and Gas Property (e.g., any Proved Undeveloped Reserves becoming Proved Developed Producing Reserves), and (iii) any disposition or acquisition of Oil and Gas Properties constituting Proved Developed Producing Reserves, in each case, occurring or consummated by the Note Parties following the “as of” date of the Reserve Report most recently delivered hereunder (provided that, in the case of Section 1.05(a)(iii) and Section 1.05(a)(iv), the Requisite Holders shall have received, and such update shall be based on, reserve engineering projections, approved by the Requisite Holders in their reasonable discretion, evaluating the Proved Developed Producing Reserves attributable to the Oil and Gas Properties subject thereto (“Specified Reserve Updates”)) but prior to the date on which the Asset Coverage Ratio is being calculated;
(iii)notwithstanding anything to the contrary contained herein, (i) any calculation of Total PDP PV-10 on any date (other than any June 30 or December 31) shall be made using (x) the information set forth in the Reserve Report most recently delivered to the Agent (for delivery to the Holders) and EOC in accordance with the Note Documents (as supplemented by any Specified Reserve Updates) rolled-forward to the date of determination and (y) a Strip Price determined using the Strip Price for the date that is five (5) Business Days prior to such date of determination and (ii) any calculation of Total PDP PV-10 on June 30 or December 31 of any year shall be made using (x) the information set forth in the Reserve Report with an “as of” date that is the same as (or one day later than) such date and shall be based on reserve categories of the Oil and Gas Properties on (or one day later than) such date, and (y) a Strip Price determined as of the date that is forty (40) days after the end of the Fiscal Quarter to which the applicable corresponding certificate delivered pursuant to Section 6.01(c) pertains; and
(iv)within ten (10) Business Days of receiving an Asset Coverage Ratio certificate provided pursuant to Section 6.01(c) or Section 6.01(i), the Requisite Holders may, in their sole discretion, (i) request additional information with respect to such Asset Coverage Ratio certificate and its related Reserve Report and/or (ii) deliver written notice to the Issuer that the Requisite Holders do not agree with the information set forth in such Reserve Report and/or the Issuer’s calculation of the Asset Coverage Ratio (including any component thereof). Upon delivery of such written notice by the Requisite Holders, the Parent, the Issuer and the Requisite Holders shall promptly engage in good faith discussions to come to an agreement with respect to such Reserve Report and/or such calculation of the Asset Coverage Ratio

Exhibit 4.1
(including any component thereof). If the Parent, the Issuer and the Requisite Holders have not resolved any such disagreements within five (5) Business Days (or such longer period as is mutually agreeable to the Parent, the Issuer and the Requisite Holders), the Parent, the Issuer and the Requisite Holders shall refer such matters to the Approved Petroleum Engineer that most recently prepared a Reserve Report to make a determination (which shall be binding, absent manifest error) of fact as to such matters and as to the Total PDP PV-10 that will be used in the calculation of the Asset Coverage Ratio. The Parent, the Issuer and the Requisite Holders will endeavor that such determination be provided as soon as possible (and agree to promptly provide such information as may be requested by such Approved Petroleum Engineer in connection with such determination), and in any event within thirty (30) days of submission of such request to such Approved Petroleum Engineer (or such later date as is mutually agreeable to the Parent, the Issuer and the Requisite Holders). During any such period of determination by the applicable Approved Petroleum Engineer, (x) there shall be no Default or Event of Default arising from any non-compliance with the Financial Covenant in Section 7A.01(a)(ii) for the applicable test date and (y) no event or transaction that requires the calculation of, and compliance with, an Asset Coverage Ratio on a pro forma basis in accordance with Section 1.05 or otherwise shall be entered into or consummated by the Parent and its Subsidiaries. For the avoidance of doubt, if the final determination by such Approved Petroleum Engineer results in a finding of Total PDP PV-10 that, when used in the calculation of the Asset Coverage Ratio, would cause the Parent and the Issuer to fail to be in compliance with the Financial Covenant in Section 7A.01(a)(ii), the Parent and the Issuer may cure such failure in accordance with Section 7A.01(b).
ARTICLE 2
PURCHASE AND SALE OF NOTES
Section 1.0aNote Purchase. Subject to the terms and conditions hereof, on the Closing Date, the Issuer shall issue to each Holder, and each Holder shall purchase from the Issuer (so long as all conditions precedent required hereby shall have then been satisfied or waived), a Note in an aggregate principal amount equal to such Holder’s Pro Rata Share of two hundred million Dollars ($200,000,000); provided that the Notes shall be purchased on the Closing Date net of the original issue discount described in the Fee Letter.
Section 1.0bThe Notes. The obligation of the Issuer to repay to each Holder the aggregate amount of all Notes held by such Holder, together with interest accruing in connection therewith, shall be evidenced by the Notes made by the Issuer payable to such Holder or its registered assigns with appropriate insertions. Interest on each Note shall accrue and be due and payable as provided herein or in the applicable Note. Each Note shall be due and payable as provided herein and shall be due and payable in full on the Maturity Date. The Issuer may not issue, repay, and reissue hereunder or under the Notes.
Section 1.0cRequests for Notes. The Issuer must give to the Agent irrevocable written or electronic notice of any requested Note Purchase of Notes to be issued to, and purchased by, the Holders. Each such notice constitutes a “Note Purchase Notice” hereunder and must:
(i)specify the aggregate amount of such Note Purchase and the Closing Date; and
(ii)be received by the Agent no later than 12:00 p.m., New York, New York time, at least six (6) Business Days prior to the date on which any such Notes are to be purchased (or such shorter time as the Holders may agree in their sole discretion and notified to the Agent), which Note Purchase Notice shall be sent by the Agent to the Holders no later 5:00 p.m., New York, New York time on the day of receipt by the Agent thereof unless such Note Purchase Notice is delivered by the Issuer to the Agent via electronic mail with known representatives of the Holders on copy.
Each such written request must be made in the form and substance of the Note Purchase Notice, duly completed. Upon receipt of any such Note Purchase Notice, the Agent shall give each Holder prompt notice of the terms thereof. If all conditions precedent to achieve the Closing Date in respect of such Notes have been satisfied, or waived by the Holders, each Holder will on the date requested promptly remit to the Agent, at the Agent’s Account, the amount of such Holder’s new Note in immediately available funds, and upon receipt of all such funds, the Agent shall promptly make such funds available to the Issuer and the Issuer will deliver such Notes to the counsel for the Holders who shall promptly make

Exhibit 4.1
such Notes available to each Holder. The failure of any Holder to purchase any Note hereunder shall not relieve any other Holder of its obligation hereunder, if any, to purchase its Note, but no Holder shall be responsible for the failure of any other Holder to purchase any Note hereunder.
Section 1.0dUse of Proceeds. The proceeds of the Notes shall be used solely (a) to pay a portion of the purchase price for the Specified Acquisition pursuant to the Specified Purchase Agreement and (b) to pay Transaction Expenses.
Section 1.0eEvidence of Indebtedness; Register; Holders’ Books and Records; Notes.
(i)Holders’ Evidence of Indebtedness. Each Holder shall maintain in its internal records an account or accounts evidencing the Obligations of the Issuer to such Holder, including the amounts of the Notes held by such Holder and each repayment and prepayment in respect thereof. The failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Notes.
(ii)Register. The Agent shall maintain at the Agent’s Office a register for the recordation of the names and addresses of the Holders and principal amounts (and stated interest) of the Notes owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Issuer and any Holder at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive and binding on the Note Parties, the Agent and each Holder, absent manifest error; provided that, failure to make any such recordation, or any error in such recordation, shall not affect the Note Parties’ Obligations in respect of any Note. In the event of any inconsistency between the Register and any Holder’s records, the recordations in the Register shall govern. The Issuer, the Agent and the Holders shall treat each Person in whose name any Note shall be registered as the owner and the Holder thereof for all purposes hereof. The Issuer hereby designates the entity serving as the Agent to serve as the Issuer’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.05, and the Agent shall be entitled to all of the rights, privileges and immunities afforded to it hereunder in the performance of such duties. Notwithstanding the foregoing, the Agent shall not, or be deemed to, act hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.
Section 1.0fInterest; Fees.
(i)Interest. Each Note shall at all times bear interest at the Applicable Rate (as such amount may be increased pursuant to Section 2.06(c)), paid in cash (“Interest”).
(ii)Interest Payment Dates. Interest on each Note shall be due and payable on each Interest Payment Date to the Holders of record in the Register on such Interest Payment Date. All interest payable hereunder shall be computed on the basis of twelve (12) thirty (30) day months in a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of three hundred sixty five (365) days (or three hundred sixty six (366) days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(iii)Default Interest. Notwithstanding the foregoing, (1) automatically upon the occurrence and during the continuance of a Payment or Bankruptcy Event of Default or (2) if the Requisite Holders so elect by written notice to the Issuer (such election, a “Default Rate Election”) during the continuance of any other Event of Default, the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any due and unpaid interest payments on the Notes or any due and unpaid fees or other due and unpaid amounts, in each case, owed hereunder (other than default interest occurring under this Section 2.06(c)), shall thereafter bear interest (including post-petition interest in any proceeding under any Debtor Relief Laws, whether or not allowed in such a proceeding) payable in cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes to the date of payment to the Agent. Payment or acceptance of the increased rates of interest provided for in this Section 2.06(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the

Exhibit 4.1
Agent or any Holder. For the avoidance of doubt, regardless of when notice of a Default Rate Election is provided, any Default Rate Election shall be given effect as of the date the applicable Event of Default first occurred (unless a later date is elected by the Requisite Holders), including with respect to any payments made following such occurrence but prior to provision of such notice; provided that (i) in the event of the occurrence of an event causing the payment of a Make-Whole Payment, immediately prior thereto, the Default Rate Election will be deemed to be made automatically and (ii) for avoidance of doubt, any payment obligations in respect of default interest of the Note Parties with respect to a Default Rate Election shall not arise until the Issuer’s receipt or deemed delivery of such Default Rate Election.
(iv)Fees. The Issuer will pay to each of the Agent and the Holders for their own respective accounts, the fees as set forth in the Agent Fee Letter and the Fee Letter, respectively.
(v)Calculations. The Agent shall promptly (but in any event no later than three (3) Business Days to the Issuer and two (2) Business Days to the Holders prior to any Interest Payment Date or the date of any other amount payable under this Section 2.06) notify the Issuer and the Holders of the effective date and the amount of each Interest, fee or other payment under this Section 2.06. Each determination of an interest rate, interest payment amount or fee payment amount by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Issuer and the Holders in the absence of manifest error.
Section 1.0gRepayment of Notes. On each Interest Payment Date, in addition to all other amounts required to be paid hereunder, including pursuant to Section 2.06, the Issuer shall repay to the Agent on behalf of the Holders the Notes in an aggregate principal amount equal to two and one-half percent (2.50%) of the aggregate principal amount of all Notes issued on the Closing Date; all such amortization payments shall be due and payable to the Agent on behalf of the Holders of record in the Register on the applicable Interest Payment Date. Any principal payable under the Notes remaining outstanding on the Maturity Date will be paid in full by the Issuer to the Agent on behalf of the Holders in immediately available funds on the Maturity Date, together with any amounts required to be paid hereunder, including pursuant to Section 2.06, Section 2.10(g) and Section 8.02.
Section 1.0hVoluntary Prepayments. The Issuer may prepay the Notes on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.06 and Section 2.10(g)) in an aggregate minimum principal amount equal to (a) if being paid in whole, the Obligations and (b) if being paid in part, five million Dollars ($5,000,000) and integral multiples of one million Dollars ($1,000,000) in excess of that amount. All such prepayments shall be made upon not less than three (3) Business Days’ (or such shorter period as may be consented to by the Requisite Holders) prior written notice, in each case given to the Agent by 12:00 p.m., New York, New York time, on the date required, which, upon receipt by the Agent, shall be promptly and without undue delay delivered to the Holders. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any notice of prepayment described above may provide that such prepayment is conditioned upon the satisfaction of one of more conditions precedent. Voluntary prepayments of the Notes permitted pursuant to this Section 2.08 shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07 in inverse order of maturity.
Section 1.0iMandatory Prepayments.
(i)Equity Cure Proceeds. Subject to Section 2.09(h), within two (2) Business Days after receipt by the Parent of any Specified Equity Contribution, the Issuer shall prepay the Notes in an aggregate principal amount equal to the lesser of (i) one hundred percent (100%) of the proceeds of such Specified Equity Contribution and (ii) the amount required to result in Payment in Full.
(ii)Casualty Events. Subject to Section 2.09(h), within five (5) Business Days after the date of receipt by the Parent, the Issuer or any of its Subsidiaries of any Net Casualty Event Proceeds in excess of (x) one million Dollars ($1,000,000) for any individual Casualty Event or (y) five million Dollars ($5,000,000) in the aggregate over the term of this Agreement, the Issuer shall prepay the Notes in an aggregate principal amount equal to the lesser of (i) one hundred percent (100%) of such Net Casualty Event Proceeds in excess of such applicable threshold and (ii) the amount required to result in Payment in

Exhibit 4.1
Full; provided that, so long as (i) no Default or Event of Default has occurred and is continuing on (A) the date of receipt of such Net Casualty Event Proceeds and (B) the date of application of such Net Casualty Event Proceeds and (ii)(A) on a Pro Forma Basis (including after giving effect to the applicable Casualty Event and/or any Restoration using, or reinvestment of, such Net Casualty Event Proceeds), the Issuer shall be in compliance with Section 7A.01(a)(i) on such date of application of such Net Casualty Event Proceeds as of the last day of the most recently ended Rolling Period for which Financial Statements have been delivered or should have been delivered in accordance with Section 6.01 (using (x) Applicable Consolidated Total Debt outstanding on such date of application and (y) Consolidated EBITDAX for such Rolling Period) and (B) on a pro forma basis in accordance with Section 1.05 (including after giving effect to the applicable Casualty Event and/or any Restoration using, or reinvestment of, such Net Casualty Event Proceeds), the Issuer shall be in compliance with Section 7A.01(a)(ii) on such date of application (using (x) Total PDP PV-10 on such date of application and (y) Applicable Consolidated Total Debt outstanding on such date of application), the Parent, the Issuer, or any of its Subsidiaries may use such Net Casualty Event Proceeds in excess of such applicable threshold to reinvest such Net Casualty Event Proceeds in Oil and Gas Properties or other assets that are useful in the businesses of the Note Parties; provided that, promptly following any determination by the Issuer of an election to apply Net Casualty Event Proceeds pursuant to this Section 2.09(b), the Issuer shall, within five (5) Business Days after the receipt of such Net Casualty Event Proceeds, deliver to the Agent a certificate of a Responsible Officer of the Parent certifying (as of the date of such certificate) that (x) the conditions set forth in Section 2.09(b)(i) and Section 2.09(b)(ii) are satisfied and (y) that the Issuer intends to reinvest such Net Casualty Event Proceeds in accordance with the terms of this Section 2.09(b); provided, further, that, if any such Net Casualty Event Proceeds in excess of such applicable threshold are not reinvested within three hundred sixty five (365) days of their receipt, the Issuer shall be required to apply such remaining Net Casualty Event Proceeds in excess of such applicable threshold to prepay the Notes, subject to Section 2.09(h). Notwithstanding anything to the contrary herein, if the assets subject to a Casualty Event consist, in whole or in part, of Oil and Gas Properties, reinvestment of applicable proceeds pursuant to this Section 2.09(b) shall only be permitted if made in other Oil and Gas Properties of equal or greater category (e.g., Proved Developed Producing Reserves for Proved Developed Producing Reserves or Proved Undeveloped Reserves for Proved Developed Producing Reserves).
(iii)Issuance of Indebtedness. Subject to Section 2.09(h), on the date of receipt by any Note Party or any of it Subsidiaries of any Net Indebtedness Proceeds from the incurrence of any Indebtedness (other than Indebtedness that is permitted hereunder) by such Person, the Issuer shall prepay the Notes in an aggregate principal amount equal to the lesser of (i) one hundred percent (100%) of the Net Indebtedness Proceeds in respect of the incurrence of such Indebtedness and (ii) the amount required to result in Payment in Full.
(iv)Hedging Receipts. Subject to Section 2.09(h), within five (5) Business Days after the date of receipt by any Note Party or any of its Subsidiaries of any Net Hedge Unwind Proceeds from the unwind, cancellation, termination or other monetization of any Qualifying Hedges that is not permitted hereunder, the Issuer shall prepay the Notes in an aggregate principal amount equal to the lesser of (i) one hundred percent (100%) of the Net Hedge Unwind Proceeds received in respect of such unwind, cancellation, termination or other monetization of such Qualifying Hedges and (ii) the amount required to result in Payment in Full.
(v)Asset Sales. Other than with respect to (i) Net Asset Sale Proceeds attributable to an Asset Sale permitted by Section 7.06(a), Section 7.06(b), Section 7.06(e), Section 7.06(f), Section 7.06(g), Section 7.06(h), Section 7.06(j), Section 7.06(k), Section 7.06(l) or Section 7.06(m) and (ii) Net Asset Sales Proceeds to the extent that they are expressly covered by Section 2.09(b) or Section 2.09(d), and subject, in each case, to Section 2.09(h), within five (5) Business Days after the date of receipt by the Parent, the Issuer or any of its Subsidiaries of any Net Asset Sale Proceeds in excess of (x) five million Dollars ($5,000,000) for any individual Asset Sale or series of related Asset Sales or (y) twenty-five million Dollars ($25,000,000) in the aggregate over the term of this Agreement, the Issuer shall prepay the Notes in an aggregate principal amount equal to the lesser of (i) one hundred percent (100%) of such Net Asset Sale Proceeds in excess of such applicable threshold and (ii) the amount required to result in Payment in Full; provided that, so long as (i) no Default or Event of Default has occurred and is continuing on (A) the date of receipt of such Net Asset Sale Proceeds and (B) the date of application of such Net Asset Sale Proceeds and (ii)(A) on a Pro Forma Basis (including after giving effect to the

Exhibit 4.1
applicable Asset Sale and/or any reinvestment of such Net Asset Sale Proceeds), the Issuer shall be in compliance with Section 7A.01(a)(i) on the date of application of such Net Asset Sale Proceeds as of the last day of the most recently ended Rolling Period for which Financial Statements have been delivered or should have been delivered in accordance with Section 6.01 (using (x) Applicable Consolidated Total Debt outstanding on such date of application and (y) Consolidated EBITDAX for such Rolling Period) and (B) on a pro forma basis in accordance with Section 1.05 (including after giving effect to the applicable Asset Sale and/or reinvestment of such Net Asset Sale Proceeds), the Issuer shall be in compliance with Section 7A.01(a)(ii) on such date of application (using (x) Total PDP PV-10 on such date of application and (y) Applicable Consolidated Total Debt outstanding on such date of application), the Parent, the Issuer, or any of its Subsidiaries may reinvest such Net Asset Sale Proceeds in excess of such applicable threshold in Oil and Gas Properties or other assets that are useful in the businesses of the Note Parties; provided that, promptly following any determination by the Issuer of an election to invest Net Asset Sale Proceeds pursuant to this Section 2.09(e), the Issuer shall, within five (5) Business Days after the receipt of such Net Asset Sale Proceeds, deliver to the Agent a certificate of a Responsible Officer of the Parent certifying (as of the date of such certificate) that (x) the conditions set forth in Section 2.09(e)(i) and Section 2.09(e)(ii) are satisfied and (y) the Issuer intends to reinvest such Net Asset Sale Proceeds; provided, further, that if any such Net Asset Sale Proceeds in excess of such applicable threshold are not reinvested within three hundred sixty five (365) days of their receipt, the Issuer shall be required to apply such remaining Net Asset Sale Proceeds in excess of such applicable threshold to prepay the Notes, subject to Section 2.09(h). Notwithstanding anything to the contrary herein, to the extent that Net Asset Sale Proceeds relate to Oil and Gas Properties, reinvestment of such proceeds pursuant to this Section 2.09(e) shall only be permitted if made in other Oil and Gas Properties of equal or greater category (e.g., Proved Developed Producing Reserves for Proved Developed Producing Reserves or Proved Undeveloped Reserves for Proved Developed Producing Reserves).
(vi)Prepayment Notice. All prepayments made in accordance with Section 2.09(a) through Section 2.09(e) shall be made upon not less than three (3) Business Days’ prior written notice (or such shorter period as may be consented to by the Requisite Holders, provided that the time period for any right for the Holders to waive such prepayment pursuant to Section 2.09(g) shall be reduced accordingly), given to the Agent by 12:00 p.m., New York, New York time, on the date required, which, upon receipt by the Agent, shall be promptly and without undue delay delivered to the Holders. Each such notice shall include the calculation of the amount of the applicable proceeds giving rise to the prepayment, as applicable, and refer to the section under this Agreement relating to such prepayment. In connection with any prepayment required under Section 2.09(b) through Section 2.09(e), in the event that the Issuer shall subsequently determine that the actual amount received exceeded the amount set forth in such notice, the Issuer shall promptly make an additional prepayment of the Notes in an amount equal to such excess, subject to (i) Section 2.09(h) and (ii) Section 2.09(i), and the Issuer shall concurrently therewith deliver to the Agent a notice of prepayment demonstrating the calculation of such excess. Any notice of prepayment under Section 2.09(a) and Section 2.09(e) may provide that such prepayment is conditioned upon making of the relevant Specified Equity Contribution or the consummation of the relevant Asset Sale. Subject to Section 2.09(g), the Issuer shall prepay the Notes on the date set forth in the applicable prepayment notice.
(vii)Holder Right to Waive. Notwithstanding anything in this Agreement to the contrary, each Holder, in its sole discretion, may, but is not obligated to, waive the Issuer’s requirements to make any prepayments pursuant to Section 2.09 with respect to such Holder’s Pro Rata Share of such prepayment. Upon the dates set forth in Section 2.09 for the delivery of any such prepayment notice, the Issuer shall promptly notify the Agent of the amount (if any) that is available to prepay the Notes. Promptly after the date of receipt of such notice, the Agent shall provide written notice (the “First Offer”) to the Holders of the amount (if any) available to prepay the Notes. Any Holder declining such prepayment (a “Declining Holder”) shall give written notice thereof to the Agent by 10:00 a.m., New York, New York time, no later than one (1) Business Day prior to such prepayment date. The Agent shall promptly provide written notice (the “Second Offer”) to the Holders other than the Declining Holders (such Holders being the “Accepting Holders”) of the additional amount (if any) available (due to such Declining Holders’ declining such prepayment) to prepay Notes owing to such Accepting Holders, such available amount (if any) to be allocated on a pro rata basis among the Accepting Holders that accept the Second Offer. Any Holders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Agent by 10:00 a.m., New York, New York time, no later than one (1) Business Day prior

Exhibit 4.1
to such prepayment date, and the Agent shall promptly notify the Issuer of the aggregate amount of the prepayment. Amounts remaining after the allocation of accepted amounts with respect to the First Offer and the Second Offer to Accepting Holders shall be retained by the Issuer or the relevant Note Party or Subsidiary for working capital and general corporate purposes, subject to the other covenants contained in this Agreement. For the avoidance of doubt, any Holder or Accepting Holder that does not deliver a notice declining the applicable payment by the dates and times set forth above shall be deemed to have accepted such prepayment offer.
(viii)Inability to Make Payment Due to RBL Restriction Existing on Closing Date. To the extent that the making of any prepayment required pursuant to Section 2.09(a), Section 2.09(b), Section 2.09(c), Section 2.09(d) or Section 2.09(e) is prohibited by Section 7.17 of the RBL Credit Agreement as in effect on the Closing Date, the Parent and the Issuer shall, in lieu of prepaying the Notes, satisfy the requirements of Section 2.09(a), Section 2.09(b), Section 2.09(c), Section 2.09(d) or Section 2.09(e), as applicable, by: on or prior to the date when the prepayment of the Notes would be required hereunder, (i) using the portion (rounded upwards to the extent necessary for compliance with the minimum optional prepayment limitations set forth in Section 2.10 of the RBL Credit Agreement as in the effect on the Closing Date) of the applicable proceeds that are the subject of Section 2.09(a), Section 2.09(b), Section 2.09(c), Section 2.09(d) or Section 2.09(e), as the case may be, and prohibited from being used to prepay the Notes (any such applicable proceeds, the “Blocked Prepayment Amount”), to prepay the RBL Loans, if any (provided that, if any such proceeds remain after the RBL Loans, if any, are fully prepaid, the Issuer shall apply such remaining proceeds to cash collateralize or otherwise backstop the RBL LC Exposure, if any, with such remaining proceeds to the extent required by, and in accordance with, Section 2.21(g) of the RBL Credit Agreement as in effect on the Closing Date), (ii) reducing the Aggregate Elected Commitment Amount under the RBL Credit Agreement by an amount at least equal to the amount of the Blocked Prepayment Amount (it being understood and agreed that such reduction shall be without duplication of the amount of any reduction in the Aggregate Elected Commitment Amount occurring in connection with the transaction giving rise to such prepayment requirement) and (iii) providing a certificate from a Responsible Officer of the Parent to the Agent (for delivery to the Holders) and EOC certifying the amount of the Blocked Prepayment Amount and that the requirements of this Section 2.09(h) have been or will (as and when required by the terms hereof) be satisfied.
(ix)Application of Payments, Etc. Mandatory prepayments of the Notes made pursuant to this Section 2.09 shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07 in inverse order of maturity. Notwithstanding anything in this Section 2.09 to the contrary, any amounts payable by the Issuer pursuant to Section 2.09(a), Section 2.09(b), Section 2.09(c), Section 2.09(d), or Section 2.09(e) shall be reduced by any amounts payable by the Issuer pursuant to Section 2.10(b) and Section 2.10(g) in connection with any such prepayment. Notwithstanding anything to the contrary, no provisions in the Note Documents shall be interpreted to expressly or impliedly subordinate any payment obligations owing by the Note Parties to the Agent, the Holders or other Person under the Note Documents as there is no intention to subordinate any such payment obligations and in no event shall the terms of this Section 2.09 restrict or limit the rights of the Agent to exercise any rights or remedy provided for under, or contemplated by, the Note Documents in connection with an Event of Default, including, for avoidance of doubt, in connection with the incurrence of Indebtedness not permitted hereunder or the unwinding, cancellation, termination or other monetization of Qualifying Hedges not permitted hereunder.
j.General Provisions Regarding Payments.
(i)All payments by the Issuer of principal, interest, fees and other Obligations shall be made in Dollars in same day funds without recoupment, setoff, counterclaim or other defense, and delivered to the Agent not later than 12:00 p.m. (New York, New York time) on the date due to the Agent’s Account (subject to extension to a later time on such day by the Requisite Holders) for the account of the Holders; the Agent shall give the Holders prompt written notice of amounts due, but not received by the Agent, on such due date and at such time. Funds received by the Agent after that time on such due date may be deemed by the Requisite Holders to have been paid by the Issuer on the next Business Day for the purposes of calculating interest thereon.

Exhibit 4.1
(ii)All prepayments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid and other amounts due and payable thereon.
(iii)The Agent shall promptly distribute by wire transfer to each Holder to the account indicated in writing to the Agent by each applicable Holder, such Holder’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Agent.
(iv)Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day (and such extension of time shall be included in the computation of the payment of interest hereunder), except in the case of a scheduled payment of interest in which case such payment shall be made on the immediately preceding Business Day.
(v)The Agent may, at the direction of the Requisite Holders, deem any payment by or on behalf of the Issuer hereunder that is not made in same day funds prior to 12:00 p.m. (New York, New York time) to be a non-conforming payment. Any such payment may be deemed by the Requisite Holders to have been received by the Agent on the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the immediately preceding Business Day) at the applicable rate determined pursuant to Section 2.06(a) from the date such amount was due and payable until the date such amount is paid in full.
(vi)If an Event of Default shall have occurred and be continuing, all payments or proceeds received by the Agent hereunder in respect of any of the Obligations shall be applied first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such, second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 11.03 under the Note Documents, third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes, fourth, pro rata to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g), if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g) resulting from the prepayment of principal under clause fifth below), fifth, pro rata to payment of principal (including any amount due under Section 8.02) outstanding on the Notes which have not yet been reimbursed by or on behalf of the Issuer at such time, sixth, pro rata to any other Obligations, and seventh, any excess, after all of the Obligations shall have been paid in full in cash, shall be paid to the Issuer or as otherwise required by any Governmental Requirement.
(vii)Make-Whole Amount; Prepayment Fee. Upon any prepayment of the Notes (other than any prepayment made pursuant to Section 2.07, Section 2.09(a) or Section 2.09(b)), whether such prepayment occurs as a result of an acceleration of the Notes pursuant to Section 8.01 (whether automatic or optional acceleration) following an Event of Default, at the Issuer’s option or otherwise, the Issuer shall make an additional payment to the Agent for the account of the Holders in an aggregate amount equal to (i) if such prepayment or acceleration occurs on or prior to April 3, 2026 (the “Make-Whole Expiry Date”), the Make-Whole Amount determined for the Settlement Date with respect to such principal amount plus five and twenty-five hundredths percent (5.25%) of the principal of such prepaid or accelerated amount plus any accrued and unpaid interest and other amounts due and payable thereon or (ii) if such prepayment or acceleration occurs thereafter, a fee (the “Prepayment Fee”), in an amount equal to the product of (A) if such prepayment or acceleration occurs on or prior to October 3, 2026, five and twenty-five hundredths percent (5.25%) of the principal of such prepaid or accelerated amount and (B) if such prepayment occurs after October 3, 2026, zero percent (0.00%) of such prepaid or accelerated amount, plus, in each case for clause (ii), any accrued and unpaid interest and other amounts due thereon. The Agent shall have no obligation to calculate or verify the calculations of the Make-Whole Amount or Prepayment Fee.

Exhibit 4.1
(viii)Presentment of the Notes by the Holder is not a condition to receipt of payment on the Maturity Date or any earlier repayment or Redemption.
k.Ratable Sharing. The Holders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes purchased and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under any Debtor Relief Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Holder) which is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall (a) notify the Agent and each other Holder of the receipt of such payment and (b) apply a portion of such payment to purchase Notes (which it shall be deemed to have purchased from each seller of a Note simultaneously upon the receipt by such seller of its portion of such payment) in the ratable Aggregate Amounts Due to the other Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Holders in proportion to the Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such Notes shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest. Each of the Parent and the Issuer expressly consents to the foregoing arrangement and agrees (i) that any Holder of a Note so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Issuer to that Holder with respect thereto as fully as if that Holder were owed the amount of the Note held by that Holder and (ii) to the extent it may effectively do so under applicable law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of setoff and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of the Issuer in the amount of such participation. The provisions of this Section 2.11 shall not be construed to apply to (A) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement, or (B) any payment obtained by a Holder as consideration for the assignment of or sale of a participation in any of its Notes or Obligations to any assignee or participant, other than to the Issuer or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply).
l.Increased Costs. Subject to the provisions of Section 2.13 (which shall be controlling with respect to the matters covered thereby), in the event that any Holder or the Agent shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Governmental Requirement, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Holder or the Agent with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority: (a) subjects such Holder (or its Applicable Office) or the Agent to any additional Tax (other than any Indemnified Tax and any Excluded Tax) with respect to this Agreement or any of the other Note Documents or any of its obligations hereunder or thereunder or any payments to such Holder (or its Applicable Office) or the Agent of principal, interest, fees or any other amount payable hereunder or its deposits, reserves or capital attributable thereto; (b) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Holder; or (c) imposes any other condition (other than with respect to a Tax matter) on or affecting such Holder (or its Applicable Office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to such Holder or the Agent of agreeing to purchase, purchasing or maintaining Notes hereunder or to reduce any amount received or receivable by such Holder (or its Applicable Office) or the Agent with respect thereto; then, in any such case, the Issuer shall promptly pay to such Holder or the Agent, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder shall reasonably determine) as may be necessary to compensate such Holder or the Agent for any

Exhibit 4.1
such increased cost or reduction in amounts received or receivable hereunder. Such Holder or the Agent shall deliver to the Issuer (and in the case of such Holder, with a copy to the Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Holder or the Agent under this Section 2.12, which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that the Issuer shall not be required to compensate such Holder pursuant to this Section 2.12 for any increased costs or reductions incurred more than nine (9) months prior to the date that such Holder delivers written notice to the Issuer pursuant to this Section 2.12 setting forth such Holder’s intention to claim compensation therefor; provided, further, that if the circumstances giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof.
m.Taxes; Withholding, etc.
(i)Payments to Be Free and Clear. All sums payable by or on account of any Note Party hereunder and under the other Note Documents shall (except to the extent otherwise required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.
(ii)Withholding of Taxes. If any Withholding Agent is required by law (as determined in the good faith discretion of the applicable Withholding Agent) to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Note Documents: (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay (or cause to be paid) any such Tax to the relevant Governmental Authority and (ii) if such Tax is an Indemnified Tax, the sum payable by such Note Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding of Indemnified Taxes (including such deductions and withholdings applicable to additional sums payable under this Section 2.13), the Agent or such Holder, as the case may be, and each of their Tax Related Persons, receives on the due date a net sum equal to what it would have received had no such deduction or withholding of Indemnified Taxes been required; provided that, for the avoidance of doubt, no such additional amount shall be required to be paid to any Holder or the Agent (including any of their Tax Related Persons) under clause (ii) above for, and Indemnified Taxes shall not include, any of the following Taxes, (A) in the case of the Agent or any Holder (including any of their Tax Related Persons), any U.S. federal withholding Tax in effect and applicable (x) as of the date on which the Agent or such Holder becomes a party to this Agreement (except to the extent that such U.S. federal withholding Taxes were payable to such Holder’s assignor (including its Tax Related Persons) immediately before such Holder became a party to this Agreement), and (y) in the case of a Tax Related Person that becomes a Tax Related Person after the relevant date described in clause (x), above, the date on which such person becomes a Tax Related Person (except to the extent that such U.S. federal withholding Taxes were payable to such Holder (including its Tax Related Persons) immediately before such Tax Related Person became a Tax Related Person of such Holder), or (z) the date on which such Holder changes its Applicable Office (except to the extent that such U.S. federal withholding Taxes were payable to such Holder (including its Tax Related Persons) immediately before it changed its Applicable Office), (B) any Tax on the Overall Net Income of such Holder or the Agent (or any of their Tax Related Persons), (C) any U.S. Tax imposed under FATCA or (D) any Tax attributable to such Holder’s or the Agent’s failure to comply with Section 2.13(e) (all such amounts described in this proviso, “Excluded Taxes”). The Note Parties shall deliver to the Agent official receipts (or certified copies of the receipts) or other evidence of such payment reasonably satisfactory to the Requisite Holders in respect of any Taxes payable hereunder within thirty (30) days after payment of such Taxes.
(iii)Other Taxes. In addition, and without duplication of any Taxes covered by Section 2.13(a), 2.13(b), or 2.13(d), the Note Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Note Parties shall deliver to the Agent official receipts (or certified copies of the receipts) or other evidence of such payment reasonably satisfactory to the Requisite Holders in respect of any Taxes or Other Taxes payable hereunder as soon as practicable after payment of such Taxes or Other Taxes.
(iv)Indemnification by the Note Parties. Without duplication of any Taxes covered by Section 2.13(b) or 2.13(c), the Note Parties shall indemnify the Agent and each Holder, within ten (10)

Exhibit 4.1
days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) paid or incurred by the Agent or such Holder or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Note Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable expenses and costs arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error.
(v)Administrative Requirements; Forms Provision. Any Holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to the Issuer and the Agent, at the time or times reasonably requested by the Issuer or the Agent, such properly completed and executed documentation reasonably requested by the Issuer or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Holder, if reasonably requested by the Issuer or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Issuer or the Agent as will enable the Issuer or the Agent to determine whether or not such Holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(e)(i) and (e)(ii) below) shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder. Without limiting the generality of the foregoing:
(1)each Holder that is a United States Person for U.S. federal income Tax purposes shall deliver to the Issuer and the Agent, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Issuer or the Agent (each in the reasonable exercise of its discretion), two executed copies of Internal Revenue Service (“IRS”) Form W-9 certifying that such Holder is exempt from U.S. federal backup withholding Tax; and
(2)each Holder that is not a United States Person for U.S. federal income Tax purposes (a “Non-U.S. Holder”) shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Agent (in such number of copies as shall be requested by the recipient), on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be reasonably requested by the Issuer or the Agent (each in the reasonable exercise of its discretion), whichever of the following described in clauses (A) through (E) below is applicable, accurately completed and in a manner reasonably acceptable to the Issuer and the Agent:
(a)in the case of a Non-U.S. Holder claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty, and (y) with respect to any other applicable payments under any Note Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(b)two executed copies of IRS Form W-8ECI;
(c)in the case of a Non-U.S. Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Holder is not a “bank” within the

Exhibit 4.1
meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E;
(d)to the extent a Non-U.S. Holder is not the beneficial owner of a Note, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Holder is a partnership and one or more direct or indirect partners of such Non-U.S. Holder are eligible to claim the portfolio interest exemption, such Non-U.S. Holder shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; or
(e)any Non-U.S. Holder shall deliver to the Issuer and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer or the Agent to determine the withholding or deduction required to be made.
Each Holder required to deliver any forms, certificates or other evidence with respect to U.S. federal income Tax withholding matters pursuant to this Section 2.13(e) and Section 2.13(f) hereby agrees, from time to time after the initial delivery by such Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms certificates or other evidence obsolete or inaccurate in any respect, that such Holder shall promptly deliver to the Agent and the Issuer two new executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-8ECI (or any successor form(s) of any of the foregoing), and as applicable, a U.S. Tax Compliance Certificate properly completed and duly executed by such Holder, and such other documentation required under the Code and reasonably requested by the Agent or the Issuer to confirm or establish that such Holder is not subject to deduction or withholding of U.S. federal income Tax with respect to payments to such Holder under the Note Documents or is subject to deduction or withholding at a reduced rate, or notify the Agent and the Issuer of its inability to deliver any such forms, certificates or other evidence. On or before the Closing Date, (or in the case of a successor or replacement Agent, on or before the date on which such successor or replacement Agent becomes a party to this Agreement), U.S. Bank Trust Company, National Association (or such successor or replacement Agent), shall deliver to the Issuer two executed copies of IRS Form W-9 establishing that the Issuer can make payments to the Agent without deduction or withholding of any Taxes imposed by the United States, including Taxes imposed under FATCA. Each Holder and the Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Agent in writing of its legal inability to do so.
(vi)If a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the Issuer and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer or the Agent as may be necessary for the Issuer and the Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.13(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Exhibit 4.1
Each Holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer and the Agent in writing of its legal inability to do so.
(vii)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including by the payment of additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(viii)Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Holder, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Note Document.
(ix)Defined Term. For purposes of this Section 2.13, the term “applicable law” includes FATCA.
ARTICLE 3
CONDITIONS PRECEDENT
Section 1.0aClosing Date. The obligation of each Holder to enter into the Note Documents on the Closing Date and purchase Notes on the Closing Date is subject to the satisfaction, or waiver by the Holders, of the following conditions on or before the Closing Date:
(i)Note Documents. Each Holder and the Agent shall have received sufficient copies of each Note Document executed and delivered by each Note Party that is a party thereto.
(ii)Organizational Documents; Incumbency. The Agent (on behalf of the Holders) shall have received (i) sufficient copies of each organizational document of each Note Party, certified as of a recent date by the appropriate Governmental Authority (if applicable); (ii) signature and incumbency certificates of the officers of each Note Party executing the Note Documents to which it is a party; (iii) resolutions of the Board of Directors, the manager(s) or member(s) or similar governing body of each Note Party approving and authorizing the execution, delivery and performance of this Agreement and the other Note Documents to which it is a party, certified as of the Closing Date by a Responsible Officer as being in full force and effect without modification or amendment; and (iv) a good standing certificate for each Note Party from the applicable Governmental Authority in such Person’s jurisdiction of incorporation, organization or formation dated a recent date prior to the Closing Date.
(iii)Evidence of Insurance. The Agent (on behalf of the Holders) shall have received evidence satisfactory to the Requisite Holders in their reasonable discretion that all insurance required to be maintained pursuant to Section 6.08 is in full force and effect, together with all other requirements set forth in Section 6.08.

Exhibit 4.1
(iv)Opinion of Counsel to Note Parties. The Agent (on behalf of the Holders) shall have received executed copies of the favorable written opinion of Kirkland & Ellis LLP, counsel for the Note Parties, dated as of the Closing Date and in form and substance reasonably satisfactory to the Requisite Holders (and each Note Party hereby instructs such counsel to deliver such opinion to the Agent (on behalf of the Holders) and EOC).
(v)Solvency Certificate. On the Closing Date, the Agent (on behalf of the Holders) shall have received a Solvency Certificate from the chief financial officer (or a Responsible Officer) of the Parent.
(vi)Closing Date Certificate. The Issuer shall have delivered to the Agent (on behalf of the Holders) and EOC an executed Closing Date Certificate, together with all attachments thereto.
(vii)Note Purchase Notice. The Agent shall have received a fully executed irrevocable Note Purchase Notice with respect to the Notes in an amount equal to the Facility Amount at least six (6) Business Days prior to the Closing Date (or such shorter time as the Holders may agree in their sole discretion).
(viii)Payoff Documents. The Agent (for delivery to the Holders) shall have received customary payoff letters and Lien releases evidencing that all existing Liens or security interests on the Specified Acquired Assets (provided that Liens permitted under Section 7.02 may exist) have been, or contemporaneously with the Closing Date shall be, terminated or released.
(ix)Lien Searches. The Agent (for delivery to the Holders) shall have received recent customary UCC lien search reports for the Note Parties reflecting no Liens (other than (x) Liens permitted under Section 7.02 and (y) Liens being assigned or released on or prior to the Closing Date) encumbering the Properties of the Note Parties, in each case, in their jurisdictions of formation.
(x)Other Indebtedness. On the Closing Date, immediately after giving effect to the Transactions, the Note Parties and their respective Subsidiaries shall have no outstanding third-party Indebtedness for borrowed money, funded debt or Disqualified Capital Stock other than Indebtedness permitted under Section 7.01.
(xi)Specified Acquisition Documents. The Agent (for delivery to the Holders) shall have received a certificate from a Responsible Officer of the Parent dated as of the Closing Date certifying that (i) attached thereto is a true and correct fully executed copy of the Specified Purchase Agreement (including all amendments, exhibits, and schedules thereto), (ii) the conditions precedent set forth in Sections 3.01(j), 3.01(l), 3.01(m), 3.01(n) and 3.01(u) have been satisfied and (iii) during the period commencing as of the Signing Date through and including the Closing Date, none of the Parent or the other Note Parties or their respective Subsidiaries have (A) sold, transferred, licensed, leased or otherwise disposed of any Oil and Gas Properties in excess of ten million Dollars ($10,000,000) but excluding sales, transfers, licenses, leases or other dispositions of (1) Hydrocarbons in the ordinary course of business, (2) inventory or equipment that is obsolete, worn out or no longer necessary or useful for the business, or (3) leases that have expired in accordance with their terms (so long as no other terms or conditions therein are amended, waived, consented to or otherwise modified), (B) terminated, cancelled, unwound, novated or disposed of any commodity Hedging Transaction of the Note Parties and their respective Subsidiaries in existence as of the Signing Date but excluding (1) the termination of any such commodity Hedging Transaction at the end of its stated term (as in effect on the Signing Date, without giving effect to any amendment, restatement, waiver, consent or other modification thereto) and (2) any novation of any such commodity Hedging Transaction from a Note Party to another Note Party (so long as no other terms or conditions therein are amended, waived, consented to or otherwise modified), or (C) (1) entered into any new, or amended, restated, waived, consented to or otherwise modified any existing, offtake agreements, Minimum Volume Contracts, DrillCo, volumetric production payments, Dollar denominated production payment or other material similar arrangements or (2) designated any Subsidiary as an “Unrestricted Subsidiary” under the RBL Credit Agreement or contributed (I) cash in excess of ten million Dollars ($10,000,000) or (II) any non-cash assets, in each case, to any Unrestricted Subsidiary or joint venture.

Exhibit 4.1
(xii)No Material Adverse Effect. Since the Signing Date, there shall not have occurred (i) a Material Adverse Effect (as defined in the Specified Purchase Agreement) or (ii) as it relates to the Parent and its Subsidiaries, a Material Adverse Effect (as defined in the RBL Credit Agreement as in effect on the Signing Date).
(xiii)Specified Acquisition. The Specified Acquisition and the other Transactions shall have been consummated or, substantially concurrently with the purchase of the Notes hereunder on the Closing Date, shall be consummated, in accordance with the Specified Purchase Agreement as in effect on the Signing Date without giving effect to any amendment, restatement, waiver, consent or other modification thereto that is materially adverse to the Holders or EOC (in their capacities as such) without the prior written consent of EOC; it being understood that (i)(A) any change to the definition of “Material Adverse Effect” contained in the Specified Purchase Agreement shall be deemed to be materially adverse to EOC and the Holders, (B) any increase in the amount of the purchase price under the Specified Purchase Agreement (unless such increase is funded exclusively by an issuance of common equity of the Parent) shall be deemed to be materially adverse to EOC and the Holders and (C) any change in the form of the consideration for the Specified Acquisition will be deemed to be materially adverse to EOC and the Holders and (ii) any decrease in the amount of the purchase price under the Specified Purchase Agreement shall be deemed not to be materially adverse to the Holders or EOC as long as such reduction of the purchase price shall reduce the amount of proceeds of RBL Loans applied towards the purchase price for the Specified Acquisition and the payment of Transaction Expenses (if any) on a Dollar for Dollar basis.
(xiv)Specified Representations. The Specified Acquisition Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date.
(xv)Financial Statements. The Agent (for delivery to the Holders) shall have received: (i) projections of the Note Parties in form and detail reasonably satisfactory to the Requisite Holders prepared by management of the Parent, which will be quarterly for the first year after the Closing Date and annually thereafter for the term of this Agreement, (ii) GAAP audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Parent and its consolidated subsidiaries for the fiscal year ending December 31, 2022, (iii) an unaudited consolidated pro forma balance sheet of the Parent and its Subsidiaries as of February 28, 2023 (giving effect to the Transactions on the Closing Date), and (iv) monthly production and accounting lease operating statements for (A) the Note Parties and (B) Pecos Oil & Gas, LLC, in each case for each of September 2022, October 2022, November 2022 and with respect to the Note Parties only, December 2022 (collectively, the “Initial Financial Statements”).
(xvi)Reserve Report. The Agent (for delivery to the Holders) shall have received a satisfactory Reserve Report evaluating the Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, and Proved Undeveloped Reserves, in each case of the Oil and Gas Properties of the Parent and its Subsidiaries, prepared by Netherland Sewell & Associates, Inc. (the “Initial Reserve Report”).
(xvii)Know Your Customer. Each Holder and the Agent shall have received, at least five (5) Business Days (or such shorter period as the Agent and the Holders may agree) prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and, to the extent the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Issuer, that has been reasonably requested by the Holders in writing to the Issuer at least ten (10) Business Days prior to the Closing Date.
(xviii)Fees and Expenses. The Issuer shall have paid to the Agent, the Holders and EOC (which amounts may be paid using the proceeds of the Notes) all fees required to be paid pursuant to the Note Documents on the Closing Date and reimbursement for all reasonable, documented out-of-pocket expenses (invoiced at least two (2) Business Days prior to the Closing Date (or such shorter time to which the Parent may agree acting reasonably)) required to be paid pursuant to the Note Documents on the Closing Date.

Exhibit 4.1
(xix)Signing Date Hedges. The Agent (for delivery to the Holders) shall have received reasonably satisfactory evidence that (i) as of the Signing Date, one or more of the Note Parties entered into (or previously entered into) and thereafter maintained Qualifying Hedges in respect of notional volumes not less than (A) sixty percent (60%) of the reasonably anticipated projected production of crude oil from Proved Developed Producing Reserves of the Note Parties (based on the Initial Reserve Report), on a monthly basis, for the period of twenty-four (24) full calendar months following the Signing Date and (B) forty percent (40%) of the reasonably anticipated projected production of natural gas from Proved Developed Producing Reserves of the Note Parties (based on the Initial Reserve Report), on a monthly basis, for the period of twenty-four (24) full calendar months following the Signing Date and (ii) such Qualifying Hedges shall not have been terminated, unwound, cancelled, novated or assigned, nor shall they have been amended or modified, or have had any consent or waiver granted in respect thereof, in any manner that is adverse to the Holders or EOC, nor shall have they ceased to be in full force and effect or have had any material provision thereof become null and void (excluding, for the avoidance of doubt, the termination of any such Qualifying Hedges at the end of their stated terms (as in effect on the Signing Date, without giving effect to any amendment, restatement, waiver, consent or other modification thereto) and any novations or assignments thereof between Note Parties (so long as no other terms or conditions therein are amended, waived, consented to or otherwise modified)).
(xx)Closing Date. The Closing Date shall have occurred on or before the Termination Date.
(xxi)RBL Availability. As of the Closing Date and immediately after giving effect to the Transactions, the Issuer shall have RBL Availability under the RBL Credit Agreement of at least fifteen percent (15%) of the lesser of (i) the Borrowing Base (as defined in the RBL Credit Agreement as of the Signing Date) and (ii) Aggregate Elected Commitment Amount (as defined in the RBL Credit Agreement as of the Signing Date).
(xxii)Amount of Notes. The amount of Notes offered to the Holders on the Closing Date shall not be less the two hundred million Dollars ($200,000,000) in the aggregate.
(xxiii)RBL Documents. The Agent (for delivery to the Holders) shall have received a certificate from a Responsible Officer of the Parent dated as of the Closing Date certifying that attached thereto are (i) true and correct fully-executed copies of the RBL Credit Agreement and the RBL Closing Date Amendment pursuant to which, among other things, the Borrowing Base shall be greater than or equal to two-hundred fifty million Dollars ($250,000,000) and the Aggregate Elected Commitment Amount shall be greater than or equal to two-hundred fifty million Dollars ($250,000,000) and (ii) any other material RBL Loan Documents reasonably requested by the Agent or any Holder.
(xxiv)Signing Date RBL Credit Agreement. The RBL Credit Agreement and the other material RBL Loan Documents, in each case as in effect on the Signing Date, shall not have been amended, restated, or otherwise modified and no waiver or consent shall have been given with respect thereto that is materially adverse to the Holders (in their capacities as such) without the prior written consent of the Holders; it being understood that an amendment thereto pursuant to which the Borrowing Base shall be greater than or equal to two-hundred fifty million Dollars ($250,000,000) and the Aggregate Elected Commitment Amount shall be greater than or equal to two-hundred fifty million Dollars ($250,000,000) shall not be materially adverse to the Holders.
The Agent (at the direction of the Holders) shall notify the Issuer and the Holders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Holders to enter into the Note Documents on the Closing Date and purchase Notes on the Closing Date shall not become effective unless each of the foregoing conditions is satisfied (or waived by the Holders) at or prior to 5:00 p.m., New York, New York time, on April 3, 2023 (and, in the event such conditions are not so satisfied, or waived by the Holders, prior to such time, the Commitments shall terminate at such time).
Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 3.01, each Holder as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Holder unless the

Exhibit 4.1
Agent shall have received written notice from such Holder prior to the Closing Date specifying its objection thereto.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
Each of the Parent and the Issuer represents and warrants to the Agent and the Holders as follows:
Section 1.0aExistence; Power. The Parent, the other Note Parties and each of their Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (b) has all requisite corporation, partnership or limited liability company power and authority to carry on its business as now conducted, and (c)  is duly qualified to do business, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
Section 1.0bOrganizational Power; Authorization. The execution, delivery and performance by each Note Party of the Note Documents to which it is a party are within such Note Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Note Parties and constitutes, and each other Note Document to which any Note Party is a party, when executed and delivered by such Note Party, will constitute, valid and binding obligations of the Parent, the Issuer or such Note Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 1.0cFinancial Statements. The Issuer has furnished to the Agent (for delivery to the Holders) and EOC the audited consolidated balance sheet of the Parent and its consolidated subsidiaries as of December 31, 2022, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year of the Parent then ended, reported on by BDO USA, LLP. Such financial statements fairly present, in all material respects, the consolidated financial position of the Parent and its consolidated subsidiaries as of such date and the consolidated results of operations for such period in conformity with GAAP. Since December 31, 2022, there have been no changes with respect to the Parent, the Issuer and their Subsidiaries which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 1.0dLitigation and Environmental Matters.
(i)No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Parent or the Issuer, threatened in writing against or affecting the Parent, the Issuer or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Note Document.
(ii)Except for the matters set forth on Schedule 4.04 or as could not reasonably be expected to have a Material Adverse Effect:
(1)none of the Note Parties or their Subsidiaries (including Unrestricted Subsidiaries), their respective Properties nor their respective operations conducted thereon violate any applicable Environmental Laws;
(2)each Note Party and their Subsidiaries (including Unrestricted Subsidiaries) has obtained all Environmental Permits required for its operations and each of its Properties, with all such Environmental Permits being currently in full force and effect, and no Note Party or their Subsidiaries (including Unrestricted Subsidiaries) have received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked

Exhibit 4.1
or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;
(3)there are no claims, demands, suits, orders, investigations, or proceedings concerning any violation of, or any Environmental Liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to any Note Party’s or any of their Subsidiaries’ (including Unrestricted Subsidiaries’) knowledge, threatened against any Note Party or their Subsidiaries (including Unrestricted Subsidiaries) or any of their respective Properties or, to any Note Party’s or any of their Subsidiaries’ (including Unrestricted Subsidiaries’) knowledge, as a result of any operations at such Properties;
(4)to the knowledge of each Note Party and their Subsidiaries (including Unrestricted Subsidiaries), all hazardous substances, solid waste and oil and gas waste, if any, generated at any and all Property of each Note Party or any Subsidiary (including Unrestricted Subsidiaries) have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and in transporting, treating or disposing of the same all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or, to the knowledge of any Note Party, threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;
(5)there has been no Release or, to any Note Party’s or any of their Subsidiaries’ (including Unrestricted Subsidiaries’) knowledge, threatened Release, of Hazardous Materials at, on, under or from any Note Party’s or their Subsidiaries’ (including Unrestricted Subsidiaries’) Properties except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;
(6)no Note Party or any of their Subsidiaries (including Unrestricted Subsidiaries) has received any written notice asserting an alleged Environmental Liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite from any Note Party’s or any of their Subsidiaries’ (including Unrestricted Subsidiaries’) Properties and there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice; and
(7)each Note Party and their Subsidiaries (including Unrestricted Subsidiaries) have provided to the Agent (for delivery to the Holders) and EOC copies of all material environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Note Party’s possession or control and relating to their respective Properties or operations thereon.
Section 1.0eCompliance with Laws and Agreements. The Parent, the Issuer and each of their Subsidiaries is in compliance with (a) all Governmental Requirement and all judgments, decrees and orders of any Governmental Authority applicable to it, (b) all indentures, agreements or other instruments binding upon it or its properties, except, in each case, where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (c) its organizational documents in all material respects.
Section 1.0fInvestment Company Act. Neither the Parent or the Issuer, nor any of their Subsidiaries, is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Exhibit 4.1
Section 1.0gTaxes. The Parent, the Issuer and their Subsidiaries have timely filed or caused to be filed all Federal income Tax returns and all other material Tax returns that are required to be filed by them (after giving effect to any extension granted in the time for filing), and have paid all Taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Parent, the Issuer or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Parent, the Issuer and their Subsidiaries in respect of such Taxes are adequate (in all material respects), and as of the date hereof no material Tax liabilities in excess of the amount so provided are anticipated. Neither the Parent or the Issuer, nor any of their Subsidiaries, has any obligation to pay or to its knowledge has any liability with respect to any of their Affiliates’ Tax liability (other than the Parent, the Issuer or its Subsidiaries). No Tax Lien (other than Tax Liens that constitute Excepted Liens) has been filed and, to the knowledge of any Note Party, no claim is being asserted with respect to any such Tax or other such governmental charge.
Section 1.0hMargin Regulations. None of the proceeds of any of the Notes will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Parent or the Issuer, nor any of their Subsidiaries, is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 1.0iERISA. Except for matters that could not reasonably be expected to result in a Material Adverse Effect, each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification), except as could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur. There exists no Unfunded Pension Liability with respect to any Plan. No Note Party, Subsidiary nor any ERISA Affiliate is making or accruing an obligation to make contributions to any Plan, or has, within any of the five (5) calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving any Plan (other than routine claims for benefits) or, to the knowledge of the Parent, the Issuer, any of their Subsidiaries or any ERISA Affiliate, threatened against any Plan, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in a Material Adverse Effect. Each Note Party, each Subsidiary and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan, except as could not reasonably be expected to result in a Material Adverse Effect. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA, except as could not reasonably be expected to result in a Material Adverse Effect. No Note Party, Subsidiary nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions, except as could not reasonably be expected to result in a Material Adverse Effect.

Exhibit 4.1
j.Governmental Approvals; No Conflicts. The execution, delivery and performance by each Note Party of the Note Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b)(i) will not violate any Governmental Requirement applicable to the Parent, the Issuer or any of their Subsidiaries or (ii) any judgment, order or ruling of any Governmental Authority which could reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under (i) any organizational document of the Parent, the Issuer or any of their Subsidiaries or (ii) any Contractual Obligation of the Parent, the Issuer or any of their Subsidiaries or any of their assets or give rise to a right thereunder to require any payment to be made by the Parent, the Issuer or any of their Subsidiaries which could reasonably be expected to have a Material Adverse Effect and (d) will not result in the creation or imposition of any Lien on any asset of the Parent, the Issuer or any of their Subsidiaries, except Liens (if any) created under the Note Documents.
k.Ownership of Property; Insurance.
(i)Each Note Party has good and Defensible Title to its respective proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those proved Oil and Gas Properties that have been disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms) and good title to, or valid leasehold interests in, all of its personal Properties in all material respects necessary or used in the ordinary course of its business, in each case free and clear of Liens prohibited by this Agreement under Section 7.02. After giving full effect to the Excepted Liens, each Note Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report as of the date of such Reserve Report (subject to any Asset Sale in compliance with Section 7.06 since delivery of such Reserve Report and any leases which have expired in accordance with their terms), and after giving full effect to Excepted Liens, the ownership of such Properties shall not in any material respect obligate such Note Party to bear the costs and expenses relating to the maintenance, development and operations of each such proved Oil and Gas Property in an amount in excess of the working interest of such Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Note Party’s net revenue interest in such proved Oil and Gas Property.
(ii)All material leases and agreements necessary for the conduct of the business of each Note Party are valid and subsisting, in full force and effect, and there exists no material default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a material default under any such lease or agreement.
(iii)The rights and Properties presently owned, leased or licensed by each Note Party, including, without limitation, all easements and rights of way, include all rights and Properties reasonably necessary to permit each Note Party to conduct its business in all material respects in the same manner as its business has been conducted prior to the date hereof.
(iv)Except as could not reasonably be expected to have a Material Adverse Effect, the proved Oil and Gas Properties (and Properties unitized therewith) of each Note Party have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirement and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the proved Oil and Gas Properties of such Note Party. Specifically in connection with the foregoing, except as could not reasonably be expected to have a Material Adverse Effect (i) no proved Oil and Gas Property of any Note Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the proved Oil and Gas Properties (or Properties unitized therewith) of any Note Party is deviated from the vertical more than the maximum permitted by Governmental Requirement, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the proved Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of such Note Party. Except as could not reasonably be expected to have a Material Adverse Effect, all pipelines, wells, gas processing plants,

Exhibit 4.1
platforms and other material improvements, fixtures and equipment owned in whole or in part by each Note Party that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by such Note Party, in a manner consistent with such Note Party’s past practices.
(v)Each Note Party owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property necessary to operate its business, and the use thereof by such Note Party does not infringe on the rights of any other Person, except as could not reasonably be expected to have a Material Adverse Effect. Each Note Party either owns or has valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in its business as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons except as could not reasonably be expected to have a Material Adverse Effect.
(vi)Each Note Party has (i) all insurance policies sufficient for the compliance by it with all Governmental Requirements and (ii) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of such Note Party, which insurance coverage of the Note Parties, as of the Closing Date, is set forth on Schedule 4.11.
l.Disclosure.
(i)The Parent and the Issuer have each disclosed or made available to the Agent and the Holders all agreements, instruments, and corporate or other restrictions to which the Parent, the Issuer or any of their Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Parent and/or the Issuer to the Agent or any Holder in connection with the negotiation of this Agreement or any other Note Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished), taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information, with respect to any information in a Reserve Report, solely to the extent of projections concerning volumes attributable to Oil and Gas Properties and production and future cost estimates or with respect to other forward-looking information or information of a general economic or industry specified nature, each of the Parent and the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that (i) any such information is merely a prediction as to future events and its not to be viewed as fact, (ii) such information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent, the Issuer or any of its Subsidiaries and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material). As of the Closing Date, to the knowledge of the Issuer, the information included in the Beneficial Ownership Certification is true and correct in all respects.
(ii)There are no statements or conclusions in any Reserve Report which are based upon or include materially misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and future cost estimates and any other forward-looking information contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Parent, the Issuer and their Subsidiaries do not represent and warrant that such opinions, estimates and projections and other forward-looking information will ultimately prove to be accurate. The remaining contents of any Reserve Report that constitute information (other than (i) the projected financial information and (ii) information of a general economic or industry nature) are the subject of Section 4.12(a).

Exhibit 4.1
m.Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Parent, the Issuer or any of their Subsidiaries, or, to the Parent’s and the Issuer’s knowledge, threatened against or affecting the Parent, the Issuer or any of their Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Parent, the Issuer or any of their Subsidiaries, or, to the Parent’s and the Issuer’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Parent, the Issuer or any of their Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Parent, the Issuer or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
n.Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Note Party in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Parent and the other Note Parties, in each case, as of the Closing Date. Each Subsidiary of a Note Party is a (directly or indirectly) wholly-owned Subsidiary. The Parent has no subsidiaries other than the Issuer and its subsidiaries.
o.Solvency. On the Closing Date, immediately after giving effect to the consummation of the Transactions, the Note Parties, taken as a whole, are Solvent.
p.OFAC; Foreign Corrupt Practices Act.
(i)Neither any Note Party nor any of its Subsidiaries or Affiliates (including Unrestricted Subsidiaries) (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Countries, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. The Note Parties and their Subsidiaries (including Unrestricted Subsidiaries) and their respective directors, officers and employees and, to the knowledge of the Parent and the Issuer, the agents of the Note Parties and their Subsidiaries (including Unrestricted Subsidiaries), are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and the Parent, the Issuer and their Subsidiaries and Unrestricted Subsidiaries have instituted and maintain policies and procedures designed to achieve compliance therewith.
(ii)No part of the proceeds of any Notes hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable Anti-Corruption Laws.
q.USA PATRIOT Act. Neither any Note Party nor any of its Subsidiaries or Unrestricted Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither any Note Party nor any of its Subsidiaries or Unrestricted Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the USA PATRIOT Act. None of the Note Parties or their Subsidiaries (including Unrestricted Subsidiaries) (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.
r.Gas Imbalances; Prepayments. Except as set forth on Schedule 4.18 as of the Closing Date or on the most recent certificate delivered pursuant to Section 6.11(c), to the Parent’s and the Issuer’s knowledge, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Note Parties’ proved Oil and Gas Properties which would require the Note Parties to deliver Hydrocarbons produced from their proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding two percent (2%) of the value of the proved, developed, producing Oil and Gas Properties as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement in the aggregate.

Exhibit 4.1
s.Marketing of Production. Except for contracts listed and in effect on the Closing Date on Schedule 4.19, and thereafter either disclosed in writing to the Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts each Note Party represents it is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from any Note Party’s Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (i) pertain to the sale of production at a fixed price and (ii) have a maturity or expiry date of longer than six (6) months from the effective date of such agreement.
t.Hedging Transactions. Schedule 4.20, as of the Closing Date, and thereafter each report required to be delivered by the Parent and the Issuer pursuant to Section 6.01(d), as of the date thereof, sets forth, a true and complete list of all Hedging Transactions of each Note Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements (other than the RBL Loan Documents) relating thereto (including any margin required or supplied) and the counterparty to each such agreement.
u.Affected Financial Institutions. No Note Party is an Affected Financial Institution.
ARTICLE 5
REPRESENTATIONS OF HOLDERS.
In order to induce the Issuer to issue and sell the Notes to the Holders, each Holder hereby represents and warrants to the Issuer, on the Closing Date and acknowledges as follows:
Section 1.0aOrganization and Standing. Such Holder is a corporation or other entity duly incorporated or formed and validly existing under the laws of the jurisdiction of its incorporation or formation.
Section 1.0bAuthorization; Enforceability. Such Holder has the full power and authority to enter into this Agreement, and (assuming due execution by the other parties hereto) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, except to the extent the enforceability thereof may be limited by (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) implied covenants of good faith and fair dealing.
Section 1.0cInvestment. Such Holder acquired each such Note solely for its own account, for investment purposes, with no intention of distributing or reselling such Note in any public offering or in any transaction that would be in violation of applicable securities laws of the United States or any other applicable jurisdiction or any state or province thereof, without prejudice, however, to such Holder’s right at all times to sell or otherwise dispose of all or any part of the Note under an effective registration statement under the Securities Act and applicable state securities or “blue sky” laws (it being understood that the Issuer has no obligation or intention to undertake any such registration), or an exemption from such registration requirements and in compliance with applicable securities laws. Such Holder has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, any Note by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D of the Securities Act, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.
Section 1.0dAccredited Investor. Such Holder, at the time that it committed to enter into this Agreement was, and now is, an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.
Section 1.0eNo Resale or Repurchase. No person has made to such Holder any written or oral representations (a) that any person will resell or repurchase the Notes, (b) that any person will refund the purchase price of the Notes, or (c) as to the future price or value of the Notes.

Exhibit 4.1
Section 1.0fPrivate Placement. Such Holder understands that the Notes are being offered for sale only on a “private placement” basis and that the sale and delivery of the Notes is conditional upon such sale being exempt from the requirements as to the filing of a prospectus or registration statement or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum and, as a consequence, (a) such Holder is restricted from using most of the civil remedies available under applicable securities legislation, (b) such Holder may not receive information that would otherwise be required to be provided to it under applicable securities legislation, and (c) the Issuer is relieved from certain obligations that would otherwise apply under applicable securities legislation.
Section 1.0gKnowledge and Experience. Without limiting the force and effect of the representations and warranties of any party to a Note Document, such Holder (a) has such knowledge and experience, as to enable it to evaluate the merits and risks of entering into this Agreement and receiving the Notes, (b) is able to bear the economic risk of the transaction, (c) is able to hold its interest indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration and is completed in compliance with applicable securities laws, (d) has been independently advised as to restrictions with respect to trading in the Notes imposed by applicable securities laws, (e) confirms that no representation (written or oral) has been made to it (with respect to trading restrictions imposed by applicable securities laws) by or on behalf of the Issuer or the Agent with respect thereto, (f) has conducted its own investigation of the Issuer and the terms of the Notes, (g) (i) confirms it has had access to information as it deemed necessary to make its decision to purchase the Notes, and (ii) has been offered the opportunity to ask questions of the Issuer and receive answers thereto, as it deemed necessary in connection with the decision to purchase the Notes and (h) acknowledges that it is aware of the characteristics of the Notes, and the risks relating to an investment therein.
Section 1.0hNo Materials. Without limiting the representations and warranties set forth in the Note Documents, such Holder has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, any prospectus, sales or advertising literature describing or purporting to describe the business and affairs of the Issuer which has been prepared for delivery to, and review by, prospective purchasers in order to assist them in making an investment decision in respect of the Notes.
Section 1.0iTransfer Restrictions. Such Holder acknowledges and agrees that none of the Notes has been registered under the Securities Act or the securities laws of any country or state, and none of them may be sold or otherwise transferred in the absence of an effective registration thereunder unless an exemption from registration is available. Such Holder also acknowledges and agrees that the Notes are subject to resale restrictions in the United States, may be subject to resale restrictions in jurisdictions other than the United States under applicable securities laws, and that any sale or transfer will be completed in compliance with applicable securities laws.
j.Offers and Sales Only in Certain Circumstances. If such Holder decides to offer, sell, pledge or otherwise transfer any of the Notes, it will not offer, sell, pledge or otherwise transfer any of such Notes, directly or indirectly, unless: (a) the sale is made pursuant to registration of the Notes under the Securities Act; (b) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act and in compliance with applicable local securities laws and regulations; (c) the sale is made pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 144 or Rule 144A thereunder, if available, and, in either case, in accordance with any applicable state securities or “blue sky” laws; or (d) the Notes are sold in any other transaction that does not require registration under the Securities Act or any applicable state securities or “blue sky” laws.
k.Subsequent Purchaser Notification. Such Holder will take reasonable steps to inform any person acquiring Notes from such Holder in the United States that the Notes (a) have not been and will not be registered under the Securities Act, (b) are being sold to them without registration under the Securities Act in reliance on Rule 144A or in accordance with another exemption from registration under the Securities Act and (c) may not be offered, sold or otherwise transferred except (i) outside the United States in accordance with Regulation S and in compliance with applicable local securities laws and regulations or (ii) inside the United States in accordance with (A) Rule 144A to a person whom the seller

Exhibit 4.1
reasonably believes is a qualified institutional buyer, as defined in Rule 144A (“Qualified Institutional Buyer”) that is purchasing such Notes for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (B) pursuant to another available exemption from registration under the Securities Act.
l.General Solicitation. Such Holder is not purchasing the Notes as a result of any advertisement, article, notice or other communication regarding the Notes published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
ARTICLE 6
AFFIRMATIVE COVENANTS
Each of the Parent and the Issuer covenants and agrees that on the Closing Date and thereafter, until Payment in Full:
Section 1.0aFinancial Statements and Other Information. The Parent and the Issuer will deliver to the Agent (for delivery to each Holder) and EOC, and, in the case of Section 6.01(n), meet and consult with EOC or the Requisite Holders:
(i)as soon as available and in any event not later than the earlier to occur of (i) the fifth (5th) Business Day after the Parent is required to file its annual financial statements with the SEC (after giving effect to any permitted extensions pursuant to Rule 12b-25 under the Exchange Act) and (ii) the date that is one hundred twenty (120) days after the end of each Fiscal Year of the Parent, commencing with the Fiscal Year of the Parent ending December 31, 2023, a copy of the annual audited report for such Fiscal Year for the Parent and its consolidated subsidiaries, containing a consolidated balance sheet of the Parent and its consolidated subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Parent and its consolidated subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by BDO USA, LLP or other independent public accountants of nationally recognized standing or that are otherwise reasonably acceptable to the Agent (acting at the direction of the Requisite Holders) (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit (in each case, other than with respect to, or resulting from, (x) the occurrence of the Stated Termination Date (as defined in the RBL Credit Agreement) or the Stated Maturity Date within one (1) year from the date such opinion is delivered or (y) any potential inability to satisfy any financial covenant on a future date or in a future period)) to the effect that such financial statements present fairly in all material respects the financial position and the results of operations of the Parent and its consolidated subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; at any time a consolidated subsidiary of the Parent constitutes an Unrestricted Subsidiary hereunder, concurrently with the financial information required by this clause (a), consolidating information that explains in reasonable detail the differences between the information relating to the Parent and its consolidated subsidiaries, on the one hand, and the information relating to the Parent and its Subsidiaries, on the other hand;
(ii)as soon as available and in any event not later than the earlier to occur of (i) the fifth (5th) Business Day after the Parent is required to file its quarterly financial statements with the SEC (after giving effect to any permitted extensions pursuant to Rule 12b-25 under the Exchange Act) and (ii) sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent, commencing with the first Fiscal Quarter of the Parent to end after the Closing Date, an unaudited consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, together with comparative figures for the corresponding Fiscal Quarter and the corresponding portion of the Parent’s previous Fiscal Year;
(iii)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) (other than the financial statements for the fourth Fiscal Quarter of each Fiscal Year of the

Exhibit 4.1
Parent delivered pursuant to Section 6.01(b)), a Compliance Certificate signed by a the principal executive officer or the principal financial officer of the Parent (i) certifying as to whether there exists and is continuing a Default or Event of Default on the date of such certificate and, if such a Default or an Event of Default then exists, specifying the details thereof and the action (if any) which each of the Parent and the Issuer has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations (A) demonstrating compliance (or non-compliance) with the financial covenants set forth in Article VII-A that are then applicable and (B) if not then applicable, of the Leverage Ratio as of the last day of the most recently ended Rolling Period for the Fiscal Quarter ending June 30, 2023, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Agent and the Holders on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, (iv) specifying any usage of the baskets in Section 7.06(c) and Section 7.06(d) during the most recent Fiscal Quarter and the aggregate amount of such baskets used and (v) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Parent and its consolidated subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;
(iv)concurrently with the delivery of the financial statements referred to in Section 6.01(b), a certificate signed by the principal executive officer or the principal financial officer of the Parent and the Issuer setting forth, as of a recent date, a true and complete list of all Hedging Transactions of the Note Parties (including certifying the Hedging Transactions that are Qualifying Hedges), the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements (other than the RBL Loan Documents) relating thereto not listed on Schedule 4.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement;
(v)concurrently with the delivery of the financial statements referred to in Section 6.01(b), a certificate signed by the principal executive officer or the principal financial officer of the Parent and the Issuer setting forth information as to quantities of production from the Note Parties’ proved Oil and Gas Properties, volumes of production sold, pricing, purchasers of production, gross revenues, lease operating expenses, and such other information as the Agent (at the request of the Requisite Holders) may reasonably request, in each case, with respect to the relevant quarterly period;
(vi)as soon as available and in any event within sixty (60) days after the end of each Fiscal Year of the Parent, a twelve (12) month budget for the Parent, the Issuer and their Subsidiaries for the current Fiscal Year prepared by the management of the Parent and the Issuer and detailing the projected cash flows and capital expenditures of the Parent, the Issuer and their Subsidiaries for such current Fiscal Year;
(vii)promptly following the written request of the Agent (at the request of the Requisite Holders), a list of all Persons purchasing Hydrocarbons from any Note Party;
(viii)promptly following any request therefor, (i) such other information regarding the results of operations, business affairs and financial position of the Parent, the Issuer or any of their subsidiaries as the Agent or any Holder may reasonably request or (ii) information and documentation reasonably requested by the Agent or any Holder for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws;
(ix)no less than ten (10) Business Days (or such shorter time as the Agent (acting at the direction of the Requisite Holders) may agree) prior to the consummation of any event or transaction that requires the calculation of, and compliance with, an Asset Coverage Ratio on a pro forma basis in accordance with Section 1.05, (i) a certificate of a Responsible Officer of the Parent (A) setting forth the Issuer’s reasonably detailed and certified calculations of such Asset Coverage Ratio on a pro forma basis in accordance with Section 1.05 and demonstrating projected compliance with the applicable Asset Coverage Ratio requirement and (B) certifying that, to the best of such Responsible Officer’s knowledge, the information set forth in the updated reserve database referenced in Section 6.01(i)(ii) is true and correct in all material respects, it being understood by the Agent and the Holders that projections

Exhibit 4.1
concerning volumes and production and cost estimates contained therein are necessarily based upon opinions, estimates and projections and that neither the Issuer nor the Parent nor such Responsible Officer warrants that such opinions, estimates and projections will ultimately prove to have been accurate and (ii) an updated reserve database with respect to the Oil and Gas Properties of the Note Parties, giving effect to and reflecting such event or transaction and any other items necessary to be taken into account in accordance with Section 1.05, including any Specified Reserve Updates, that is in form and detail substantially consistent with the reserve database used in connection with the preparation of each internally prepared Reserve Report delivered pursuant to Section 6.11, including setting forth current production figures and estimates with respect to such Oil and Gas Properties as of the date of delivery;
(x)unless otherwise previously disclosed to the Agent and EOC in writing, in the event any Note Party sells, transfers, assigns or otherwise disposes of any Oil and Gas Properties in accordance with Section 7.06(d) that yields Net Asset Sale Proceeds in excess of two million Dollars ($2,000,000), written notice of such disposition no later than two (2) Business Days after the date of consummation of any such disposition (or such later notice as the Agent (acting at the direction of the Requisite Holders) may agree to) (but, unless otherwise previously disclosed to the Agent and EOC in writing, in the case of any disposition (other than a Casualty Event) that would result in a Borrowing Base reduction pursuant to the terms of the RBL Credit Agreement, no later than three (3) Business Days prior to such disposition (or such later notice as the Agent (acting at the direction of the Requisite Holders) may agree to)), the price thereof and any other details thereof reasonably requested by the Requisite Holders;
(xi)in the event that the Issuer or any other Note Party receives any notice of early termination under any material commodity Hedging Transaction to which it is a party from any of its counterparties, or any material commodity Hedging Transaction to which such Note Party is a party is terminated (other than at its stated term), prompt written notice of the receipt of such early termination notice or such termination, as the case may be, together with a reasonably detailed description thereof and any other details thereof reasonably requested by the Requisite Holders;
(xii)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any of its Subsidiaries with the SEC, or with any national securities exchange, or distributed by the Parent to its equityholders generally, as the case may be, that are not otherwise required to be delivered to the Agent (for delivery to the Holders) and EOC pursuant hereto;
(xiii)substantially simultaneously with the furnishing or receipt thereof (provided that any material amendments or written modifications contemplated in clause (iv) below shall be provided no less than three (3) Business Days (or such shorter time as the Agent (acting at the direction of the Requisite Holders) may agree) before their execution), copies of (i) any notice of a redetermination or adjustment of the Borrowing Base pursuant to the RBL Credit Agreement, (ii) any notice of a Borrowing Base Deficiency, any notice of default, any notice related to the exercise of remedies, or any other material notice, in each case pursuant to the RBL Loan Documents, (iii) any notice of or election of an increase, decrease or termination in or of the Aggregate Elected Commitment Amount under the RBL Loan Documents and (iv) any amendment or other written modification of the RBL Loan Documents, in each case not otherwise required to be furnished to the Agent or the Holders pursuant to any other provisions of the Note Documents; and
(xiv)upon the reasonable request of EOC or the Requisite Holders, such that EOC or the Requisite Holders may consult with and advise the Parent’s senior management with respect to matters relating to the business and affairs of the Parent and its Subsidiaries (including Unrestricted Subsidiaries), including the Parent’s proposed annual operating plans and such meetings shall occur at the Parent’s facilities or via video-conference at mutually agreeable times (but not more often than once per Fiscal Quarter, unless an Event of Default has occurred and is continuing) for such consultation and advice and to review progress in achieving said plans, it being understood and agreed that (i) information obtained during or at any such meeting shall be subject to the confidentiality restrictions set forth in Section 11.17 and (ii) the Note Parties shall not be required to publicly disclose any information discussed or disclosed during or at any such meeting.

Exhibit 4.1
Documents required to be delivered pursuant to this Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Note Party posts such documents to its publicly-accessible website or to EDGAR (or such other publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR) or (ii) on which such documents are posted on the Issuer’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Holder and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Issuer shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions of any such documents. The Agent shall have no obligation to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Issuer with any such request by a Holder for delivery or to monitor the Approved Electronic Platform in any respect, and each Holder shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents. Each document (x) that the Issuer is required to provide to the Agent hereunder shall be provided in electronic form directly from the Issuer to the Agent and (y) that has been furnished to the Agent by the Issuer and that the Agent is required to deliver to each Holder shall be (i) posted by the Agent on the Approved Electronic Platform and (ii) deemed delivered by the Agent to each Holder on the date the Agent provides written notice to the Holders that such document(s) have been posted on the Approved Electronic Platform. Without the written consent of the compliance personnel of any Holder indicated in Schedule 11.17, no document provided by the Issuer to the Agent shall be delivered by the Agent to such Holder other than as described in the immediately preceding sentence.
Section 1.0bNotices of Material Events. The Parent and the Issuer will furnish to the Agent (for delivery to each Holder) and EOC prompt written notice of the following:
(i)the occurrence known to the Parent or the Issuer of any Default or Event of Default which has occurred and is continuing (subject to any cure or notice periods set forth in Section 8.01 for any Event of Default);
(ii)the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Parent or the Issuer, affecting the Parent, the Issuer or any of their Subsidiaries which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(iii)the occurrence of any event or any other development by which the Parent, the Issuer or any of their Subsidiaries (i) receives notice or becomes aware that it fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) receives notice or becomes aware that it is subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(iv)promptly and in any event within fifteen (15) days after (i) the Parent, the Issuer, any of their Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a certificate of the chief financial officer (or other comparable officer) of the Parent or the Issuer describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Parent, the Issuer, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, and (ii) becoming aware (A) that there has been an increase in Unfunded Pension Liabilities (not taking into account Plans which are fully funded after any such increase) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (B) of the existence of any liability due to the complete or partial withdrawal from any Multiemployer Plan or a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (C) of the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Parent, the Issuer, any of its Subsidiaries or any ERISA Affiliate, or (D) of the adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the

Exhibit 4.1
Parent, the Issuer, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer (or other comparable officer) of the Parent or the Issuer;
(v)the occurrence of any default or event of default known to the Parent or the Issuer, or the receipt by the Parent, the Issuer or any of their Subsidiaries of any written notice of an alleged default or event of default, which has occurred and is continuing, with respect to any Material Indebtedness of the Parent, the Issuer or any of their Subsidiaries;
(vi)any material amendment or modification to any Material Agreement (together with a copy thereof), and prompt notice of any termination, expiration or loss of any Material Agreement;
(vii)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;
(viii)if a Material Environmental Incident known to the Parent or the Issuer occurs, (i) prompt notification thereof and (ii) promptly once available, notification and a brief non-privileged description of any contemplated remedial plan to resolve such known Material Environmental Incident.
The Parent and the Issuer will furnish to the Agent (for delivery to each Holder) and EOC the following:
(x)    (i) promptly and in any event within five (5) Business Days after the occurrence thereof (or such later time acceptable to the Requisite Holders), notice of any change in any Note Party’s legal name and (ii) promptly and in any event at least five (5) Business Days prior thereto (or such shorter time acceptable to the Requisite Holders), notice of any change (A) in any Note Party’s identity or legal structure or (B) in any Note Party’s jurisdiction of organization; and
(y)    as soon as available and in any event within thirty (30) days after receipt thereof, a copy of any environmental report or site assessment obtained by or for the Parent, the Issuer or any of their Subsidiaries after the Closing Date on any Oil and Gas Property, which would reasonably be expected to result in a Material Adverse Effect.
Each notice or other document delivered under this Section 6.02 shall be accompanied by a written statement of a Responsible Officer of the Parent setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.
Section 1.0cExistence; Conduct of Business. Each of the Parent and the Issuer will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to (a) preserve, renew and maintain in full force and effect (i) its legal existence and (ii) except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, its respective rights, licenses, permits (including Environmental Permits), privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and (b) maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties requires such qualification; provided that nothing in this Section 6.03 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.03.
Section 1.0dCompliance with Laws. Each of the Parent and the Issuer will, and will cause each of its Subsidiaries to, (a) comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws and ERISA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain in effect such policies and procedures designed to achieve compliance by the Parent, the Issuer, their Subsidiaries and Unrestricted Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
Section 1.0ePayment of Obligations. Each of the Parent and the Issuer will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities

Exhibit 4.1
(including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Parent, the Issuer or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 1.0fBooks and Records. Each of the Parent and the Issuer will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Parent in conformity with GAAP.
Section 1.0gVisitation and Inspection. Each of the Parent and the Issuer will, and will cause each of its Subsidiaries to, permit any representative of the Agent or any Holder, under the reasonable guidance of officers of or employees delegated by officers of such Note Party or such Subsidiary, and subject to any applicable confidentiality considerations, visit and inspect its Properties (including its Oil and Gas Properties), to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Agent or any Holder may reasonably request after reasonable prior notice to the Parent and the Issuer; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required; provided, further, that so long as no Event of Default has occurred and is continuing, the Note Parties shall not be required to reimburse the Agent or any Holder for more than one (1) inspection during any Fiscal Year.
Section 1.0hMaintenance of Properties; Insurance. Each of the Parent and the Issuer will, and will cause each of its Subsidiaries to:
(i)operate its proved Oil and Gas Properties and other material Properties or, to the extent a Note Party is not the operator of any Property, use commercially reasonable efforts to cause such Oil and Gas Properties and other Properties to be operated (it being understood that this shall not be construed to require any Note Party to include this Section 6.08(a) in any contractual arrangements with such operators), as a prudent operator would in accordance with the practices of the industry and in compliance with all applicable contracts and agreements binding on it (except as contested in good faith with appropriate proceedings) and in compliance with all Governmental Requirement, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its proved Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except in each such case as would not reasonably be expected to result in a Material Adverse Effect;
(ii)maintain and keep in good condition and repair (normal wear and tear excepted) all of its material proved Oil and Gas Properties and other material Properties, including, without limitation, all such equipment, machinery and facilities, except as would not reasonably be expected to result in a Material Adverse Effect;
(iii)promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its proved Oil and Gas Properties (except where the amount thereof is being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP) and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder (other than those expiring according to their terms), except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;
(iv)promptly perform or cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its proved Oil and Gas Properties and other material Properties, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

Exhibit 4.1
(v)maintain with financially sound and reputable insurance companies which are not Affiliates of the Parent or the Issuer (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained pursuant to any applicable Governmental Requirement, and will, upon request of the Agent (at the request of the Requisite Holders), furnish to the Agent (for delivery to each Holder) at reasonable intervals a certificate of a Responsible Officer of the Parent setting forth the nature and extent of all insurance maintained by the Parent, the Issuer and their Subsidiaries in accordance with this Section 6.08(e);
(vi)without limiting the generality of the preceding clause, each of the Parent and the Issuer will maintain and cause its Subsidiaries to maintain casualty insurance and liability insurance with respect to liabilities, losses or damage in respect of the Properties and businesses of the Note Parties, in each case, in such amounts, with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for companies in the same or similar businesses operating in the same or similar locations and as reasonably satisfactory to the Agent (at the direction of the Requisite Holders); and
(vii)at all times name the Agent as additional insured on all liability insurance policies of the Parent, the Issuer and their Subsidiaries and use commercially reasonable efforts to cause such policies to provide that the insurer will give at least thirty (30) days prior notice of any cancellation to the Agent.
Section 1.0iUse of Proceeds; Margin Regulations. The Parent and the Issuer will use the proceeds of all Notes in accordance with Section 2.04. No part of the proceeds of any Note will be used, whether directly or indirectly, for any purpose in contravention of Section 4.08 or for any purpose that would violate any rule or regulation of the Board, including Regulation T, Regulation U or Regulation X.
j.Additional Subsidiaries. In the event that, subsequent to the Closing Date, any Person becomes a Subsidiary of a Note Party, whether pursuant to formation, acquisition or otherwise, (a) the Issuer shall notify the Agent and EOC not less than ten (10) Business Days prior to the formation, acquisition or joinder of such Subsidiary (or such later date as the Requisite Holders may agree to in their discretion) and (b) within five (5) Business Days after such Person becomes a Subsidiary of a Note Party (or such later date as the Requisite Holders may agree to in their discretion), the Issuer shall cause such Subsidiary (i) to become a new Guarantor by executing and delivering a joinder to this Agreement in form and substance reasonably satisfactory to the Agent and the Requisite Holders and (ii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches, environmental reports and, if requested by the Agent (at the request of the Requisite Holders), legal opinions) and to take all such other applicable actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.01 if such Subsidiary had been a Note Party on the Closing Date.
k.Reserve Reports.
(i)On or before March 1 and September 1 of each year, the Issuer shall furnish to the Agent (for delivery to the Holders) and EOC a Reserve Report evaluating the Oil and Gas Properties evaluated by such Reserve Report of the Parent and its Subsidiaries as of the immediately preceding January 1 (with respect to the Reserve Report due March 1) and July 1 (with respect to the Reserve Report due September 1). The Reserve Report due March 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the Reserve Report due September 1 of each year shall be prepared by or under the supervision of the chief engineer of the Issuer who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the Reserve Report most recently prepared by the Approved Petroleum Engineers.
(ii)In addition to Reserve Reports delivered pursuant to the foregoing clause (a), the Issuer shall furnish to the Agent (for delivery to the Holders) and EOC any Reserve Report furnished to the RBL Agent and/or the RBL Lenders (including, but not limited to, Reserve Reports delivered in connection with any Interim Redetermination) substantially simultaneously with the delivery of such Reserve Report to the RBL Agent and/or the RBL Lenders, together with any reserve database or other supporting materials used in preparing such Reserve Report that were delivered to the RBL Agent and/or any RBL

Exhibit 4.1
Lender (including any Engineering Reports (as defined in the RBL Credit Agreement)) (it being understood that such reserve database shall give effect to the items necessary to be taken into account in accordance with Section 1.05, including any Specified Reserve Updates).
(iii)With the delivery of each Reserve Report pursuant to the foregoing clause (a) or clause (b), the Issuer shall provide to the Agent (for delivery to the Holders) and EOC a certificate from its principal executive officer or principal financial officer certifying that to the best of his knowledge and in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) based on information presented in such Reserve Report, the Parent, the Issuer and their Subsidiaries, as applicable, own good and Defensible Title to the proved Oil and Gas Properties evaluated in such Reserve Report (other than those (A) disposed of since the date of such Reserve Report as permitted in accordance with the terms hereof and (B) leases that have expired in accordance with their terms) and such Properties are free of all Liens except for Liens permitted under Section 7.02, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 4.18 with respect to the proved Oil and Gas Properties evaluated in such Reserve Report which would require the Parent, the Issuer or its Subsidiaries to deliver Hydrocarbons either generally or produced from such proved Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their proved Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of the proved Oil and Gas Properties sold and in such detail as reasonably required by the Agent and (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the delivery date of the most recent previously delivered Reserve Report which the Parent, the Issuer or its Subsidiaries could reasonably be expected to have been obligated to list on Schedule 4.19 had such agreement been in effect on the Closing Date.
l.Title Information.
(i)On or before the delivery to the Agent (for delivery to the Holders) and EOC of each Reserve Report required by Section 6.11(a), the Parent and the Issuer will deliver title information in form and substance reasonably acceptable to the Agent (at the direction of the Requisite Holders) covering the proved Oil and Gas Properties evaluated by such Reserve Report as requested by the Agent (at the request of the Requisite Holders) covering, together with title information previously delivered to the Agent and EOC, at least eighty-five percent (85%) of the “PV-10” of the Proved Reserves evaluated by such Reserve Report.
(ii)If the Parent and the Issuer have provided title information under Section 6.12(a), the Parent and the Issuer shall, or shall cause the applicable Note Party to, within sixty (60) days (or such later date as to which the Requisite Holders agree) after notice from the Agent (at the direction of the Requisite Holders) that title defects or exceptions exist with respect to such additional Properties which are not Excepted Liens or other Liens permitted by Section 7.02, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not Excepted Liens or other Liens permitted by Section 7.02 raised by such information or (ii) deliver title information in form and substance acceptable to the Agent and EOC so that the Agent and EOC shall have received, together with title information previously delivered to the Agent and EOC, satisfactory title information on at least eighty-five percent (85%) of the “PV-10” of the Proved Reserves evaluated by such Reserve Report.
(iii)If the Parent, the Issuer or such Note Party is unable to cure any title defect requested by the Agent (at the request of the Requisite Holders) or the Holders to be cured within the sixty (60) day period (or such later period, as applicable) or the Parent and the Issuer do not comply with the requirements under Section 6.12(a), such default shall not be a Default, but instead the Agent (at the direction of the Requisite Holders) and/or the Requisite Holders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Agent (at the direction of the Requisite Holders) or the Holders. To the extent that the Agent or the Requisite Holders are not reasonably satisfied with title to any such proved Oil and Gas Property after such sixty (60) day period (or such later period, as applicable) has elapsed, the Issuer shall, at the request of the Agent (at the direction of the Requisite Holders), (i) resubmit a revised Reserve Report to the Agent (for delivery to the Holders)

Exhibit 4.1
and EOC removing such unacceptable Oil and Gas Property and such revised Reserve Report shall constitute the most recently delivered Reserve Report for all purposes under this Agreement and (ii) the Asset Coverage Ratio shall be recalculated and compliance with respect to such ratio shall be based upon the revised Reserve Report delivered under clause (i) above (and, with respect to such Oil and Gas Property that is unacceptable, the Asset Coverage Ratio shall be calculated and compliance with respect to such ratio shall be subject to the terms of Section 1.05(a)(ii) for so long as title to such Oil and Gas Property continues to be unacceptable).
m.Further Assurances. Each of the Parent and the Issuer will, and will cause each other Note Party to, execute any and all further documents, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the Agent or the Requisite Holders may reasonably request, to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Note Party, as the case may be, in the Note Documents, including the Notes, or to correct any omissions in this Agreement, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the discretion of the Requisite Holders, in connection therewith, all at the expense of the Note Parties.
n.Environmental Matters; ESG Matters.
(i)Each of the Parent and the Issuer will, and will cause each other Note Party to (i) create, handle, transport, use, or dispose of any Hazardous Material solely to the extent within the ordinary course of its business and in compliance with Environmental Laws except if such noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (ii) release, any Hazardous Material on, under, about or from any Note Party’s Properties or any other property offsite the Property to the extent caused by such Note Party’s operations in compliance with applicable Environmental Laws, except if non-compliance therewith could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (iii) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any Note Party’s Properties by such Note Party, if the failure to do so, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (iv) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that each Note Party’s obligations under this Section 6.14(a) are timely and fully satisfied.
(ii)Each of the Parent and the Issuer will promptly, but in no event later than five (5) Business Days after any Note Party obtains knowledge thereof, notify the Agent and EOC in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Note Party or their Properties of which the Parent or the Issuer has knowledge in connection with any Environmental Laws if such Note Party could reasonably anticipate that such action will result in liability (whether individually or in the aggregate) in excess of twenty million Dollars ($20,000,000), not fully covered by insurance, subject to normal deductibles.
o.Minimum Hedging.
(i)Closing Date Requirement. One or more of the Note Parties shall, on or prior to the Closing Date, with respect to crude oil and, within thirty (30) days after the Closing Date (or such later date as to which the Requisite Holders may agree), with respect to natural gas, enter into Qualifying Hedges in respect of notional volumes of Hydrocarbons for not less than (i) (A) seventy-five percent (75%) of the reasonably anticipated projected production from Proved Developed Producing Reserves of the Note Parties for crude oil for each calendar month during the period of twelve (12) calendar months from (and including) the Closing Date and (B) forty percent (40%) of the reasonably anticipated projected production from Proved Developed Producing Reserves of the Note Parties for natural gas for each calendar month during the period of twelve (12) calendar months from (and including) the Closing Date, and (ii) (A) sixty percent (60%) of the reasonably anticipated projected production from Proved

Exhibit 4.1
Developed Producing Reserves of the Note Parties for crude oil for each calendar month during the period of twelve (12) calendar months from (and including) the twelve (12) month-anniversary of the Closing Date and (B) forty percent (40%) of the reasonably anticipated projected production from Proved Developed Producing Reserves of the Note Parties for natural gas for each calendar month during the period of twelve (12) calendar months following (and including) the twelve (12) calendar month-anniversary of the Closing Date, and all times maintain in place such Qualifying Hedges put in place to satisfy the foregoing requirements; provided that the Note Parties may terminate, cancel, unwind or monetize any Qualifying Hedges pursuant to any transaction permitted by Section 7.06(j).
(ii)On-Going Requirement. One or more of the Note Parties shall at all times (but with respect to natural gas, not prior to the time when natural gas Qualifying Hedges are required to be put in place pursuant to Section 6.15(a)) (i) if the Leverage Ratio (based on the Initial Financial Statements (if applicable) and, thereafter, as set forth in the most recently delivered Compliance Certificate) is greater than or equal to 1.00 to 1.00, be party to Qualifying Hedges, entered into in respect of notional volumes of Hydrocarbons for not less than (A) sixty percent (60%) of the reasonably anticipated projected production from Proved Developed Producing Reserves of the Note Parties for crude oil and (B) forty percent (40%) of the reasonably anticipated projected production from Proved Developed Producing Reserves of the Note Parties for natural gas, in each case for this clause (i) for each calendar month during a rolling period of eighteen (18) calendar months, (ii) if the Leverage Ratio (based on the Initial Financial Statements (if applicable) and, thereafter, as set forth in the most recently delivered Compliance Certificate) is less than 1.00 to 1.00, be party to Qualifying Hedges entered into in respect of notional volumes of Hydrocarbons for not less than (A) fifty percent (50%) of the reasonably anticipated projected production from Proved Developed Producing Reserves of the Note Parties for crude oil and (B) thirty percent (30%) of the reasonably anticipated projected production from Proved Developed Producing Reserves of the Note Parties for natural gas, in each case for this clause (ii) for each calendar month during a rolling period of eighteen (18) calendar months, and (iii) maintain in place such Qualifying Hedges put in place to satisfy the foregoing requirements; provided that the Note Parties may terminate, cancel, unwind or monetize any Qualifying Hedges pursuant to any transaction permitted by Section 7.06(j).
(iii)Compliance Details.
(1)
(a)In respect of Section 6.15(a), the projected production referenced therein shall be based on the Combined Reserve Report; provided that such projected production forecasts may be revised by the Issuer based on information that is reasonably acceptable to the Requisite Holders to account for any increase or decrease therein to account for acquisitions or dispositions of Oil and Gas Properties constituting Proved Developed Producing Reserves consummated by the Note Parties following the ‘as of’ date of the Combined Reserve Report; provided that, if the Issuer uses the foregoing flexibility to reflect decreases to projected production forecasts for dispositions, it shall use the flexibility in a corresponding manner for acquisitions.
(b)The Combined Reserve Report shall be delivered by the Issuer to the Agent (for delivery to the Holders) and EOC within sixty (60) days after the Closing Date (or such later date as to which the Requisite Holders may agree in their sole discretion).
(c)In the event that the Issuer has not satisfied the requirements of Section 6.15(c)(i)(B) by the time when it enters into any Qualifying Hedges to satisfy the requirements of Section 6.15(a), (1) the Issuer shall, on the later of (x) the Closing Date and (y) the first date on which any such Qualifying Hedges are entered into, deliver to the Agent (for delivery to the Holders) and EOC a certificate of a Responsible Officer of the Parent of the reasonably anticipated projected production from the Proved Developed Producing Reserves of the Note Parties for each of crude oil and natural gas, calculated separately, on a monthly basis at least through the twenty-four (24) calendar month period after the Closing Date through which the Qualifying Hedges to be entered into pursuant to Section 6.15(a) are required to hedge production (such certificate, the “Production Volume Certificate”) and (2) the Issuer shall

Exhibit 4.1
utilize the projected production referenced in the Production Volume Certificate to determine the projected production referenced in Section 6.15(a) in order to comply with Section 6.15(a) until the Combined Reserve Report is delivered.
(d)In the event that the Issuer does not satisfy the requirements of Section 6.15(a) based on the information in the Combined Reserve Report, but the Issuer did satisfy the requirements of Section 6.15(a) based on the information in the Production Volume Certificate, the Issuer shall have ten (10) days following the earlier of (1) the sixtieth (60th) day after the Closing Date (or such later date as the Requisite Holders agree pursuant to Section 6.15(c)(i)(B)) and (2) the date of delivery by the Issuer to the Agent (for delivery to the Holders) and EOC of the Combined Reserve Report to enter into additional Qualifying Hedges to the extent required to comply with the requirements of Section 6.15(a) in order to account for the discrepancies between the Production Volume Certificate and the Combined Reserve Report.
(2)In respect of Section 6.15(b), the projected production referenced therein shall be based on the most recently delivered Reserve Report; provided that such projected production forecasts may be revised by the Issuer based on information that is reasonably acceptable to the Requisite Holders to account for any increase or decrease therein to account for acquisitions or dispositions of Oil and Gas Properties constituting Proved Developed Producing Reserves consummated by the Note Parties following the ‘as of’ date of such Reserve Report; provided that, if the Issuer uses the foregoing flexibility to reflect decreases to projected production forecasts for dispositions, it shall use the flexibility in a corresponding manner for acquisitions. In determining compliance with this Section 6.15, volumes of crude oil and natural gas will be calculated separately.
(3)Notwithstanding anything to the contrary, at least fifty percent (50%) of the notional volumes in respect of all such Qualifying Hedges entered into on and after the Closing Date pursuant to this Section 6.15 shall at all times be subject to Qualifying Hedges in the form of fixed price swaps.
(4)In respect of Section 6.15(b), it is understood that (A) the Compliance Certificate evidencing the calculation of the Leverage Ratio as of the last day of a Fiscal Quarter will be delivered after the end of such Fiscal Quarter and, for example, the Compliance Certificate for the second Fiscal Quarter may not be available in July and (B) a Compliance Certificate may be delivered during a month (and not on the last day of a month). To facilitate compliance with Section 6.15(b), it is agreed that (1) at any time, the Issuer shall determine the amount of notional volumes to hedge, in respect of each of crude oil and natural gas, based on the Leverage Ratio as determined (x) by the Initial Financial Statements (if applicable) and thereafter (y) based on the most recently delivered Compliance Certificate delivered pursuant to Section 6.01(c) (provided, while an Event of Default exists for failure to timely deliver a Compliance Certificate, the hedging requirements of Section 6.15(b)(i)(A) in respect of crude oil and of Section 6.15(b)(i)(B) in respect of natural gas will apply); provided that, if, on any date on which the Issuer delivers a Compliance Certificate or fails to timely deliver a Compliance Certificate, the Issuer is not in compliance with the requirements of Section 6.15(b) as a result of the increase in the minimum required hedge percentage that occurs on the date of delivery of such Compliance Certificate or failure to timely deliver a Compliance Certificate, the Issuer shall have fifteen (15) days following such delivery date or such failure to timely delivery date (or, in each case, such later date as the Requisite Holders may agree to in their discretion) to cure such non-compliance and (2) for purposes of determining the rolling period of eighteen (18) calendar months to be hedged following the delivery of a Compliance Certificate during a month, the relevant rolling period shall commence with the first full calendar month following the date of delivery.

Exhibit 4.1
ARTICLE 7-A
FINANCIAL COVENANTS
Section 1A.0aFinancial Covenants; Right to Cure.
(i)The Parent and the Issuer will not permit (the ratio tests set forth in Sections 7A.01(a)(i) and 7A.01(a)(ii), the “Financial Covenants”):
(1)as of the last day of any Fiscal Quarter (commencing with September 30, 2023), the Leverage Ratio to exceed 3.00 to 1.00; and
(2)as of the last day of any Fiscal Quarter ending in June or December, the Asset Coverage Ratio as of such date to be less than 1.50 to 1.00.
(ii)Notwithstanding anything to the contrary contained in this Agreement, if the Parent and the Issuer fail to comply with the requirements of any of the Financial Covenants for a Fiscal Quarter, then commencing with the first day of the relevant Fiscal Quarter for which the failure occurred until the tenth (10th) Business Day after (x) with respect to the Financial Covenant set forth in Section 7A.01(a)(i), the earlier of (A) the delivery of the financial statements pursuant to Section 6.01(a) or Section 6.01(b) for such Fiscal Quarter and (B) the date such financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) and (y) with respect to the Financial Covenant set forth in Section 7A.01(a)(ii), the earlier of (A) the later of the delivery of (I) the financial statements pursuant to Section 6.01(a) or Section 6.01(b) for such Fiscal Quarter and (II) the Reserve Report pursuant to Section 6.11(a) “as of” on or about the last day of such Fiscal Quarter and (B) the later of the date (I) such financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) and (II) such Reserve Report is required to be delivered pursuant to Section 6.11(a) (in either case, such tenth (10th) Business Day, the “Equity Cure Deadline”; the period commencing on the first day of the relevant Fiscal Quarter and ending on the Equity Cure Deadline, the “Cure Period”), the Parent and the Issuer shall be permitted to cure such failure using Specified Equity Contributions by taking the following steps (the exercise of such right, an “Equity Cure”): (i) delivering a certificate of a Responsible Officer of the Parent to the Agent (for delivery to the Holders) and EOC during the applicable Cure Period certifying that the Parent and the Issuer will cure such failure by using Specified Equity Contributions, the proceeds of which will be received during the Cure Period in an aggregate amount equal to the amount that, if such were applied to reduce Applicable Consolidated Total Debt as of the last day of the relevant Fiscal Quarter for which the breached Financial Covenant is being tested such amount would have been sufficient to cause compliance with such Financial Covenant for such Fiscal Quarter (such certificate, the “Cure Certificate”; such amount, the “Cure Amount”), (ii) the Parent so receiving Specified Equity Contributions during the Cure Period in an aggregate amount equal to the Cure Amount and applying such Specified Equity Contributions in accordance with the terms of Section 2.09(a) or Section 2.09(h), as applicable, and (iii) designating the cash received pursuant to such Specified Equity Contribution as a “Specified Equity Contribution” no more than two (2) Business Days after receipt thereof by the Parent in writing to the Agent and EOC (it is understood that the steps in clause (i) above and this clause (iii) may be satisfied at the same time through one combined writing). Upon the applicable prepayment being made in accordance with the terms of Section 2.09(a) or Section 2.09(h), as applicable, Applicable Consolidated Total Debt for such Fiscal Quarter shall be reduced by the Cure Amount. Notwithstanding anything in this Section 7A.01 to the contrary, (i) in each period of four (4) consecutive Fiscal Quarters there shall be at least two (2) Fiscal Quarters in respect of which an Equity Cure is not exercised, (ii) there can be no more than five (5) Equity Cures during the term of this Agreement and (iii) the Specified Equity Contributions utilized to cure the Financial Covenant breach for the applicable Fiscal Quarter shall be no greater than the Cure Amount. Notwithstanding the foregoing, in the event the Parent and the Issuer fail to be in compliance with the Financial Covenant in Section 7A.01(a)(ii) as of the last day of the most recently ended Fiscal Quarter as a result of the final determination of an Approved Petroleum Engineer pursuant to Section 1.05(d) that results in a downward adjustment of the Total PDP PV-10, the Cure Period in respect of such Fiscal Quarter shall be deemed to include the period commencing on the date such final determination is made and ending on the tenth (10th) Business Day thereafter and such tenth (10th) Business Day will be treated as a further Equity Cure Deadline with respect thereto; provided that in no event may an Equity Cure be exercised in respect of such failure to be in compliance with the Financial Covenant in Section 7A.01(a)(ii) until the date such final determination is made.

Exhibit 4.1
It is understood that (A) prepayments of the Notes made with Specified Equity Contributions up to the Cure Amount shall not be subject to any Make-Whole Amount or Prepayment Fee; however, if the Note Parties would have been in compliance with the Financial Covenants for the relevant Fiscal Quarter without giving effect to any portion of such Specified Equity Contribution for such Fiscal Quarter, then such Specified Equity Contribution shall be deemed to be a prepayment pursuant to Section 2.08 and any amounts that would have been payable under Section 2.10(g) in connection with such prepayment shall be due on the earlier of the date when the Compliance Certificate for such Fiscal Quarter is delivered in accordance with Section 6.01(c) and the date when such Compliance Certificate for such Fiscal Quarter is required to be delivered under Section 6.01(c) and (B) for the avoidance of doubt, the making of a Specified Equity Contribution prior to the end of a Fiscal Quarter in connection with the exercise of an Equity Cure with respect to such Fiscal Quarter shall not change the manner in which Applicable Consolidated Total Debt is calculated (with any actual principal payment in respect of the RBL Secured Obligations and/or the Notes made with the proceeds of any Specified Equity Contribution being treated the same as any other actual principal payment in respect of the RBL Secured Obligations and/or the Notes for the purpose of such calculation).
(iii)Upon receipt by the Agent of a Cure Certificate in respect of a particular Fiscal Quarter, on or prior to the Equity Cure Deadline for such Fiscal Quarter that the Issuer will exercise its Equity Cure for such Fiscal Quarter to cure any Financial Covenant breaches for such Fiscal Quarter, neither the Agent nor the Holders shall exercise the right to accelerate the Notes and other Obligations under the Note Documents or exercise any other remedies under the Note Documents or applicable law prior to the end of the Cure Period for such Fiscal Quarter, in each case, solely on the basis of an Event of Default having occurred and being continued with respect to such breach of the Financial Covenant(s) for such Fiscal Quarter.
ARTICLE 8
NEGATIVE COVENANTS
Each of the Parent and the Issuer covenants and agrees with the Holders that, on the Closing Date and thereafter, until Payment in Full:
Section 1.0aIndebtedness and Disqualified Capital Stock. The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(i)the Notes and other Obligations arising under the Note Documents;
(ii)Indebtedness of the Issuer and its Subsidiaries existing on the date hereof set forth on Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or weighted average life thereof;
(iii)Indebtedness of the Parent, the Issuer or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed twenty million Dollars ($20,000,000) at any time outstanding; provided further that the lessor and/or lender in respect of such Indebtedness shall not be an Affiliate of the Note Parties;
(iv)Indebtedness of any Note Party owing to any other Note Party; provided that (i) any such Indebtedness shall be subject to Section 7.04, (ii) such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Note Party, and (iii) any such Indebtedness shall be subordinated to the Obligations on terms and conditions satisfactory to the Requisite Holders (it being

Exhibit 4.1
understood and agreed that the subordination terms set forth in the Guaranty are satisfactory to the Requisite Holders);
(v)Guarantees by a Note Party of Indebtedness of any other Note Party; provided that such Indebtedness is otherwise permitted by this Section 7.01;
(vi)Indebtedness of the Parent, the Issuer and their Subsidiaries associated with bonds or surety obligations required by Governmental Authorities in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of such Oil and Gas Properties, worker’s compensation claims, performance, bid or other surety or bond obligations;
(vii)Hedging Obligations permitted by Section 7.10;
(viii)Indebtedness in the form of (i) accounts payable to trade creditors for goods or services, (ii) payment obligations to a Bank Product Provider under commercial cards including in connection with the payment by such Bank Product Provider of accounts payable to trade creditors of the Note Parties for goods or services, and (iii) current operating liabilities (other than for borrowed money) which in each case is (x) incurred in the ordinary course of business, as presently conducted and (y) not more than ninety (90) days past due, unless contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;
(ix)endorsements of negotiable instruments for collection in the ordinary course of business;
(x)Indebtedness owing to insurance providers and arising in connection with the financing of insurance premium payments;
(xi)the RBL Secured Obligations and any other Indebtedness incurred under the RBL Loan Documents; provided that (i) all Indebtedness incurred under the RBL Loan Documents shall be incurred under a single conforming bank revolving borrowing base loan credit facility for oil and gas secured loan transactions with no differentiation among the RBL Lenders and all such Indebtedness is pari passu in right of payment, pricing, maturity, security and liquidation thereof, (ii) the Borrowing Base thereunder is a Conforming Borrowing Base and the Indebtedness (including with respect to RBL Loans and letters of credit) incurred under the RBL Loan Documents is incurred subject to the terms of a Conforming Borrowing Base, (iii) the Person acting as administrative agent under the RBL Loan Documents is Truist Bank or any other commercial bank that has experience acting as administrative agent for bank revolving borrowing base loan credit facilities for oil and gas secured loan transactions, has the capacity to evaluate, propose and administer the Borrowing Base under the RBL Credit Agreement and is not an Affiliate of the Issuer (any such Person then acting as such administrative agent, the “RBL Agent”), (iv) the Persons to whom the RBL Facility is syndicated or assigned, over which the Issuer has right to consent to such Person being a member of the syndicate of the RBL Facility or an assignee of RBL Loans and/or commitments thereunder, are bank lenders in the business of oil and gas reserve-based lending and (v) at no time shall there be any guarantor in respect of the RBL Loan Obligations that is not also a Guarantor in respect of the Obligations; and
(xii)other Indebtedness of the Parent, the Issuer or their Subsidiaries not otherwise permitted pursuant to this Section 7.01 in an aggregate principal amount not to exceed five million Dollars ($5,000,000) at any time outstanding.
Each of the Parent and the Issuer will not, and will not permit any Subsidiary to, issue or suffer to exist any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) is required to be redeemable in any consideration other than other Capital Stock (which would not itself constitute Disqualified Capital Stock), including pursuant to a cash sinking fund obligation, (ii) is or may become redeemable or repurchaseable in cash by the Parent, the Issuer or such Subsidiary, at the option of the holder thereof as holder of such security or of holders thereof as a determined quantity of holders of such securities, in whole or in part, or (iii) is convertible or exchangeable at the option of the holder thereof in their capacity as holder of such security for Indebtedness or any consideration other than other Capital Stock (which would not itself constitute Disqualified Capital Stock), on or prior to, in the case of

Exhibit 4.1
clauses (i), (ii) or (iii), the first anniversary of the Stated Maturity Date (any such Capital Stock, “Disqualified Capital Stock”).
Section 1.0bLiens. The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(i)Liens securing the RBL Secured Obligations;
(ii)Excepted Liens;
(iii)Liens on any property or asset of the Issuer or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.02; provided that such Liens shall not apply to any other property or asset of the Issuer or any Subsidiary;
(iv)purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.01(c), (ii) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition or the completion of the construction or improvement thereof, (iii) such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(v)[reserved];
(vi)extensions, renewals, or replacements of any Lien referred to in Sections 7.02(b), 7.02(c) and 7.02(d); provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and
(vii)Liens on property not otherwise permitted by the foregoing clauses of this Section 7.02; provided that the aggregate principal or face amount of all Indebtedness secured under this Section 7.02(g) shall not exceed five million Dollars ($5,000,000).
Section 1.0cFundamental Changes; Nature of Business; Subsidiaries.
(i)Each of the Parent and the Issuer will not, and will not permit any of its Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its Property (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (i) the Issuer or any other Note Party may merge with a Note Party (other than the Parent) if the Issuer (or such Note Party if the Issuer is not a party to such merger) is the surviving Person and (ii) any Subsidiary of the Issuer may sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another Note Party (other than the Parent) and the Issuer or such Subsidiary may sell, lease, transfer or otherwise dispose of all or substantially all of such Subsidiary’s stock to another Note Party (other than the Parent).
(ii)The Parent and the Issuer will not, and will not permit any other Note Party to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, (i) the Issuer will not, and will not permit any of its Subsidiaries to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to any Oil and Gas Properties not located within the geographical boundaries of the United States of America, (ii) the Issuer will not, and will not permit any of its Subsidiaries to, have any Subsidiary that is not organized under the laws of the United States of America or any state or

Exhibit 4.1
territory thereof or the District of Columbia and (iii) the Parent will not acquire any Oil and Gas Properties directly.
(iii)Without the prior written consent of the Agent (at the direction of the Requisite Holders), (i) the Issuer will not, and will not permit any of its Subsidiaries to, have equity interests in any Subsidiary other than a Subsidiary of which the Issuer or its Subsidiaries own all of the equity securities of such Subsidiary and (ii) the Parent will not form or acquire any subsidiary directly (other than, for the avoidance of doubt, the Issuer).
(iv)Without the prior written consent of the Agent (at the direction of the Requisite Holders), the Parent shall not (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of the Issuer and its Subsidiaries and Unrestricted Subsidiaries (and for the avoidance of doubt, the Parent shall not directly hold Capital Stock of any Person other than the Issuer) or (ii) own, lease, manage or otherwise operate any properties or assets other than (x) the Capital Stock of the Issuer and the Issuer’s Subsidiaries and Unrestricted Subsidiaries and (y) properties and assets incidental to the ownership of the Capital Stock described in the foregoing clause (x).
Section 1.0dInvestments, Loans. The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness (except as permitted in Section 7.01) or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, line of business or a discrete set of Properties of such other Person other than any Oil and Gas Property consisting of equipment, materials or consumables purchased or acquired in the ordinary course of business or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), except:
(i)Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.04 (including Investments in Subsidiaries and Unrestricted Subsidiaries);
(ii)Permitted Investments;
(iii)Investments in the form of trade credit to customers of a Note Party arising in the ordinary course of business and represented by accounts from such customers and accounts receivable arising in the ordinary course of business;
(iv)creation by the Issuer and its Subsidiaries of any additional Subsidiaries domiciled in the United States;
(v)Guarantees by the Parent, the Issuer and their Subsidiaries constituting Indebtedness permitted by Section 7.01;
(vi)Investments made by the Parent and the Issuer in or to any Subsidiary and by any Subsidiary to the Issuer or in or to another Subsidiary of the Issuer;
(vii)loans or advances to employees, officers or directors of the Parent, the Issuer, or any of their Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed five million Dollars ($5,000,000) at any time outstanding;
(viii)Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 7.04 or from accounts receivable and other similar obligations arising in the ordinary course of business, which Investments are obtained by the Parent, the Issuer or any of their Subsidiaries as a result of a bankruptcy or other insolvency proceeding of, or difficulties in collecting from, the obligor in respect of such obligations;

Exhibit 4.1
(ix)Hedging Transactions permitted by Section 7.10;
(x)Investments by the Issuer and its Subsidiaries (i) in ownership interests in additional Oil and Gas Properties located within the geographic boundaries of the United States of America (including, for the avoidance of doubt, the acquisition of one hundred percent (100%) of the Capital Stock of a Person owning such assets) or (ii) related to oil and gas mineral interests and leases owned by the Issuer or another Note Party or a Person that will become a Note Party upon acquisition of such Person by the Issuer or such other Note Party, farm-out, farm-in, joint operating, joint venture, participation or area of mutual interest agreements, gathering and processing systems, pipelines and other midstream assets or other similar arrangements in each case, which are related or ancillary to Oil and Gas Properties owned by the Issuer and the other Note Parties and which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America;
(xi)Investments by the Issuer and its Subsidiaries in Unrestricted Subsidiaries that are funded entirely by cash proceeds from an issuance of Capital Stock (other than Disqualified Capital Stock) of the Parent (excluding any Specified Equity Contributions), so long as (i) no Default or Event of Default shall exist at the time of, or immediately following, the making of such Investment and (ii) such Investment is made (x) within five (5) Business Days following a Note Party’s receipt of such cash proceeds or (y) on a later date than the date set forth in the preceding clause (x) and such cash proceeds are held by a Note Party in a segregated deposit account (which, for the avoidance of doubt, only contains the cash capital contributions intended for such Investments) until the date invested in an Unrestricted Subsidiary;
(xii)other Investments, so long as (i) no Default or Event of Default is continuing or would result from such Investment, (ii)(A) on a Pro Forma Basis, the Leverage Ratio on the date of such Investment as of the last day of the most recently ended Rolling Period for which Financial Statements have been delivered or should have been delivered in accordance with Section 6.01 (using (x) Applicable Consolidated Total Debt outstanding on the date of such Investment and (y) Consolidated EBITDAX for such Rolling Period) does not exceed 2.00 to 1.00, (B) on a pro forma basis in accordance with Section 1.05, the Asset Coverage Ratio on the date of such Investment (using (x) Total PDP PV-10 on the date of such Investment and (y) Applicable Consolidated Total Debt outstanding on the date of such Investment) is greater than or equal to 1.50 to 1.00 and (C)(1) to the extent the RBL Credit Agreement is in effect, RBL Availability immediately after giving effect to such Investment is greater than or equal to fifteen percent (15%) of the lesser of the then effective Borrowing Base and the Aggregate Elected Commitment Amount and (2) to the extent the RBL Credit Agreement is not in effect, the aggregate amount of Unrestricted Cash held in accounts of the Note Parties immediately after giving effect to such Investment is greater than or equal to twenty-five million Dollars ($25,000,000), and (iii) on the date of such Investment, the Parent shall deliver to the Agent (for delivery to the Holders) and EOC a certificate signed by a Responsible Officer of the Parent stating the amount of such Investment and certifying and reflecting computations reasonably satisfactory to the Requisite Holders that the conditions set forth in the foregoing clause (ii) have been satisfied; and
(xiii)subject to no Default or Event of Default having occurred and being continuing, other Investments which, together with any Restricted Payments made pursuant to, and in accordance with, Section 7.05(g), do not exceed twenty-five million Dollars ($25,000,000) in the aggregate during the term of this Agreement.
Notwithstanding anything to the contrary contained herein, the aggregate amount of all Investments made by the Note Parties in the Unrestricted Subsidiaries permitted under this Section 7.04, when combined with the fair market value of Properties sold, assigned, farmed-out, conveyed or otherwise transferred or disposed by the Note Parties to Unrestricted Subsidiaries and Restricted Payments made by the Note Parties to Unrestricted Subsidiaries, shall not exceed during the term of this Agreement twenty-five million Dollars ($25,000,000) (or its equivalent in other currencies as of the date of Investment or any such transfer); provided that the foregoing limitation shall not reduce the capacity of the Issuer and the Subsidiaries to make an Investment in any Unrestricted Subsidiary pursuant to, and in accordance with, Section 7.04(k).

Exhibit 4.1
Section 1.0eRestricted Payments. The Parent and the Issuer will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment for the Parent, the Issuer or such Subsidiary, except:
(i)declaring or making, or agreeing to pay or make, dividends payable in such entity’s Capital Stock with respect to a Note Party’s or Subsidiary’s Capital Stock;
(ii)Restricted Payments made by any Subsidiary to the Parent or the Issuer or to one or more Subsidiaries that are the direct parent(s) of such Subsidiary and Restricted Payments made by the Issuer to the Parent;
(iii)non-cash Restricted Payments pursuant to and in accordance with equity incentive plans or other benefit plans for management or employees or directors of the Parent, the Issuer and their respective Subsidiaries;
(iv)the repurchase, redemption, acquisition, cancellation or other retirement for value of the Parent’s Capital Stock and the termination of options to purchase Capital Stock in the Parent, in each instance, held by a former or current directors, officers and employees (or their estates, spouses or former spouses) of any Note Party upon their death, disability, retirement or termination of employment for a maximum cash consideration not to exceed twenty million Dollars ($20,000,000) in the aggregate during the term of this Agreement;
(v)the Parent and the Issuer may make Restricted Payments in lieu of issuing fractional shares in connection with (i) the conversion of any convertible debt or (ii) payment of any Restricted Payment otherwise permitted hereby;
(vi)Restricted Payments by the Parent (or, solely with respect to Restricted Payments of the types described in clauses (b), (c), and (d) of the definition thereof, any other Note Party); so long as (i) no Default or Event of Default is continuing or would result from such Restricted Payment, (ii)(A) on a Pro Forma Basis, the Leverage Ratio on the date of such Restricted Payment as of the last day of the most recently ended Rolling Period for which Financial Statements have been delivered or should have been delivered in accordance with Section 6.01 (using (x) Applicable Consolidated Total Debt outstanding on the date of such Restricted Payment and (y) Consolidated EBITDAX for such Rolling Period) does not exceed 2.00 to 1.00, (B) on a pro forma basis in accordance with Section 1.05, the Asset Coverage Ratio on the date of such Restricted Payment (using (x) Total PDP PV-10 on the date of such Restricted Payment and (y) Applicable Consolidated Total Debt outstanding on the date of such Restricted Payment) is greater than or equal to 1.50 to 1.00 and (C)(1) to the extent the RBL Credit Agreement is in effect, RBL Availability immediately after giving effect to such Restricted Payment is greater than or equal to fifteen percent (15%) of the lesser of the then effective Borrowing Base and the Aggregate Elected Commitment Amount and (2) to the extent the RBL Credit Agreement is not in effect, the aggregate amount of Unrestricted Cash held in accounts of the Note Parties immediately after giving effect to such Restricted Payment is greater than or equal to twenty-five million Dollars ($25,000,000), and (iii) on the date of such Restricted Payment, the Parent shall deliver to the Agent (for delivery to the Holders) and EOC a certificate signed by a Responsible Officer of the Parent certifying and reflecting computations reasonably satisfactory to the Requisite Holders that the conditions set forth in the foregoing clause (ii) have been satisfied;
(vii)subject to no Default or Event of Default having occurred and being continuing, Restricted Payments by the Parent (or, solely with respect to Restricted Payments of the types described in clauses (b), (c), and (d) of the definition thereof, any other Note Party), which, together with any Investments made pursuant to, and in accordance with, Section 7.04(m), do not exceed twenty-five million Dollars ($25,000,000) in the aggregate during the term of this Agreement; and
(viii)(i) advisory, administration, and service fees paid to the Unrestricted Subsidiary and RPC Power LLC, a Delaware limited liability company, by the Note Parties pursuant to, and consistent with, arrangements in effect on the Closing Date, (ii) Restricted Payments of the type described in clause (c) of the definition thereof payable to or among Note Parties, and (iii) subject to no Event of Default having occurred and being continuing, other Restricted Payments of the type described in clause(c) of the

Exhibit 4.1
definition thereof in an aggregate amount not to exceed one million Dollars ($1,000,000) during any Fiscal Year.
Section 1.0fSale of Properties; Termination of Hedging Transactions. The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, convey, sell, lease, assign, farm-out, transfer or otherwise dispose of any of its Property, including receivables and Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Issuer or any other Note Party (any such transaction, an “Asset Sale”), or terminate, cancel, unwind or otherwise monetize any Hedging Transaction in respect of commodities except:
(i)the Asset Sale or other disposition of equipment that is (i) obsolete, uneconomic or worn-out equipment disposed of in the ordinary course of business, (ii) for fair market value if no longer necessary for the business of such Person or (iii) substantially contemporaneously replaced by equipment of at least comparable value and use;
(ii)the Asset Sale of Hydrocarbons and Permitted Investments in the ordinary course of business;
(iii)the Asset Sale of any proved Oil and Gas Property by the Parent, the Issuer or any of their Subsidiaries or any interest therein and the termination, cancellation, unwinding or monetization of any Hedging Transaction (other than Qualifying Hedges) in respect of commodities; provided that:
(1)(A) no Default or Event of Default exists and (B) after giving effect to the following applicable transaction and the substantially concurrent application of proceeds therefrom, no Default, Event of Default or Borrowing Base Deficiency results from such Asset Sale of proved Oil and Gas Property or termination, cancellation, unwinding or monetization of any Hedging Transaction in respect of commodities (after giving effect to any prepayment required under the RBL Credit Agreement and/or hereunder and adjustment and payment of any Borrowing Base Deficiency provided under the RBL Credit Agreement);
(2)the Parent and the Issuer notify the Agent (for delivery to the Holders) not less than (A) ten (10) Business Days (or such shorter time as the Agent (acting at the direction of the Requisite Holders) may agree) prior to such Asset Sale of proved Oil and Gas Property or (B) five (5) Business Days (or such longer time as the Agent (acting at the direction of the Requisite Holders) may agree) following the termination, cancellation, unwinding or monetization of any Hedging Transaction in respect of commodities;
(3)at least ninety percent (90%) of the consideration received in respect of such Asset Sale or termination shall be cash, cash equivalents or the release or assumption of environmental or other liabilities related to any Oil and Gas Properties disposed of in connection therewith; provided, however, this requirement shall not apply to the termination, cancellation, unwinding or monetization of any Hedging Transaction in accordance with its terms or that is replaced with positions or contracts no less advantageous to the Note Party party thereto or has expired or matured in accordance with its terms;
(4)the consideration received in respect of such Asset Sale or termination, cancellation, unwinding or monetization of any Hedging Transaction in respect of commodities (other than the termination, cancellation, unwinding or monetization of any Hedging Transaction in accordance with its terms or replaced with positions or contracts no less advantageous to the Note Party party thereto) shall be equal to or greater than the fair market value at the time of such Asset Sale of the proved Oil and Gas Property, interest therein or Note Party (other than the Issuer) that is the subject of such Asset Sale, or Hedging Transaction that is the subject of such termination, cancellation, unwinding or monetization at the time of the termination, cancellation, unwinding or monetization of such Hedging Transaction, with such value being subject in each case to applicable transaction expenses, and in the case of any Hedging Transaction applicable breakage or other agreed upon costs, replacement costs, synthetic trading transaction expenses, spreads, costs and related fees to the extent applicable and any other amounts required to be paid pursuant to any master agreement, swap agreement or any annex, schedule or protocol thereto (as

Exhibit 4.1
reasonably determined by the Board of Directors of the Parent, and, if requested by the Agent (acting at the request of the Requisite Holders), the Parent shall deliver a certificate of the principal executive officer or the principal financial officer of the Parent certifying to that effect; provided, however, that nothing herein shall cause the Board of Directors to be required to obtain or provide a fairness or valuation opinion from an investment bank, valuation firm or similar entity in making such determination);
(5)the Issuer shall have made the payments, if any, required under Section 2.09(e); provided that this clause (v) shall be a covenant and not a condition precedent in respect of such Asset Sale or monetization, cancellation, unwinding or termination of a Hedging Transaction;
(6)immediately after giving effect to such Asset Sale or termination, cancellation, unwinding or monetization of a Hedging Transaction (A) on a pro forma basis, the Issuer shall be in compliance with Section 7A.01(a)(i) on the date of such Asset Sale or termination, cancellation, unwinding or monetization of a Hedging Transaction as of the last day of the most recently ended Rolling Period for which Financial Statements have been delivered or should have been delivered in accordance with Section 6.01 (using (x) Applicable Consolidated Total Debt outstanding on the date of such Asset Sale or termination, cancellation, unwinding or monetization of a Hedging Transaction and (y) Consolidated EBITDAX for such Rolling Period) and (B) on a pro forma basis in accordance with Section 1.05, the Issuer shall be in compliance with Section 7A.01(a)(ii) on the date of such Asset Sale or termination, cancellation, unwinding or monetization of a Hedging Transaction (using (x) Total PDP PV-10 on the date of such Asset Sale or termination, cancellation, unwinding or monetization of a Hedging Transaction and (y) Applicable Consolidated Total Debt outstanding on the date of such Asset Sale or termination, cancellation, unwinding or monetization of a Hedging Transaction);
(7)the aggregate fair market value (determined at the time of the applicable Asset Sale or termination, cancellation, unwinding or monetization of a Hedging Transaction) of all Asset Sales and all terminations, cancellations, unwindings and monetizations of all Hedging Transactions pursuant to this Section 7.06(c) plus the aggregate fair market value (determined at the time of the applicable Asset Sale) of all Asset Sales pursuant to Section 7.06(d) shall not exceed fifty million Dollars ($50,000,000) during the term of this Agreement (it being understood that if the fair market value of any Asset Sale or termination, cancellation, unwinding or monetization of any Hedge Transactions is less than zero dollars ($0.00), the fair market value shall be deemed to be zero dollars ($0.00));
(iv)an Asset Sale of any Oil and Gas Property that does not constitute Proved Reserves by the Issuer and its Subsidiaries or any interest therein; provided that: (i) no Default or Event of Default is continuing or would result from such Asset Sale, (ii) eighty percent (80%) of the consideration received in respect of such sale shall be cash or Permitted Investments, unless the Parent and the Issuer has received the prior written consent of the Requisite Holders, (iii) the fair market value (determined at the time of the applicable Asset Sale) of all Asset Sales pursuant to this Section 7.06(d) plus the aggregate fair market value (determined at the time of the applicable Asset Sale or termination, cancellation, unwinding or monetization of a Hedging Transaction) of all Asset Sales and all terminations, cancellations, unwindings and monetizations of all Hedging Transactions pursuant to Section 7.06(c) shall not exceed fifty million Dollars ($50,000,000) during the term of this Agreement (it being understood that, if the fair market value of any Asset Sale or termination, cancellation, unwinding or monetization of any Hedge Transactions is less than zero dollars ($0.00), the fair market value shall be deemed to be zero dollars ($0.00)); and (iv) the consideration received in respect of such Asset Sale shall be equal to or greater than the fair market value of the Oil and Gas Property that is the subject of such Asset Sale, subject in each case to applicable transaction expenses and breakage or other costs (as reasonably determined by the Board of Directors of the Parent and, if requested by the Requisite Holders, the Parent shall deliver a certificate of the principal executive officer or the principal financial officer of the Parent certifying to that effect);
(v)the Asset Sale or other disposition of any Oil and Gas Property by the Issuer and its Subsidiaries or any interest therein in exchange for fair consideration in the form of other Oil and Gas

Exhibit 4.1
Properties of a similar use or purpose (provided that any such Oil and Gas Properties are received by the Issuer or its Subsidiaries); provided that the consideration received is of equivalent or greater fair market value as the Oil and Gas Property being disposed of, subject in each case to applicable transaction expenses and other costs (as reasonably determined by the Board of Directors of the Parent and, if requested by the Requisite Holders, the Parent shall deliver a certificate of the principal executive officer or the principal financial officer of the Parent certifying to that effect); provided, further that (i) the aggregate fair market value (determined at the time of the applicable Asset Sale) of all Asset Sales pursuant to this Section 7.06(e) shall not exceed five million Dollars ($5,000,000) during the term of this Agreement and (ii) the consideration received in respect of such Asset Sale in exchange of such Oil and Gas Properties shall be of equal or greater category (e.g., Proved Developed Producing Reserves for Proved Developed Producing Reserves or Proved Undeveloped Reserves for Proved Developed Producing Reserves);
(vi)transactions permitted by Section 7.05;
(vii)the sale, trade or other disposition of seismic, geologic or other data, licenses and similar rights;
(viii)the sale of the Viking Assets so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) one hundred percent (100%) of the consideration received in respect of such sale shall be cash or Permitted Investments and such sale shall be for at least fair market value (determined at the time of such sale), subject in each case to applicable transaction expenses and breakage or other costs (as reasonably determined by the Board of Directors of the Parent and, if requested by the Requisite Holders, the Parent shall deliver a certificate of the principal executive officer or the principal financial officer of the Parent certifying to that effect), (iii)(A) on a Pro Forma Basis, the Issuer shall be in compliance with Section 7A.01(a)(i) on the date of such sale as of the last day of the most recently ended Rolling Period for which Financial Statements have been delivered or should have been delivered in accordance with Section 6.01 (using (x) Applicable Consolidated Total Debt outstanding on the date of such sale and (y) Consolidated EBITDAX for such Rolling Period) and (B) on a pro forma basis in accordance with Section 1.05, the Issuer shall be in compliance with Section 7A.01(a)(ii) on the date of such sale (using (x) Total PDP PV-10 on the date of such sale and (y) Applicable Consolidated Total Debt outstanding on the date of such sale), (iv) no more than ten million Dollars ($10,000,000) has been invested in the Viking Assets by the Parent, the Issuer and their respective Subsidiaries during the period beginning on the Signing Date and ending on the date such sale is consummated, and (v) on the date of such sale, the Parent shall deliver a certificate signed by a Responsible Officer of the Parent certifying and reflecting computations reasonably satisfactory to the Requisite Holders that the conditions set forth in the foregoing clauses (ii), (iii) and (iv) have been satisfied;
(ix)Asset Sales not otherwise permitted by this Section 7.06, the aggregate consideration of which shall not exceed five hundred thousand Dollars ($500,000) during any Fiscal Year;
(x)the termination, cancellation, unwinding or monetization of any Hedging Transactions in respect of commodities in accordance with Section 7.10(d); provided that (i) no Qualifying Hedges shall be terminated, cancelled, unwound or monetized prior to the termination, cancellation, unwinding or monetization of any Hedging Transactions that do not constitute Qualifying Hedges and (ii) no Qualifying Hedges may be terminated, cancelled, unwound or monetized while an Event of Default has occurred and is continuing unless the Issuer is directed to take such action by the Requisite Holders pursuant to Section 7.10(d);
(xi)any Casualty Event;
(xii)Asset Sales of Unrestricted Subsidiaries so long as (i) such Asset Sale is for fair market value as certified by a Responsible Officer of the Parent, (ii) no Default or Event of Default is continuing or would result from such Asset Sale and (iii) seventy-five percent (75%) of the consideration received in respect of such Asset Sale is cash; and

Exhibit 4.1
(xiii)Asset Sales or other dispositions of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and in connection with any financing.
Section 1.0gTransactions with Affiliates. The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in or enter into any other transactions with, any of its Affiliates (collectively, “Affiliated Transactions”), except:
(i)in the ordinary course of business at prices and on terms and conditions not less favorable to the Parent, the Issuer or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(ii)Affiliated Transactions between or among the Note Parties;
(iii)transactions permitted by Section 7.04(a), Section 7.04(d), Section 7.04(e), Section 7.04(f), Section 7.04(g), Section 7.04(k), or Section 7.05; provided each such transaction meets the criteria of such provisions;
(iv)issuances of Capital Stock of the Parent and the Issuer to the extent otherwise permitted by this Agreement; and
(v)compensation arrangements and customary indemnification agreements for directors (or the members of the comparable governing body), managers, officers and other employees of the Parent, the Issuer and the other Note Parties (i) entered into in the ordinary course of business and to the extent attributable to the business of the Parent, the Issuer and other Note Parties and (ii) in respect of compensation arrangements for directors (or the members of the comparable governing body) of the Parent, the Issuer and the other Note Parties, in an aggregate amount not to exceed one million Dollars ($1,000,000) during any Fiscal Year.
For the avoidance of doubt, action by a member of the Board of Directors of the Parent or management of the Parent, by a member thereof, in their capacity as such person, which person is also an Affiliate shall not be deemed an Affiliated Transaction.
Section 1.0hRestrictive Agreements. The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or understanding that prohibits, restricts or imposes any restrictive condition upon the ability of (a) the Issuer or any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, (b) any Note Party to make or repay loans or advances to any other Note Party, (c) any Note Party to Guarantee Indebtedness of any other Note Party, or (d) any Note Party to transfer any of its property or assets to any other Note Party; provided that the foregoing shall not apply to restrictions or conditions imposed by law or applicable requirements of any Governmental Authority or by this Agreement or any other Note Document, the RBL Loan Documents or agreements governing Indebtedness permitted by Section 7.01 to the extent such restrictions govern only the asset financed pursuant to such Indebtedness.
Section 1.0iSale and Leaseback Transactions. The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease as lessee such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
j.Hedging Transactions.
(i)The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, enter into or be a party to any Hedging Transaction, other than:
(1)Subject to Section 7.10(b), Hedging Transactions by any Note Party with a Lender-Related Hedge Provider or an Approved Counterparty in respect of commodities

Exhibit 4.1
entered into not for speculative purposes the notional volumes for which (when aggregated and netted with the notional volumes of other commodity Hedging Transactions then in effect, other than the notional volumes of (x) puts, options, or floors with respect to which neither the Parent, the Issuer nor any of their Subsidiaries have any payment obligation other than premiums and other charges (it being understood that the payment of such obligations may be deferred but that the total amount of which are fixed and known at the time such transaction is entered into) and (y) basis differential swaps on volumes already hedged pursuant to other Hedging Transactions for Hydrocarbons) do not have the net effect to exceed, as of the date such Hedging Transaction is entered into, (A) for each month during the period from one to twenty-four months following the date of execution of the Hedging Transaction, (1) eighty-five percent (85%) of the reasonably anticipated production of crude oil, (2) eighty-five percent (85%) of the reasonably anticipated production of natural gas and (3) eighty-five percent (85%) of the reasonably anticipated production of natural gas liquids and condensate, in each case, as such production is projected from the Note Parties’ proved Oil and Gas Properties on a monthly basis as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement; provided that such projected production forecasts may be revised by the Issuer based on information that is reasonably acceptable to the Requisite Holders to account for any increase or decrease therein to account for acquisitions or dispositions of Oil and Gas Properties constituting Proved Reserves consummated by the Note Parties following the ‘as of’ date of such Reserve Report; provided that, if the Issuer uses the foregoing flexibility to reflect decreases to projected production forecasts for dispositions, it shall use the flexibility in a corresponding manner for acquisitions, and (B) for each month during the period from twenty-five to forty-eight months following the date of execution of such Hedging Transaction, (1) seventy-five percent (75%) of the reasonably anticipated production of crude oil, (2) seventy-five percent (75%) of the reasonably anticipated production of natural gas and (3) seventy-five percent (75%) of the reasonably anticipated production of natural gas liquids and condensate, in each case, as such production is projected from the Note Parties’ proved Oil and Gas Properties on a monthly basis as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement; provided that such projected production forecasts may be revised by the Issuer based on information that is reasonably acceptable to the Requisite Holders to account for any increase or decrease therein to account for acquisitions or dispositions of Oil and Gas Properties constituting Proved Reserves consummated by the Note Parties following the ‘as of’ date of such Reserve Report; provided that, if the Issuer uses the foregoing flexibility to reflect decreases to projected production forecasts for dispositions, it shall use the flexibility in a corresponding manner for acquisitions. It is understood that Hedging Transactions in respect of commodities which may, from time to time, “hedge” the same volumes, but different elements of commodity risk thereof, shall not be aggregated together when calculating the foregoing limitations on notional volumes; and
(2)Hedging Transactions by any Note Party with a Lender-Related Hedge Provider or an Approved Counterparty effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated and netted with all other Hedging Transactions of the Issuer then in effect effectively converting interest rates from floating to fixed) do not exceed seventy-five percent (75%) of the then outstanding principal amount of the Note Parties’ Indebtedness for borrowed money which bears interest at a floating rate, and which Hedging Transactions shall not, in any case, have a tenor beyond the maturity date of such Indebtedness.
(ii)In no event shall any Hedging Transaction contain any requirement, agreement or covenant for any Note Party to post collateral or margin to secure their obligations under such Hedging Transaction or to cover market exposures other than Hedging Transactions with the Lender-Related Hedge Providers and the Secured Third Party Hedge Providers that are secured by the RBL Collateral Documents pursuant to the terms of the RBL Loan Documents.
(iii)The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, terminate, unwind, cancel or monetize any Hedging Transaction in respect of commodities without the prior written consent of the Requisite Holders, except to the extent such terminations are permitted pursuant to Section 7.06.

Exhibit 4.1
(iv)If, as of the last day of any calendar quarter, the notional volumes of all Hedging Transactions then in effect in respect of commodities for such calendar quarter (other than the notional volumes of (x) puts, options, or floors with respect to which neither the Parent, the Issuer nor any of their Subsidiaries have any payment obligation other than premiums and other charges (it being understood that the payment of such obligations may be deferred but that the total amount of which are fixed and known at the time such transaction is entered into) and (y) basis differential swaps on volumes already hedged pursuant to other Hedging Transactions for Hydrocarbons) exceed 100% of actual production of Hydrocarbons during such calendar quarter for natural gas, crude oil and natural gas liquids and condensate, calculated separately, then the Issuer (i) shall promptly notify the Agent thereof and (ii) may, at the option and election of the Issuer, or shall, promptly (but in no event later than ten (10) Business Days) upon the written request of the Requisite Holders, enter into offsetting Hedging Transactions or terminate or unwind such Hedging Transactions pursuant to Section 7.06(j) such that, at such time, future hedging volumes will not exceed 100% of the reasonably anticipated projected production for the then-current and any succeeding calendar quarters for natural gas, crude oil and natural gas liquids and condensate, in each case, as such production is projected from the Note Parties’ proved Oil and Gas Properties as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement (as the same may be updated or otherwise supplemented by the Issuer from time to time), calculated separately.
k.Amendment to Material Documents. Without the prior written consent of the Requisite Holders (such consent not to be unreasonably withheld), the Parent and the Issuer will not, and will not permit any of their Subsidiaries to, amend, modify, impair or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, except in any manner that would not (i) be materially adverse to the interests of the Holders or the Agent or (ii) have a Material Adverse Effect on the Parent, the Issuer and their Subsidiaries taken as a whole.
l.[Reserved].
m.Accounting Changes. Except with the prior written consent of the Requisite Holders (which consent shall not be unreasonably withheld, conditioned or delayed), the Parent and the Issuer will not, and will not permit any of their Subsidiaries to, make any material change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Parent, the Issuer or its Subsidiaries or change its method of determining Fiscal Quarters of the Parent, the Issuer or any of their Subsidiaries.
n.Agreements Governing RBL Loan Documents.
(i)The Parent and the Issuer shall not, and shall not permit any of their Subsidiaries to, amend, waive, supplement or otherwise modify, and shall not consent to any amendment, waiver, supplement or other modification to, the RBL Loan Documents that would (i) cause the All-In Yield with respect to the Indebtedness incurred under the RBL Loan Documents to be greater than one hundred three percent (103%) of the All-In Yield with respect to the Indebtedness incurred under the RBL Loan Documents as of the Closing Date, (ii) prohibit or restrict any payment of the Obligations in a manner that is more restrictive than as of the Closing Date, (iii) cause the Borrowing Base to not be subject to a Scheduled Redetermination (as defined in the RBL Credit Agreement) at least once in each twelve (12) calendar month period, (iv) increase the Aggregate Elected Commitment Amount after the Closing Date (A) unless, after giving pro forma effect to such increase and assuming for such purpose the Aggregate Elected Commitment Amount (following such increase) is fully drawn, the Leverage Ratio as of the last day of the most recently ended Rolling Period for which Financial Statements have been delivered or should have been delivered in accordance with Section 6.01 (using (x) Applicable Consolidated Total Debt outstanding on the date of such increase and (y) Consolidated EBITDAX calculated on a Pro Forma Basis for such Rolling Period) does not exceed 1.50 to 1.00 or (B) to an amount that would, as of the effective date of such increase to the Aggregate Elected Commitment Amount, exceed the Aggregate Elected Commitment Cap, or (v) affect the operation of the definitions of “Commitment”, “Aggregate Maximum Loan Amount” or “Aggregate Elected Commitment Amount” (each such quoted term as defined in the RBL Credit Agreement), Section 2.7(d)(ii)(A) of the RBL Credit Agreement or any functionally equivalent concept, Section 2.10 of the RBL Credit Agreement or any functionally

Exhibit 4.1
equivalent concept or Section 2.11 of the RBL Credit Agreement or any functionally equivalent concept, in each case in any manner materially adverse to the interests of the Holders.
(ii)The Issuer shall not permit the Aggregate Elected Commitment Amount under the RBL Loan Documents to exceed the Borrowing Base.
o.Government Regulation. The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, (a) be or become subject at any time to any enforcement of law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or sanctions the Holders or the Agent from making any advance or extension of credit to the Issuer or from otherwise conducting business with the Note Parties, or (b) fail to provide documentary and other evidence of the identity of the Note Parties as may be requested by the Holders or the Agent at any time to enable the Holders or the Agent to verify the identity of the Note Parties or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA PATRIOT Act.
p.Gas Imbalances, Take-or-Pay or Other Prepayments. The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, allow gas imbalances, take-or-pay obligations or other prepayments with respect to the Oil and Gas Properties of any Note Party that would require such Note Party to deliver Hydrocarbons on a monthly basis at some future time without then or thereafter receiving full payment therefor to exceed two percent (2%) of the value of the proved, developed, producing Oil and Gas Properties as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement in the aggregate.
q.Environmental Matters. The Parent and the Issuer will not, and will not permit any of their Subsidiaries to, cause or permit any of its Property to be in any violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials in violation of or to any Remedial Work required under, any Environmental Laws, other than to the extent that the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
r.Sanctions and Anti-Corruption Laws.
(i)The Parent and the Issuer will not, and will not permit any Subsidiary or Unrestricted Subsidiary to, directly or indirectly, use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business in or with any Sanctioned Person, or any Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Notes, whether as an arranger, the Agent, a Holder, underwriter, advisor, investor or otherwise).
(ii)The Parent and the Issuer will not, and will not permit any Subsidiary or Unrestricted Subsidiary to, directly or indirectly, use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money or anything else of value to any Person in violation of applicable Anti-Corruption Laws.
s.MVCs; DrillCos; VPPs. The Parent and the Issuer will not, nor will it permit any of their Subsidiaries to, be (a) a party to a Minimum Volume Contract (other than the Stakeholder Agreement as in effect on the date hereof but giving effect to any minimum volume commitments contemplated by the form of amendment thereto provided to EOC by email on February 20, 2023 at approximately 4:55 pm CST) which Minimum Volume Contract, together with all other Minimum Volume Contracts to which such Persons are party (other than the Stakeholder Agreement as in effect on the date hereof but giving effect to any minimum volume commitments contemplated by the form of amendment thereto provided to EOC by email on February 20, 2023 at approximately 4:55 pm CST), having minimum volume commitments of the type described in clauses (a) and (b) of the definition of Minimum Volume Commitment with an aggregate amount of obligations (calculated in a manner reasonably acceptable to the Requisite Holders) exceeding two percent (2%) of the aggregate “PV-10” of the Oil and Gas Properties of the Notes Parties constituting Proved Reserves, with “PV-10” to be determined based on the most recently delivered Reserve Report but using Strip Price as of the date of determination, (b) a

Exhibit 4.1
participant in a DrillCo, (c) an obligor under a volumetric production payment or Dollar denominated production payment arrangement or (d) a party to any other similar arrangement.
ARTICLE 9
EVENTS OF DEFAULT; REMEDIES
Section 1.0aEvents of Default. One or more of the following events shall constitute an “Event of Default”:
(i)the Issuer or any other Note Party shall fail to pay any principal of (or associated make-whole or premium on) any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise;
(ii)the Issuer shall fail to pay any interest on any Note or any fee or any other amount (other than an amount payable under Section 8.01(a)) payable under this Agreement or any other Note Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;
(iii)any representation or warranty made or deemed made by or on behalf of the Parent, the Issuer or any of its Subsidiaries in or in connection with this Agreement or any other Note Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate or document submitted to the Agent or the Holders by any Note Party pursuant to or in connection with this Agreement or any other Note Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted;
(iv)the Parent or the Issuer shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a) (with respect to an Event of Default), Section 6.02(g) (but only so long as such a substantially similar Event of Default is included in the RBL Credit Agreement), Section 6.03 (with respect only to the Parent’s and the Issuer’s legal existence), Section 6.10, Section 6.15, Article VII-A or Article VII;
(v)any Note Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in Sections 8.01(a), 8.01(b) and 8.01(d)) or any other Note Document, and such failure shall remain unremedied for thirty (30) days (or, with respect to (x) Section 6.01(b) and (y) Section 6.01(c) as it pertains to the Compliance Certificate required to be delivered concurrently with the financial statements required by Section 6.01(b), fifteen (15) days) after the earlier of (i) any Responsible Officer of the Parent or the Issuer becomes aware of such failure, or (ii) notice thereof shall have been given to the Parent or the Issuer by the Agent or any Holder;
(vi)the Parent, the Issuer or any of their Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness prior to the stated maturity thereof; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid, purchased, defeased or redeemed (other than (i) by a regularly scheduled required prepayment or redemption and (ii) any secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Material Indebtedness and such Material Indebtedness is repaid when required under the documents providing for such Material Indebtedness) in each case prior to the stated maturity thereof;

Exhibit 4.1
(vii)the Parent, the Issuer or any of their Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.01(h), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Parent, the Issuer or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(viii)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent, the Issuer or any of their Subsidiaries or its debts, or any substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Parent, the Issuer or any of their Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(ix)the Parent, the Issuer or any of their Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally;
(x)(i) an ERISA Event shall have occurred that, in the opinion of the Requisite Holders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Parent, the Issuer or their Subsidiaries in an aggregate amount exceeding twenty million Dollars ($20,000,000), (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans which are fully funded after any such increase) in an aggregate amount exceeding twenty million Dollars ($20,000,000) or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding twenty million Dollars ($20,000,000);
(xi)any settlement or judgment (or order by a Governmental Authority) for the payment of money (as reduced by any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers do not dispute coverage) in excess of twenty million Dollars ($20,000,000) in the aggregate, shall be rendered against the Parent, the Issuer or any of their Subsidiaries, unless (i) in the case of any such judgments or orders, within a thirty (30) day period thereof a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall be put in and remain in effect or (ii) payment is made to discharge such settlement, order or judgment in full within the thirty (30) day period after such settlement is agreed or such judgment or order is rendered;
(xii)any non-monetary judgment or order shall be rendered against the Parent, the Issuer or any of their Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
(xiii)a Change in Control shall occur or exist; or
(xiv)any provision of this Agreement or any other Note Document shall for any reason cease to be valid and binding on, or enforceable against, any Note Party that is a party thereto, or any Note Party shall so state in writing, or any Note Party shall seek to terminate any of its obligation under this Agreement or any other Note Document (other than the release of any guaranty to the extent permitted by the terms of this Agreement);
then, and in every such event (other than an event with respect to a Note Party or its Subsidiaries described in Sections 8.01(g), 8.01(h) and 8.01(i) above), and at any time thereafter during the continuance of such event, the Agent shall, at the request of the Requisite Holders, by notice to the Issuer, take either or both of the following actions, at the same or different times: (i) terminate the

Exhibit 4.1
Commitments and thereupon the Commitments shall terminate immediately and (ii) declare the Notes then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon, any unpaid accrued fees, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g) unless already due and payable pursuant to Section 8.02, and all other liabilities of the Issuer or any other Note Party accrued hereunder and under any other Note Document, shall become due and payable immediately, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer and the other Note Parties, anything contained herein or in any other Note Document to the contrary notwithstanding; and in any event with respect to any Note Party or its Subsidiaries described in Sections 8.01(g), 8.01(h) and 8.01(i) above, the Commitments shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon, any unpaid accrued fees, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g) unless already due and payable pursuant to Section 8.02, and all other liabilities of the Issuer or any other Note Party accrued hereunder and under any other Note Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Issuer and the other Note Parties, anything contained herein or in any other Note Document to the contrary notwithstanding. In the case of the occurrence of an Event of Default, the Agent and the Holders will have all other rights and remedies available at law and equity.
Section 1.0bTreatment of Make-Whole Amount and Repayment Premium.
(i)Without limiting the terms of the last paragraph of Section 8.01, it is understood and agreed that (a) if the Notes are accelerated or otherwise become due, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency related event (including acceleration of claims by operation of law)) or (b) upon the occurrence of the Board of Directors or any committee thereof of any Note Party or of any Person having Control of the Issuer adopting any resolution or otherwise authorizing any action to approve any bankruptcy filing or receivership filing of the Parent or the Issuer (each of the foregoing in clauses (a) and (b) and as contemplated by the penultimate paragraph of this paragraph, a “Specified Event”), the Make-Whole Amount (plus any premium payable in connection therewith) or the Prepayment Fee, as applicable, that would have applied if, at the time the Notes are accelerated or otherwise become due, the Issuer had prepaid, repaid, Redeemed, refinanced, substituted or replaced all of the Notes as contemplated in Sections 2.08 and 2.10(g) will also be automatically and immediately due and payable without further action or notice and the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of the Holders’ damages as a result thereof. Any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee payable hereunder shall be presumed to be the liquidated damages (and not, for avoidance of doubt, unmatured interest or a penalty) sustained by the Holders as the result of such Specified Event and the Issuer and the other Note Parties agree that the Make-Whole Amount (plus any premium payable in connection therewith) and Prepayment Fee, as applicable, are reasonable under the circumstances currently existing. In the event that the Obligations are reinstated in connection with or following any Specified Event, it is understood and agreed that the Obligations shall include any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, payable in accordance with this Section 8.02. The Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means.
THE ISSUER AND EACH OTHER NOTE PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE-WHOLE AMOUNT (PLUS ANY PREMIUM PAYABLE IN CONNECTION THEREWITH) OR PREPAYMENT FEE IN CONNECTION WITH ANY SUCH SPECIFIED EVENT.

Exhibit 4.1
The Issuer and each other Note Party expressly agrees (to the fullest extent that it may lawfully do so) that: (i) the Make-Whole Amount (plus any premium payable in connection therewith) and Prepayment Fee, as applicable, are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Holders and the Issuer and the other Note Parties giving specific consideration in this transaction for such agreement to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable; and (iv) the Issuer and each other Note Party shall each be estopped hereafter from claiming differently than as agreed to in this paragraph.
The Issuer and each other Note Party expressly acknowledges that its agreement to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, to the Holders as herein described is a material inducement to the Holders to provide the Commitments and purchase the Notes.
Section 1.0cApplication of Funds. All proceeds realized or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:
(i)first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such;
(ii)second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 11.03 under the Note Documents;
(iii)third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes;
(iv)fourth, pro rata to pay the Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g) or Section 8.02, if any, on the Notes (including, to the extent not already due and payable, any Make-Whole Amount (plus any premium payable in connection therewith) or Prepayment Fee, as applicable, or other amount due and payable pursuant to Section 2.10(g) or Section 8.02 resulting from the payment of principal under clause fifth below);
(v)fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Issuer at such time;
(vi)sixth, pro rata to any other Obligations; and
(vii)seventh, any excess, after all of the Obligations shall have been paid in full in cash, shall be paid to the Issuer or as otherwise required by any Governmental Requirement.
ARTICLE 10
AGENT
Section 1.0aAppointment of Agent. U.S. Bank Trust Company, National Association is hereby appointed Agent hereunder and under the other Note Documents and each Holder hereby authorizes U.S. Bank Trust Company, National Association, in such capacity, to act as its agent in accordance with the terms hereof and the other Note Documents. The Agent hereby agrees to act upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Article IX are solely for the benefit of the Agent and the Holders and no Note Party shall have any rights as a primary or third party beneficiary of any of the provisions thereof, except as expressly set forth herein. In performing its functions and duties hereunder, the Agent shall act solely as an agent of the Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Note Party or any Affiliate thereof.

Exhibit 4.1
Section 1.0bPowers and Duties. Each Holder irrevocably authorizes the Agent to take such action on such Holder’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Note Documents as are specifically delegated or granted to the Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. The Agent shall have only those duties and responsibilities that are expressly specified herein and the other Note Documents. Without limiting the generality of the foregoing, the Agent shall not have or be deemed to have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Holder, any Note Party or any other Person, whether before or after the occurrence of any Default or Event of Default; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein. The Agent is not, and shall not be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.
Section 1.0cGeneral Immunity.
(i)No Responsibility for Certain Matters. The Agent shall not be responsible for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent or by or on behalf of any Note Party to the Agent or any Holder in connection with the Note Documents and the Transactions contemplated hereby and thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. The Agent shall not be responsible for the satisfaction of any condition set forth in Article III or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or any other Note Document. Anything contained herein to the contrary notwithstanding, the Agent shall have no liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.
(ii)Exculpatory Provisions. Subject to the remainder of this clause (b) hereof further limiting the liability of the Agent, neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or omitted by the Agent under or in connection with any of the Note Documents, except to the extent caused by the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. The Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder, except powers and authority expressly contemplated hereby or thereby, unless and until the Agent shall have received written instructions in respect thereof from Requisite Holders (or such other Holders as may be required to give such instructions under Section 11.05), and, upon receipt of such instructions from Requisite Holders (or such other Holders, as the case may be), as the case may be, the Agent shall act or (where so instructed) refrain from acting, or to exercise or refrain from exercising such power, discretion or authority, in accordance with such instructions. The permissive rights of the Agent hereunder and under the other Note Documents shall not be construed as duties. Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying and free from liability in relying, upon any communication, instrument, document, judgment, order or decree believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions, advice and judgments of attorneys (who may be attorneys for the Note Parties), accountants, experts and other professional advisors selected by it; (ii) no Holder shall have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Note Documents in accordance with the instructions of Requisite Holders (or such other Holders as may be required to give such

Exhibit 4.1
instructions under Section 11.05); and (iii) the Agent shall not be liable for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless the Agent shall have been grossly negligent in ascertaining the pertinent facts. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document unless the Agent shall first receive such advice or concurrence of the Requisite Holders or the Holders (as the case may be, as required by this Agreement), accompanied by, if requested, indemnity satisfactory to the Agent, and until such instructions and indemnity (if any) are received, the Agent shall have no duty to act, or refrain from acting, and shall have no liability to any Holder, any Note Party or any other Person for so doing. If the Agent so requests, it shall first be severally (but not jointly) indemnified to its satisfaction by the Holders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Note Document in accordance with a request or consent of the Requisite Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders. No provision of this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, the Transactions contemplated hereby or thereby shall require the Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers. The Agent shall not be responsible for the filing, re-filing, recording, re-recording or continuing of any document, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times. The Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as the Agent. The Agent has accepted and is bound by the Note Documents executed by the Agent as of the date of this Agreement and, as directed in writing by the Requisite Holders, the Agent shall execute additional Note Documents delivered to it after the date of this Agreement; provided, however, that such additional Note Documents do not adversely affect the rights, privileges, benefits, immunities and indemnities of the Agent, in which case, the Agent may, but shall not be obligated to, enter into such Note Documents. The Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Note Documents to which the Agent is a party). No written direction given to the Agent by the Requisite Holders or any Note Party that in the sole judgment of the Agent imposes, purports to impose or might reasonably be expected to impose upon the Agent any obligation or liability not set forth in or arising under this Agreement and the other Note Documents will be binding upon the Agent unless the Agent elects, at its sole option, to accept such direction. The Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Note Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. The Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Note Document, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default. Notwithstanding anything to the contrary contained herein, the Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Holders. In the event that the Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Agent’s sole discretion may cause the Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Agent to incur, or be exposed to, any Environmental Liability or any liability under any other Governmental Requirement, the Agent reserves the right, instead of taking such action, either to resign as the Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Agent will not be liable to any person for any Environmental Liability or any Environmental Claims or contribution actions under any Governmental Requirement by reason of the Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or Release or threatened discharge or Release of any Hazardous Materials into the environment at any property or facility that the Agent is required to acquire title to hereunder, unless such liability or claim (including any Environmental Liability) resulted from the gross negligence or willful misconduct of the Agent, as determined by a court of competent jurisdiction in a final, nonappealable order. Each

Exhibit 4.1
Holder authorizes and directs the Agent to enter into this Agreement and the other Note Documents to which it is a party. Each Holder agrees that any action taken by the Agent or Requisite Holders in accordance with the terms of this Agreement or the other Note Documents and the exercise by the Agent or Requisite Holders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Holders.
(iii)Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to the Agent for the account of the Holders, unless the Agent shall have received written notice from a Holder or the Issuer in accordance with the notice requirements of Section 11.01 herein referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”
Section 1.0dHolders’ Representations, Warranties and Acknowledgment.
(i)The Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Holders or to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the purchase of the Notes or at any time or times thereafter, and the Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Holders.
(ii)Each Holder, by delivering its signature page to this Agreement, an Assignment Agreement or a joinder agreement and funding its Note, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by the Agent, Requisite Holders or Holders, as applicable.
(iii)Each Holder hereby agrees that (i) if the Agent notifies such Holder that the Agent has determined in its sole discretion that any funds received by such Holder from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Holder (whether or not known to such Holder), and demands the return of such Payment (or a portion thereof), such Holder shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, and (ii) to the extent permitted by applicable law, such Holder shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine.  A notice of the Agent to any Holder under this Section 9.04 shall be conclusive, absent manifest error.
(iv)Each Holder hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment, and to the extent permitted by applicable law, such Holder shall not assert any right or claim to the Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine. Each Holder agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Holder shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than three (3) Business Days thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds.
(v)The Issuer and each other Note Party hereby agrees that (i) in the event an erroneous Payment (or portion thereof) is not recovered from any Holder that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Holder with respect to such amount and (ii) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Issuer or any other Note Party.

Exhibit 4.1
(vi)Each party’s obligations under this Section 9.04 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Holder, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Note Document.
Section 1.0eSuccessor Agent. Subject to the appointment and acceptance of a successor Agent as provided in this Section 9.05, the Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Requisite Holders and the Issuer. The Agent may be removed as Agent at the request of the Requisite Holders. Upon any such notice of resignation or removal, Requisite Holders shall have the right (subject to the Issuer’s written consent (such consent not to be unreasonably withheld, delayed or conditioned), unless an Event of Default shall have occurred and is continuing), to appoint a successor Agent. If no successor shall have been so appointed by the Requisite Holders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent’s resignation shall nevertheless thereupon become effective and the Requisite Holders shall perform all of the duties of the Agent hereunder until such time, if any, as the Requisite Holders appoint a successor Agent as provided for above. In such case, the Requisite Holders shall appoint one Person to act as Agent for purposes of any communications with the Issuer, and until the Issuer shall have been notified in writing of such Person and such Person’s notice address as provided for in Section 11.01, the Issuer shall be entitled to give and receive communications to/from the resigning Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and the payment of the outstanding fees and expenses of the resigning or removed Agent, at the Issuer’s expense, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly transfer to such successor Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Note Documents. After any retiring Agent’s resignation or the Agent’s removal hereunder as Agent, the provisions of this Article IX and Section 11.03 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder. Any organization or other entity into which the Agent may be merged or converted or with which it may be consolidated, or any organization or other entity resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any organization or other entity succeeding to all or substantially all of the corporate trust business of the Agent, shall be the successor to the Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto.
Section 1.0fDelegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by the Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The Agent shall not be responsible for the acts or omissions of its sub-agents so long as they are appointed with due care. The exculpatory, indemnification and other provisions of Article IX and Section 11.03 shall apply to any Affiliates of the Agent and shall apply to their respective activities in connection with the syndication of the Notes issued hereby. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Article IX and Section 11.03 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent.
Section 1.0gRight to Enforce Guaranty and Exercise Remedies. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, the Agent and each Holder hereby agree that no Holder shall have any right individually to enforce any Guaranty or exercise any other remedy provided under the Note Documents (other than the right of set-off provided in Section 11.04), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent (acting at the written direction of the Requisite Holders), on behalf of the Holders in accordance with the terms hereof.
Section 1.0hPosting of Approved Electronic Communications.
(i)Delivery of Communications. Each Note Party hereby agrees, unless directed otherwise by the Agent or unless the electronic mail address referred to below has not been provided by the Agent to such Person, that it will provide to the Agent all information, documents and other materials that it is

Exhibit 4.1
obligated to furnish to the Agent or to the Holders pursuant to the Note Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Note Purchase Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Note Document, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Note or other Note Purchase hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Issuer and the Agent to an electronic mail address as directed by the Agent, subject to the right of a Holder, with respect to itself, to receive information through an Approved Electronic Platform as set forth in Section 11.01). In addition, each Note Party agrees to continue to provide the Communications to the Agent or the Holders, as the case may be, in the manner specified in the Note Documents.
(ii)No Prejudice to Notice Rights. Nothing herein shall prejudice the right of the Agent or any Holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.
Section 1.0iProofs of Claim. The Holders and each Note Party hereby agree that after the occurrence of an Event of Default pursuant to Section 8.01(g) or 8.01(h) in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on any Note Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Holders, the Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders, the Agent and other agents and their agents and counsel and all other amounts due Holders, the Agent and other agents hereunder) allowed in such judicial proceeding; and
(ii)to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, interim trustee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Holders, to pay to the Agent any amount due for the compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holders or to authorize the Agent to vote in respect of the claim of any Holder in any such proceeding. Further, nothing contained in this Section 9.09 shall affect or preclude the ability of any Holder to (i) file and prove such a claim in the event that the Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Holder’s outstanding Obligations.
ARTICLE 11
GUARANTY
Section 1.0aThe Guaranty.
(i)Each Guarantor hereby jointly and severally with the other Guarantors unconditionally Guarantees, as a primary obligor and not merely as a surety, to the Agent and each Holder and their respective successors and assigns, the prompt and punctual payment in full and performance when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise)

Exhibit 4.1
of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of any Debtor Relief Laws) on the Notes held by the Holders, and all other Obligations from time to time owing to the Agent and the Holders by any Note Party under any Note Document (including, without limitation, (A) all fees, costs, and expenses (including, without limitation, all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel) incurred by the Agent in enforcing any rights under this Agreement or any other Note Document, in each case to the extent and in the manner required under Sections 11.02 and 11.03, and (B) the Make-Whole Amount and/or any Prepayment Fee, if applicable), in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Issuer or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Each Guarantor further agrees that the Guaranteed Obligations may be extended, modified, amended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any extension, modification, amendment or renewal of any Guaranteed Obligation.
(ii)Each Guarantor further agrees that its Guarantee hereunder constitutes a Guarantee of payment and performance when due and not of collection, and waives any right to require that any resort be had by the Agent or any Holder to any security held for the payment or performance of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Agent or any Holder in favor of the Issuer or any other Person.
Section 1.0bObligations Unconditional.
(i)The obligations of the Guarantors under Section 10.01 shall constitute a Guarantee of payment and, to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Issuer under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other Guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for Payment in Full). It is expressly agreed that, except as provided under applicable law, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, to the extent permitted by applicable law and except for and subject to any limitations in connection with any applicable termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 10.09, the obligations of such Guarantor hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of the Agent or any Holder to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Note Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Note Document or any other agreement; (iii) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (iv) any other act or omission that might in any manner or to any extent vary the risk of a Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than Payment in Full); (v) any illegality, lack of validity or enforceability of any Guaranteed Obligation; (vi) any change in the corporate existence, structure or ownership of any Note Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any Guaranteed Obligation (other than Payment in Full); (vii) the existence of any claim, set-off or other rights that a Guarantor may have at any time against any Note Party, the Agent, or any other corporation or Person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and (viii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on

Exhibit 4.1
any representation by the Agent or any Holder that might otherwise constitute a defense to, or a legal or equitable discharge of, the Issuer or any other Note Party or any other guarantor or surety. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of liability of any other Guarantor, other than Payment in Full. The Agent and the Holders may make any other accommodation with the Issuer or any other Note Party or exercise any other right or remedy available to them against the Issuer or any other Note Party, without affecting or impairing in any way the liability of such Guarantor hereunder except to the extent Payment in Full has occurred. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any security.
(ii)Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and, to the extent permitted by law, all notices whatsoever, and any requirement that any Holder exhaust any right, power or remedy or proceed against the Issuer under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other Guarantee of, or security for, any of the Guaranteed Obligations. Each Guarantor waives, to the extent permitted by law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Holder upon the Guaranty pursuant to this Article X or acceptance of the Guaranty pursuant to this Article X, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guaranty pursuant to this Article X, and all dealings between the Issuer, the Agent and the Holders shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guaranty pursuant to this Article X. The Guaranty pursuant to this Article X shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Agent or any Holder, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Agent, the Holders or any other person at any time of any right or remedy against the Issuer or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or Guarantee therefor or right of offset with respect thereto. The Guaranty pursuant to this Article X shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Agent on behalf of the Holders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
Section 1.0cReinstatement. The obligations of the Guarantors under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Issuer or any other Note Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.
Section 1.0dNo Waiver, Cumulative Remedies. Each Guarantor agrees that, as between such Guarantor and the Agent and the Holders, the obligations of the Issuer under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 10.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Issuer and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Issuer) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01. No failure or delay by the Agent in exercising any right, power, privilege or remedy hereunder with respect to the obligations of the Guarantors shall operate as a waiver hereof, nor shall any single or partial exercise of any such right, power, privilege or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers, privileges and remedies of the Agent hereunder are cumulative and are not exclusive of any rights, powers or remedies provided by applicable law. No waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in

Exhibit 4.1
any event be effective unless the same shall be permitted by Section 11.05, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the purchase of any Note (in and of itself) shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Agent or any Holder may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances. When making any demand hereunder against any of the Guarantors, the Agent or any Holder may, but shall be under no obligation to, make a similar demand on the Issuer or any other Guarantor or guarantor, and any failure by the Agent or any Holder to make any such demand or to collect any payments from the Issuer or any such other Guarantor or guarantor or any release of the Issuer or such other Guarantor or guarantor shall not relieve any of the Guarantors in respect of which a demand or collection is not made or any of the Guarantors not so released of their several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Agent or any Holder against any of the Guarantors. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
Section 1.0eInstrument for the Payment of Money. Each Guarantor hereby acknowledges that the Guarantee in this Article X constitutes an instrument for the payment of money, and consents and agrees that any Holder or the Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
Section 1.0fContinuing Guaranty. The Guarantee in this Article X is a continuing Guarantee of payment and performance, and shall apply to all Guaranteed Obligations whenever arising.
Section 1.0gGeneral Limitation on Guarantees. In any action or proceeding involving any state corporate limited partnership or limited liability company law or Debtor Relief Laws, if the obligations of the Guarantors under Section 10.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Guarantor, any Note Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
Section 1.0hInformation. Each Guarantor assumes all responsibility for being and keeping itself informed of the Issuer’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs under this Guaranty, and agrees that none of the Agent or any Holder shall have any duty to advise such Guarantor of information known to it regarding those circumstances or risks.
Section 1.0iRelease of Guarantors.
(i)If, in compliance with the terms and provisions of the Note Documents, (i) all or substantially all of the Capital Stock of any Guarantor is sold or otherwise transferred to a Person or Persons, none of which is a Note Party, or (ii) any Guarantor merges or consolidates with or into any other Person (any Guarantor described in clause (i) or (ii), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale, transfer, merger or consolidation and the release of such Guarantor from being a guarantor of the RBL Secured Obligations, be automatically released from its obligations under this Agreement (including under Section 11.03 hereof), and, so long as the Issuer shall have provided the Agent such certifications or documents as the Agent shall reasonably request, the Agent shall, at such Transferred Guarantor’s expense and request, take such actions as are necessary or desirable to further evidence each release described in this Section 10.09.
(ii)Upon Payment in Full, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Exhibit 4.1
j.Right of Contribution. Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. The provisions of this Section 10.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Agent and the Holders, and each Subsidiary Guarantor shall remain liable to the Agent and the Holders for the full amount Guaranteed by such Subsidiary Guarantor hereunder.
k.Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Section 10.10 and all other rights of indemnity, contribution or subrogation of any Guarantor under applicable law or otherwise in connection with this Guaranty shall be fully subordinated to Payment in Full. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation or application of funds of any of the Guarantors by the Agent or any Holder, no Guarantor shall be entitled to be subrogated to any of the rights of the Agent or any Holder against the Issuer or any other Guarantor or any guaranty or right of offset held by the Agent or any Holder for the payment of the Guaranteed Obligations until Payment in Full, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder until Payment in Full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to Payment in Full, such amount shall be held by such Guarantor in trust for the Agent, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be paid to the Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with Section 8.03. No failure on the part of the Issuer or any Guarantor to make the payments required by Section 10.10 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder. Each Guarantor hereby subordinates and makes inferior any and all indebtedness now or at any time hereafter owed by any other Note Party to such Guarantor to the Obligations evidenced by the Note Documents and agrees, if (a) an Event of Default shall have occurred and be continuing and (b) the Agent (acting at the direction of the Requisite Holders) has notified the Guarantors in writing that the Agent and the Holders are exercising the right contemplated by this sentence, not to permit, to the extent permitted by applicable law, any other Note Party to repay, or to accept payment from any other Note Party of, such indebtedness or any part thereof without the prior written consent of the Agent (acting at the direction of the Requisite Holders). Each Guarantor further agrees that, if the Agent so requests (acting at the direction of the Requisite Holders) while an Event of Default is continuing, such indebtedness of such other Note Party to such Guarantor shall be collected, enforced and received by such Guarantor as trustee for the Agent and shall be paid over to the Agent on account of the Obligations but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty, except to the extent of such payment.
l.Further Assurances. Each Guarantor agrees, upon the written request of the Agent, to execute and deliver to the Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Agent to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.
ARTICLE 12
MISCELLANEOUS
Section 1.0aNotices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given to a Note Party, the Agent or any Holder hereunder or under any other Note Document shall be sent to such Person’s address as set forth on Appendix B or otherwise indicated to the Agent in writing (it being understood that a Holder may, with respect to itself, elect to have notices or other communications delivered to an Approved Electronic Platform). Each notice hereunder shall be in writing and may be personally served, sent by telefacsimile, electronic transmission or United States certified or registered mail or courier service and shall be deemed to have been given when delivered and signed for against receipt thereof, or upon confirmed receipt of telefacsimile or electronic transmission (receipt of which shall be confirmed by the Agent). All notices, approvals, consents, requests and any communications hereunder must be in writing, in English (provided

Exhibit 4.1
that any such communication sent to the Agent hereunder may be delivered by electronic mail (if approved in the Agent’s discretion), or in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Agent by the authorized representative)).
Section 1.0bExpenses. Each Note Party shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Agent, the Holders and their Affiliates (including, without limitation, (i) the reasonable fees, disbursements, and other charges of counsel to the Agent, the Holders, and their Affiliates, but limited, in the case of fees, disbursements, and other charges of counsel, to the reasonable fees, disbursements and other charges of (A) one primary firm of counsel to the Holders, taken as a whole, (B) one primary firm of counsel to the Agent, and (C) one local counsel to each of the Holders, taken as a whole, and the Agent, in each relevant jurisdiction, if any, (ii) reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and (iii) the cost of environmental audits and surveys and appraisals) in connection with the issuance of the Notes provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agent and the Holders as to the rights and duties of the Agent and the Holders with respect thereto) of this Agreement and the other Note Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), and (b) all reasonable and documented out-of-pocket costs, expenses, and other charges incurred by the Agent or any Holder, including the fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Note Document, including its rights under this Section 11.02, including, without limitation, all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Notes. All amounts due under this Section 11.02 shall be paid promptly within thirty (30) days of receipt by the Issuer of an invoice in reasonable detail.
Section 1.0cIndemnity; Limitation of Liability.
(i)In addition to the payment of expenses pursuant to Section 11.02, whether or not any or all of the Transactions shall be consummated, the Issuer agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, EOC, the Agent, and each Holder, their Affiliates and its and their respective officers, directors, trustees, employees, advisors (including attorneys, accountants and experts), and agents and each of their respective successors and assigns and each Person who controls any of the foregoing within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, and the Issuer agrees to reimburse each Indemnitee for all reasonable and documented out-of-pocket legal or other expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one counsel for all Indemnitee Agent Parties constituting Indemnitees seeking indemnification, taken as a whole, a separate counsel for all other parties seeking indemnification taken as a whole and, if necessary, a single local counsel for all such parties taken as a whole in each relevant jurisdiction and, in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Issuer of such conflict and thereafter retains its own counsel, of another counsel for such affected Indemnitee and, if necessary, another local counsel for such affected Indemnitee in each relevant jurisdiction) incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Indemnified Liabilities (whether or not such Indemnitee is a party to any such action or proceeding and whether or not such proceeding is brought by the Issuer), each of their respective affiliates, any person holding equity in either of the foregoing, or any other person, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE OR ITS AFFILIATES, OR THE DIRECTORS, EMPLOYEES, OFFICERS, ADVISORS, AGENTS AND CONTROLLING PERSONS (WITHIN THE MEANING OF EITHER SECTION 15 OF THE SECURITIES ACT OR SECTION 20 OF THE EXCHANGE ACT), AS THE CASE MAY BE, OF SUCH INDEMNITEE AND ANY SUCH AFFILIATE; provided that, the Issuer shall not have any obligation to an Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities result from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order, provided further, that the Issuer shall not indemnify any Indemnitee for claims

Exhibit 4.1
solely among Holders (or any combination thereof), in each case to the extent not related to an act or omission of the Issuer or an Affiliate thereof. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the Issuer shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. The indemnities and waivers set forth in this Section 11.03(a) shall survive the Payment in Full, the termination of this Agreement and the resignation or removal of the Agent. All amounts due under this Section 11.03(a) shall be paid within thirty (30) days of receipt by the Issuer of a reasonably detailed invoice. Notwithstanding the foregoing, in no event shall the Issuer have any liability to any Indemnitee for any special, indirect, consequential or punitive damages, except for any such special, indirect, consequential or punitive damages asserted by any third-party claim against an Indemnitee for which such Indemnitee is entitled to indemnification. This Section 11.03 shall not apply with respect to Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claims.
(ii)(i)    To the extent permitted by applicable law, no Note Party shall assert (and no Note Party shall permit is Affiliates to assert), and each Note Party hereby waives, releases and agrees not to sue upon any claim against EOC, the Agent and each Holder, their Affiliates and its and their respective officers, directors, trustees, employees, advisors (including attorneys, accountants and experts) and agents and each of their respective successors and assigns and each Person who controls any of the foregoing within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, a “Holder-Related Party”) (and agrees to cause its Affiliates to do the same), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the Transactions, any documentation related to any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Note Party hereby waives, releases and agrees not to sue any Holder-Related Party upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. The waivers set forth in this Section 11.03(b) shall survive the Payment in Full and the termination of this Agreement.
(1)No Holder-Related Party shall have any liabilities arising from, or be responsible for, the use by others of any offering materials, information or projections provided pursuant to the Transactions or other materials (including, without limitation, any personal data) obtained through internet, electronic, telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence or willful misconduct of such Holder-Related Party as determined by a final, non-appealable judgment of a court of competent jurisdiction; provided that the foregoing shall not relieve the Issuer of any obligation it may have to indemnify a Holder-Related Party for any such special, indirect, consequential or punitive damages included in any third-party claim for which such Holder-Related Party is entitled to indemnification pursuant to this Section 11.03. The Note Parties agree, to the extent permitted by applicable law, to not assert any claims against any Holder-Related Party with respect to any of the foregoing.
(2)To the extent permissible under applicable Governmental Requirement, neither the Agent, any Note Party or any Subsidiary shall have any liability for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the Transactions, any documentation related to any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses in each case subject to the indemnification provisions of this Section 11.03; it being agreed that this sentence shall not limit the obligations of the Note Parties under

Exhibit 4.1
Section 11.03(a). The waivers set forth in this Section 11.03(b) shall survive the Payment in Full and the termination of this Agreement.
(iii)Each Note Party hereby acknowledges and agrees that an Indemnitee may now or in the future have certain rights to indemnification provided by other sources (“Other Sources”). Each Note Party hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Other Sources to provide indemnification for the same Indemnified Liabilities are secondary to any such obligation of the Note Party), (ii) it shall be liable for the full amount of all Indemnified Liabilities, without regard to any rights the Indemnitees may have against the Other Sources, and (iii) it irrevocably waives, relinquishes and releases the Other Sources and the Indemnitees from any and all claims (A) against the Other Sources for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (B) that an Indemnitee must seek expense advancement or reimbursement, or indemnification, from the Other Sources before the Note Party must perform its obligations hereunder. No advancement or payment by the Other Sources on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from a Note Party shall affect the foregoing. The Other Sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which the Indemnitee would have had against a Note Party if the Other Sources had not advanced or paid any amount to or on behalf of the Indemnitee.
(iv)No Note Party shall, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld, delayed or conditioned), effect any compromise or settlement of any pending or threatened action or proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such action or proceeding and (ii) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnitee or any injunctive relief or other non-monetary remedy. The applicable Note Party shall acknowledge that any failure to comply with its obligations under the preceding sentence may cause irreparable harm to the applicable Indemnitee.
Section 1.0dSet Off. In addition to any rights now or hereafter granted under applicable law or Governmental Requirement and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Holder and its/their respective Affiliates is hereby authorized by each Note Party at any time or from time to time subject to the consent of the Agent (such consent to be given or withheld at the written direction of the Requisite Holders), without notice to any Note Party or to any other Person (other than the Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Holder to or for the credit or the account of any Note Party (in whatever currency) against and on account of the obligations and liabilities of any Note Party to such Holder hereunder, and under the other Note Documents, including all claims of any nature or description arising out of or connected hereto or any other Note Document, irrespective of whether or not (a) such Holder shall have made any demand hereunder, (b) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such obligation or liability is owed to a branch or office of such Holder different from the branch or office holding such deposit or obligation or such Indebtedness.
Section 1.0eAmendments and Waivers.
(i)Requisite Holders’ Consent. Subject to Section 11.05(b), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Issuer, the Agent, and the Requisite Holders or (ii) in the case of any other Note Document (other than the Agent Fee Letter and the Fee Letter), the Note Parties party thereto and (A) the Agent with the consent of the Requisite Holders or (B) the Requisite Holders.

Exhibit 4.1
(ii)Affected Holders’ Consent. Without the written consent of each Holder that would be directly and adversely affected thereby, no amendment, modification or consent shall be effective if the effect thereof would:
(1)reduce the principal of the Notes or waive or postpone scheduled final maturity of the Notes or waive, postpone or reduce any fixed and scheduled repayment of the Notes (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Notes shall not constitute a postponement of any date scheduled for the payment of principal or interest);
(2)(A) reduce the rate of interest on any Note of, or the amounts of fees payable to, such Holder, (B) extend the time for payment of any such interest or fees to such Holder or (C) waive any interest or fee payable hereunder to such Holder (provided that the application of the Default Rate pursuant to Section 2.06(c) may be reduced, extended or waived by the Requisite Holders);
(3)extend or increase the Commitment of such Holder (it being understood that a waiver of any condition precedent or of any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Holder);
(4)release all the Guarantors from the Guaranty or substantially all the value with respect thereto;
(5)amend, modify, terminate or waive any provision of Section 2.10(f), Section 2.10(g), Section 2.11, Section 8.03, or this Section 11.05 (other than Section 11.05(b)); or
(6)amend the definition of “Requisite Holders” or “Pro Rata Share”.
(iii)Other Consents. No amendment, modification, termination, or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to the Agent or any Indemnitee Agent Party, or any other provision hereof as the same applies to the rights or obligations of the Agent, in each case without the consent of the Agent. Without limiting the foregoing, the Agent shall not be bound to follow or agree to any amendment or supplement to this Agreement that would increase or materially change or affect the duties, obligations or liabilities of the Agent, or reduce, eliminate, limit or otherwise change any right, privilege or protection of the Agent, or would otherwise change any right, privilege or protection of the Agent, or would otherwise materially and adversely affect the Agent, in each case in its reasonable judgment, without such party’s express written consent.
(iv)Execution of Amendments, etc. The Agent shall, at the direction of the applicable Holders, execute amendments, modifications, waivers or consents on behalf of such Holders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.05(d) shall be binding upon each Holder at the time outstanding, each future Holder and, if signed by a Note Party, on such Note Party. The Agent will deliver executed or true and correct copies of each amendment, modification, waiver, or consent effected pursuant to this Section 11.05 to each Holder promptly following the date on which it is executed and delivered, or receives the consent or approval of the requisite percentage of Holders applicable thereto.
(v)Note Parties and Affiliates. No Note Party will, and the Issuer will not permit any of its Subsidiaries, any of the Note Parties or any of their respective controlled Affiliates, to, and none of its Affiliates shall, directly or indirectly, offer to purchase, prepay, Redeem or otherwise acquire any outstanding Notes, except as otherwise expressly permitted under this Agreement.
(vi)Amendment Consideration. None of the Issuer or any of its controlled Affiliates or any other party to any Note Documents, and none of the Issuer’s Affiliates shall directly or indirectly, pay or

Exhibit 4.1
provide or cause to be paid or provided any consent consideration, or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Note Documents unless each Holder of the Notes (irrespective of the kind and amount of Notes then owned by it) shall be informed thereof by the Issuer and, if such Holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by the Issuer and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and, to the extent such amendment or waiver is consented to by such Holder, shall be paid or provided such consideration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 11.05(f) is intended to restrict or limit the amendment requirements otherwise set forth herein.
(vii)Consent in Contemplation of Transfer. Any consent given pursuant to this Section 11.05 or any other Note Document by a Holder that has transferred or has agreed to transfer its Note to any Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Parent, the Issuer, any Note Party and/or any of their Affiliates, shall be void and of no force or effect except solely as to such Holder, and any amendments, modifications or terminations effected or waivers or consents granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Holders that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Holder.
Section 1.0fSuccessors and Assigns; Assignments.
(i)Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Holders. No Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any such Person without the prior written consent of all Holders (and any attempted assignment or transfer by any such Person without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agent and Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(ii)Assignments. Any Holder may at any time sell, assign or otherwise transfer to one or more assignees (other than Disqualified Holders) any Notes and all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Notes held by it) with the prior written consent of the Issuer (such consent not to be unreasonably withheld, conditioned or delayed and consent shall be deemed given within ten (10) Business Days after the delivery of a notice to the Issuer, unless the Issuer rejects such consent request during such ten (10) Business Day period), provided that no consent of the Issuer shall be required if such assignment is to an existing Holder, any Subsidiary or Affiliate of a Holder, an Approved Fund or, if any Payment or Bankruptcy Event of Default has occurred and is continuing, any other assignee (other than a Disqualified Holder).
(iii)Mechanics. The assigning Holder and the assignee thereof shall execute and deliver to the Agent an Assignment Agreement, confirm to the Issuer in writing its deemed elections with respect to Section 6.01(n) pursuant to Section 11.17, and pay a processing and recordation fee of three thousand five hundred Dollars ($3,500) (other than in the case of an assignment from a Holder to its Affiliate or a Related Fund) (provided that the Agent may, in its discretion, elect to waive such processing and recordation fee in the case of any assignment), all “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, documents as reasonably requested by the Agent, together with such forms, certificates or other evidence, if any, with respect to United States federal Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Agent and Issuer pursuant to Sections 2.13(e) and 2.13(f).
(iv)Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, the processing and recordation fee of three thousand five hundred Dollars ($3,500) (which, for the avoidance of doubt, is not required in the case of an assignment from a Holder to

Exhibit 4.1
its Affiliate or to a Related Fund or to the extent waived by the Agent), any “know your customer” documents reasonably requested by the Agent, and any other forms, certificates or other evidence required by this Agreement in connection therewith, the Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Issuer and shall maintain a copy of such Assignment Agreement. The Agent is not, and shall not be deemed to be, acting hereunder or under any other Note Documents, as transfer agent or registrar within the meaning of Article 8 of the UCC or Section 17A(c) of the Exchange Act.
(v)Representations and Warranties of Assignee. Each Holder upon executing and delivering an Assignment Agreement, represents and warrants as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in notes; and (ii) it will make or invest in, as the case may be, its Notes for its own account in the ordinary course of its business and without a view to distribution of such Notes within the meaning of the Securities Act or the Exchange Act or other applicable securities laws (it being understood that, subject to the provisions of this Section 11.06(e), the disposition of Notes or any interests therein shall at all times remain within its exclusive control). In addition, each Holder becoming party hereto after the Closing Date, upon executing and delivering an Assignment Agreement, shall be deemed to have made the representations and warranties contained in Article V as of the applicable Effective Date (as defined in the applicable Assignment Agreement).
(vi)Effect of Assignment. Subject to the terms and conditions of this Section 11.06(f), as of the “Effective Date” specified in the applicable Assignment Agreement and recordation in the Register: (i) the assignee thereunder shall have the rights and obligations of a “Holder” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Holder” for all purposes hereof; (ii) the assigning Holder thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 11.07) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Holder’s rights and obligations hereunder, such Holder shall cease to be a party hereto; provided that such assigning Holder shall continue to be entitled to the benefit of all indemnities and expense reimbursement rights hereunder as specified herein with respect to matters arising prior to such assignment); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Holder shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to the Agent for cancellation, and thereupon the Issuer shall issue and deliver a new Note, if so requested by the assignee and/or assigning Holder, to such assignee and/or to such assigning Holder, with appropriate insertions, to reflect the outstanding principal balance under the Notes of the assignee and/or the assigning Holder. Notes shall not be transferred in denominations of less than one million Dollars ($1,000,000) (unless transferred by any Holder to an Affiliate and/or a Related Fund of such Holder), provided, that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, a Note may be in a denomination of less than one million Dollars ($1,000,000); provided further, that transfers by a Holder, its Affiliates and its Related Funds shall be aggregated for purposes of determining whether or not such one million Dollar ($1,000,000) threshold has been reached.
(vii)Participations. Each Holder shall have the right at any time to sell one or more participations to any Person (other than a natural Person, any Disqualified Holder, any Note Party or any of their respective Affiliates) (each, a “Participant”) in all or any part of such Holder’s rights and/or obligations under this Agreement (including all or a portion of its Notes or any other Obligation); provided that (i) such Holder’s obligations under this Agreement shall remain unchanged, (ii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Issuer, the Agent, and the Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.05(b) that affects such Participant. The Issuer agrees that each Participant

Exhibit 4.1
shall be entitled to the benefits of Sections 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements and limitations under Section 2.13(e) and Section 2.13(f)) (it being understood that the documentation required under Section 2.13(e) and Section 2.13(f) shall be delivered by the Participant to the applicable Holder) to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to paragraph (c) of this Section 11.06; provided that such Participant shall not be entitled to receive any greater payment under Section 2.13 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant, unless such greater payment results from a change in a Governmental Requirement that occurs after the Participant acquired the applicable participation, or is made with the Issuer’s prior written consent. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 11.04 as though it were a Holder; provided that such Participant agrees to be subject to Section 2.11 as though it were a Holder. Each Holder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other Obligations under the Note Documents (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register, and the Agent shall be entitled to treat the Holder, and not any Participant, as the Holder all purposes hereunder.
(viii)Disqualified Holders List. The list of Disqualified Holders shall be made available to any Holder upon request to the Agent.
Section 1.0gSurvival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Note Purchase. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.13, 11.02, and 11.03 and the agreements of Holders set forth in Sections 2.11, 2.13, 9.03(b) and 9.05 shall survive the payment of the Notes, the termination hereof and the resignation or removal of the Agent.
Section 1.0hNo Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Holder in the exercise of any power, right or privilege (including with respect to any financial covenant calculation or evaluation of the calculation or components thereof) hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein (including with respect to any future covenant calculation or evaluation of the calculation or components thereof), nor shall any single or partial exercise of any such power, right or privilege preclude further or future exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Agent and each Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right or privilege, power or remedy hereunder (including with respect to any financial covenant calculation or evaluation of the calculation or components thereof) shall not impair any such right or privilege, power or remedy or be construed to be a waiver thereof, nor shall it preclude other, further or future exercise of any such right or privilege, power or remedy.
Section 1.0iMarshalling; Payments Set Aside. Neither the Agent nor any Holder shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to the Agent or the Holders (or to the Agent, on behalf of the Holders), or the Agent or the Holders exercise their rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to

Exhibit 4.1
be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
j.Severability. In case any provision in or obligation hereunder or any Note or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
k.Obligations Several; Independent Nature of Holders’ Rights. The obligations of the Holders hereunder are several and no Holder shall be responsible for the obligations or Commitment of any other Holder hereunder. Nothing contained herein or in any other Note Document, and no action taken by the Holders pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be a separate and independent debt, and, subject to Section 9.07, each Holder shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.
l.Tax Treatment. The Issuer, the Agent and each Holder intend that the Notes shall be treated as indebtedness for Tax purposes and agree to report the Notes as indebtedness on all Tax returns.
m.Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
n.APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.
o.CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.01 AND THAT SUCH SERVICE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (D) AGREES THAT THE AGENT AND THE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
p.WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE HOLDER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL

Exhibit 4.1
INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.16 AND EXECUTED BY EACH OF THE PARTIES HERETO THAT IS PARTY TO SUCH JUDICIAL PROCEEDING), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
q.Confidentiality. Each Recipient (as defined below) shall maintain the confidentiality of all information furnished from time to time (either before, on or after the date hereof) by or on behalf of the Issuer or any other Note Party to the Agent or a Holder or any of their respective representatives or advisors (each a “Recipient” and such information, the “Confidential Information”); provided, however, that a Recipient may disclose such information (a) to its Affiliates, partners, prospective partners, members and prospective members and its and their respective directors, managers, officers, employees, attorneys, accountants, advisors, auditors, consultants, agents or representatives, in each case, with a need to know such Confidential Information (collectively “Permitted Recipients”); (b) to any potential assignee, participant, pledgee or transferee of any of its rights or obligations hereunder (including, without limitation, in connection with a sale or participation of any or all of the Notes) or any of their related parties, agents and advisors, other than, in each case, a Person who at the time of such disclosure is a Disqualified Holder (provided that such potential assignee, participant or transferee agrees to be bound by provisions that are substantially similar to the restrictions set forth in this Section 11.17); (c) if such information (i) becomes publicly available other than as a result of a breach of this Section 11.17, (ii) becomes available to a Recipient or any of its Permitted Recipients on a non-confidential basis from a source other than the Note Parties or (iii) is independently developed by the Recipient or any of its Permitted Recipients without the use of or reliance on such information; (d) to enable it to enforce or otherwise exercise any of its rights and remedies under any Note Document; or (e) as consented to in writing by the Issuer. Notwithstanding anything to the contrary set forth in this Section 11.17 or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise) to disclose any Confidential Information. In addition, the Recipient and its Permitted Recipients may disclose Confidential Information if so requested by a governmental, self-regulatory or supervisory authority or examiner (including the National Association of Insurance Commissioners). Each Note Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 11.17, the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Note Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Holders’ or their Affiliates’ ability to make such investments or engage in such businesses. Notwithstanding any other provision of this Section 11.17, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the Transactions contemplated by this Agreement and the other Note Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law. The Issuer understands and acknowledges that in the regular course of a Holder’s business, such Holder may invest in companies that have issued securities that are publicly traded (each, a “Public Company”). Accordingly, the Issuer covenants and agrees that before providing material non-

Exhibit 4.1
public information about a Public Company (“Public Company Information”), the Issuer will provide prior written notice to the applicable compliance personnel indicated in Schedule 11.17 (it is understood and agreed that (x) for EOC and any Holders that are Affiliates of EOC and (y) any other Holder such notice shall be deemed to have been given to such Person in connection with any consultation contemplated by Section 6.01(n) until EOC, in the case of clause (x), or such other Holder, in the case of clause (y), provides written notice to the Issuer to the contrary). The Issuer shall not disclose Public Company Information to such Holder without written authorization from such compliance personnel (it is understood and agreed that for (x) EOC and any Holders that are Affiliates of EOC and (y) any other Holder such written authorization shall be deemed to have been given by such compliance personnel in connection with any consultation contemplated by Section 6.01(n) until EOC, in the case of clause (x), or such other Holder, in the case of clause (y), provides written notice to the Issuer to the contrary). Any Holder and Holder-Related Party may disclose the existence of this Agreement, the Transactions and the form of the financing, and place customary advertisements in financial and other news sources or on a home page or similar place and circulate similar promotional materials, in each case, after the effectiveness of this Agreement, including in the form of a “tombstone”, which may include the size of the deal, the form of the financing, the Issuer’s name, logo and a link to the Issuer’s or an Affiliate’s website.
r.Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes purchased hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes purchased hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Issuer shall pay to the Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Holders and the Issuer to conform strictly to any applicable usury laws. Accordingly, if any Holder contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Holder’s option be applied to the outstanding amount of the Notes purchased hereunder or be refunded to the Issuer. In determining whether the interest contracted for, charged, or received by the Agent or a Holder exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
s.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
t.USA PATRIOT Act. Each Holder and the Agent (for itself and not on behalf of any Holder) hereby notifies each Note Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Note Party, which information includes the name and address of such Note Party and other information that will allow such Holder or the Agent, as applicable, to identify such Note Party in accordance with the USA PATRIOT Act.
u.Disclosure. Each Note Party and each Holder hereby acknowledges and agrees that the Agent, the Holders and/or their Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Note Parties and their respective Affiliates, including the ownership, purchase and sale of Capital Stock in any Note Party and their respective Affiliates and each Holder hereby expressly consents to such relationships.

Exhibit 4.1
v.Advertising and Publicity. No Note Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by the Holders pursuant to this Agreement and the other Note Documents without the prior written consent of the Requisite Holders (which consent shall not be unreasonably withheld, conditioned or delayed). Nothing in the foregoing shall be construed to prohibit any Note Party from making any submission or filing which it is required to make by applicable Governmental Requirement (including securities laws, rules and regulations), stock exchange rules or pursuant to judicial process (including to enable it to enforce its rights hereunder); provided that, such filing or submission shall contain only such information as is necessary to comply with such applicable Governmental Requirement, rule or judicial process; provided that the foregoing shall not apply to periodic and other reports, proxy statements and other materials filed by the Parent or the other Note Parties with the SEC.
w.Acknowledgments and Admissions. Each of the Parent and the Issuer hereby acknowledges and admits that:
(i)it has been advised by counsel in the negotiation, execution and delivery of the Note Documents;
(ii)it has made an independent decision to enter into this Agreement and the other Note Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by the Agent or any Holder, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Note Document delivered on or after the date hereof;
(iii)there are no representations, warranties, covenants, undertakings or agreements by the Agent or any Holder as to the Note Documents except as expressly set out in this Agreement and the other Note Documents;
(iv)none of the Agent or any Holder has any fiduciary obligation toward it with respect to any Note Document or the Transactions contemplated thereby;
(v)no partnership or joint venture exists with respect to the Note Documents between any Note Party, on the one hand, and the Agent or any Holder, on the other;
(vi)the Agent is not any Note Party’s agent except as otherwise provided herein in Section 2.05;
(vii)Simpson Thacher & Bartlett LLP is not counsel for any Note Party;
(viii)should an Event of Default or Default occur or exist, each Holder will determine in its discretion and for its own reasons what remedies and actions it will or will not direct the Agent to exercise or take at that time;
(ix)without limiting any of the foregoing, no Note Party is relying upon any representation or covenant by the Agent or any Holder, or any representative thereof, and no such representation or covenant has been made, that any of the Agent or any Holder will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Note Documents with respect to any such Event of Default or Default or any other provision of the Note Documents;
(x)the Agent and the Holders have all relied upon the truthfulness of the acknowledgments in this Section 11.23 in deciding to execute and deliver this Agreement and to become obligated hereunder; and

Exhibit 4.1
(xi)each Note Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
x.Third Party Beneficiaries. There are no third party beneficiaries to this Agreement other than Participants to the extent set forth in Section 11.06(g) and, to extent set forth herein, the Indemnitees.
y.Entire Agreement. This Agreement and the other Note Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
z.Transferability of Securities; Restrictive Legend. Each note, certificate or other instrument evidencing the Notes issued by Issuer shall be stamped or otherwise imprinted with a legend in substantially the following forms:
“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”
Notwithstanding the foregoing, the restrictive legend set forth above shall not be required after the date on which the securities evidenced by such note, certificate or other instrument bearing such restrictive legend no longer constitute “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), and upon the request of the Holder of such Notes, the Issuer, without expense to such Holder, shall issue a new note, certificate or other instrument as applicable not bearing the restrictive legend otherwise required to be borne thereby. The Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on assignment imposed under this Agreement or under applicable law with respect to any assignment of any interest in any Note and the Agent shall have no duty or responsibility to determine whether and when the restricted legend may be removed from the Notes.
aa.Legend. Each note, certificate or other instrument evidencing the Notes issued by the Issuer shall be stamped or otherwise imprinted with a legend in substantially the following form:
THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN SECTION 1273(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND U.S. TREASURY REGULATION SECTION 1.1273-1 PROMULGATED THEREUNDER). THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY OF THE NOTES MAY BE OBTAINED BY WRITING TO THE ISSUER.
ab.Replacement of Notes. Upon receipt by the Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, another Holder with a minimum net worth of at least ten million Dollars ($10,000,000), such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
ac.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Note Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

Exhibit 4.1
(i)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(ii)the effects of any Bail-In Action on any such liability, including, if applicable:
(1)a reduction in full or in part or cancellation of any such liability;
(2)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or
(3)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
ad.Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
[Signature Pages Follow.]

Exhibit 4.1
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ISSUER:	RILEY EXPLORATION - PERMIAN, LLC

	By:	/s/Philip Riley
Name: Philip Riley
Title: Chief Financial Officer

PARENT:	RILEY EXPLORATION PERMIAN, INC.

	By:	/s/Philip Riley
Name: Philip Riley
Title: Chief Financial Officer

GUARANTOR:	RILEY PERMIAN OPERATING COMPANY, LLC

	By:	/s/Philip Riley
Name: Philip Riley
Title: Chief Financial Officer

Exhibit B

Exhibit 4.1

AGENT:	U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, as Agent

	By:	/s/ Prital K. Patel
Name: Prital K. Patel
Title: Vice President

[Riley – Signature Page to Note Purchase Agreement]

Exhibit 4.1

HOLDERS:	EOC PARTNERS FUND – C L.P.

	By:	/s/ Richard Punches
Name: Richard Punches
Title: Managing Director

EOC PARTNERS CO-INVEST FUND – V LP

	By:	/s/ Richard Punches
Name: Richard Punches
Title: Managing Director

[Riley – Signature Page to Note Purchase Agreement]

Exhibit 4.1
EXHIBIT B

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (AS DEFINED IN SECTION 1273(a) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND U.S. TREASURY REGULATION SECTION 1.1273-1 PROMULGATED THEREUNDER). THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY OF THE NOTES MAY BE OBTAINED BY WRITING TO THE ISSUER AT:

ATTENTION: Philip Riley, Chief Financial Officer
TELEPHONE: +1 (405) 415-8699
EMAIL: philip@rileypermian.com

No. [ ]
$[ ]

, 20

FOR VALUE RECEIVED, the undersigned, Riley Exploration – Permian, LLC, a Delaware limited liability company (the “Issuer”), hereby promises to pay to [ ] (the “Holder”) or its registered assigns, at the office of U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as agent (in such capacity, the “Agent”) as set forth in the Note Purchase Agreement (as hereinafter defined), the principal sum of [ ] Dollars ($[ ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Notes purchased by the Holder from the Issuer under the Note Purchase Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Note Purchase Agreement, dated as of April 3, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among Riley Exploration Permian, Inc., the Issuer, each of the Subsidiaries of the Issuer party thereto as Guarantors, the Agent, and the holders party thereto (including the Holder) from time to time, and to pay interest on the unpaid principal amount of this Note, at such office, in like money and funds, for the period commencing on the date of the purchase of this Note until this Note shall be paid in full, at the rates per annum and on the dates provided in the Note Purchase Agreement.

The date and amount of this Note, and each payment made on account of the principal thereof, shall be recorded by the Holder on its books and, prior to any transfer of this Note, may be recorded by the Holder on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Holder. Failure to make any such notation or to attach a schedule shall not affect the Holder’s or
Exhibit B

Exhibit 4.1
the Issuer’s rights or obligations in respect of this Note or affect the validity of such transfer by the Holder of this Note. In the event of any inconsistency between the Register and the Holder’s records, the recordations in the Register shall govern.

This Note is one of the Notes referred to in the Note Purchase Agreement. Capitalized terms used in this Note have the respective meanings assigned to them in the Note Purchase Agreement.

This Note is issued pursuant to the Note Purchase Agreement and is entitled to the benefits provided for in the Note Purchase Agreement and the other Note Documents. The Note Purchase Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of this Note upon the terms and conditions specified therein and other provisions relevant to this Note.

The ownership of an interest in this Note shall be registered in the Register. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is made in accordance with the terms and conditions of the Note Purchase Agreement, is registered in the Register and the transferee is identified as the owner of an interest in the obligation. The Issuer or its agent shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

[Signature page follows.]
Exhibit B

Exhibit 4.1
THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE ISSUER AND THE HOLDER OF THIS NOTE SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

RILEY EXPLORATION – PERMIAN, LLC

By:
Name:
Title:

[Signature Page to Note]